UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Commercial Capital Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 26, 2006

Dear Stockholder:

A special meeting of stockholders of Commercial Capital Bancorp, Inc., or Commercial Capital, has been scheduled for July 25, 2006, at 9:00 a.m., Pacific Daylight Time, at the Irvine/Orange County Airport Hilton, located at 18800 MacArthur Boulevard, Irvine, California 92612. At the special meeting, we will ask you to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 23, 2006, among Washington Mutual, Inc., or Washington Mutual, Bruin Acquisition Inc., or Acquisition Corp., a wholly-owned indirect subsidiary of Washington Mutual, and our company, which provides for the acquisition of our company by Washington Mutual through the merger of Acquisition Corp. and our company, hereinafter referred to as the merger. If the merger agreement is approved and the merger is completed, you will receive $16.00 in cash, without interest and less applicable withholding taxes, or the merger consideration, for each share of our common stock that you own. The $16.00 cash per share merger consideration represents a premium of approximately 13.1% to the closing price of our common stock on April 21, 2006, the last trading day before the public announcement of the signing of the merger agreement.

Our board of directors has unanimously adopted resolutions (i) approving the merger agreement; (ii) determining that the merger agreement and the terms and conditions of the merger are fair to, advisable and in the best interests of our company and our stockholders; and (iii) directing that the merger and merger agreement be submitted for approval and adoption at a special meeting of our stockholders. In reaching this determination, our board of directors considered a variety of factors which are discussed in the attached proxy statement. Our board of directors unanimously recommends that all of our stockholders vote FOR the approval and adoption of the merger agreement.

The merger cannot be completed unless our stockholders who hold a majority of the outstanding shares of our common stock entitled to vote at the special meeting of stockholders vote to approve and adopt the merger agreement.

The accompanying Notice of Special Meeting of Stockholders and proxy statement explain the merger agreement and the merger and provide specific information concerning the special meeting. Please read these materials, along with the annexes attached to the proxy statement, carefully.

Your vote is very important, regardless of the number of shares you own. To be certain that your shares are voted at the special meeting, please mark, sign, date and return promptly the enclosed proxy card or authorize the individuals named on the proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the proxy card, whether or not you plan to attend the special meeting in person. If you do not return your proxy card or authorize a proxy to vote on your behalf by telephone or Internet, abstain or do not instruct your broker or other nominee how to vote your shares, it will have the same effect as voting against the proposal to approve and adopt the merger agreement.

OUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTEREST OF COMMERCIAL CAPITAL BANCORP, INC. AND OUR STOCKHOLDERS. ACCORDINGLY, OUR BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Please do not send your stock certificates to us at this time.

On behalf of our board of directors, I thank you in advance for your participation in this matter.

Sincerely,

Stephen H. Gordon

Chairman and Chief Executive Officer

This proxy statement is first being mailed to our stockholders on or about June 26, 2006.

COMMERCIAL CAPITAL BANCORP, INC.

8105 Irvine Center Drive, 15th Floor

Irvine, California 92618

(949) 585-7500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 25, 2006

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Commercial Capital Bancorp, Inc., will be held at the Irvine/Orange County Airport Hilton, located at 18800 MacArthur Boulevard, Irvine, California 92612, on July 25, 2006 at 9:00 a.m., Pacific Daylight Time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

(1)	to consider and vote upon a proposal to approve and adopt the agreement and plan of merger, dated as of April 23, 2006, among Washington Mutual, Inc., Bruin Acquisition Inc. and Commercial Capital Bancorp, Inc., as described in the attached document; and

(2)	to consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement.

Our board of directors unanimously recommends that all of our stockholders vote FOR the approval and adoption of the merger agreement.

The board of directors has fixed June 15, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Only those stockholders of record as of the close of business on that date will be entitled to notice of and to vote at the special meeting. At the close of business on the record date, we had outstanding and entitled to vote 60,178,523 shares of common stock. Please note that under applicable law, holders of our common stock are not entitled to dissenters’ rights in connection with the merger.

By Order of the Board of Directors,

Richard A. Sanchez Secretary

Irvine, California

June 26, 2006

YOUR VOTE IS VERY IMPORTANT. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF OUR COMMON STOCK IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT. EVEN IF YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED OR AUTHORIZE THE INDIVIDUALS NAMED ON THE PROXY CARD TO VOTE YOUR SHARES BY CALLING THE TOLL-FREE TELEPHONE NUMBER OR BY USING THE INTERNET AS DESCRIBED IN THE INSTRUCTIONS INCLUDED WITH THE PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE IN PERSON AT THE SPECIAL MEETING. FAILURE TO VOTE YOUR SHARES BY MAIL, TELEPHONE, INTERNET OR IN PERSON AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

COMMERCIAL CAPITAL BANCORP, INC.

PROXY STATEMENT

i

Annex A	Agreement and Plan of Merger, dated as of April 23, 2006, among Washington Mutual, Inc., Bruin Acquisition, Inc. and Commercial Capital Bancorp, Inc.

Annex B	Opinion of Credit Suisse Securities (USA) LLC

Annex C	Opinion of Sandler O’Neill + Partners, L.P.

ii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated herein by reference contain forward-looking statements by us within the meaning of Sections 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are based on our current expectations, assumptions, estimates and projections about our company and our industry. These forward-looking statements include our statements concerning whether and when the proposed merger with Washington Mutual will close, whether conditions to the proposed merger will be satisfied, the effect of the proposed merger on our business and operating results. In addition, any of the words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “projects,” “predicts” and similar expressions indicate forward-looking statements. These forward-looking statements are based upon our current expectations and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements due to, among others:

•	the failure of the merger to be completed or difficulties in obtaining stockholder or regulatory approval of the merger;

•	diversion of management time on merger-related issues;

•	increases in competitive pressures among financial institutions;

•	changes in the interest rate environment;

•	changes in deposit flows, loan demand or real estate values;

•	changes in general economic conditions or changes in the banking industry;

•	legislative or regulatory changes; and

•	failure by us to satisfy the other conditions to the merger.

The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Except to the extent required by applicable law or regulation, we undertake no duty to any person to update the statements made in this proxy statement under any circumstances. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see our reports that have been filed with the Securities and Exchange Commission, or SEC, under “Where You Can Find More Information.”

QUESTIONS AND ANSWERS

ABOUT THE MERGER

Q:	What effect will the merger have on us?

A:	If the merger is completed, 100% of our common stock will be owned by Washington Mutual and our common stock will no longer be publicly traded.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $16.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock you own at the effective time of the merger. For example, if you own 100 shares of our common stock, you will receive $1,600.00 in cash, less any applicable withholding taxes, in exchange for those shares.

Q:	Who will own us after the merger?

A:	If the merger is completed, we will be wholly owned by a subsidiary of Washington Mutual.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then sign, date and mail your proxy card in the enclosed prepaid return envelope or authorize the individuals named on the proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the proxy card as soon as possible. This will enable your shares to be represented and voted at the special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy card will be counted as a vote in favor of the proposal to approve and adopt the merger agreement.

Q:	What happens if I do not return a proxy card?

A:	If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, the failure to return your proxy card will have the same effect as voting against the proposal to approve and adopt the merger agreement.

Q:	What vote is needed to approve and adopt the merger agreement?

A:	The affirmative vote of a majority of the outstanding shares of our common stock is required to approve and adopt the merger agreement. Each holder of our common stock is entitled to one vote per share. Proxies returned to us if properly signed and dated but not marked to indicate your voting preference will be counted as votes FOR approval and adoption of the merger agreement.

Q:	If my shares are held in street name by my broker or bank, will my broker or bank automatically vote my shares for me?

A:	No. Your broker, bank or other nominee will not be able to vote shares held by it in “street name” on your behalf without instructions from you. You should instruct your broker, bank or other nominee to vote your shares, following the directions your broker, bank or other nominee provides.

Q:	What if I fail to instruct my broker?

A:	Failure to vote, including the failure to give your broker instructions, will have the same effect as voting against the approval and adoption of the merger agreement.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. All of our stockholders are invited to attend the special meeting. Our stockholders of record on June 15, 2006 can vote in person at the special meeting. If your shares are held in street name, then you are not the stockholder of record and you must ask your broker, bank or other nominee how you can vote at the special meeting.

Q:	Do I need to attend the special meeting in person in order to vote?

A:	No. You do not have to attend the special meeting in order to vote your shares of our common stock. Your shares can be voted at the special meeting without attending by mailing your completed, dated and signed proxy card in the enclosed return envelope or by authorizing the individuals named on the proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the proxy card.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card, and any earlier dated proxies will be revoked automatically. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your broker, bank or other nominee to change your vote.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $16.00 in cash, without interest and less applicable withholding taxes, for each share of our common stock that you own at the effective time of the merger.

Q:	Will the merger be a taxable transaction for me?

A:	If you are a U.S. taxpayer, your receipt of cash in the merger will be treated as a taxable sale of your Commercial Capital common stock for United States federal income tax purposes. In general, you will recognize gain or loss equal to the difference between (i) the amount of cash you receive in the merger in exchange for your shares of our common stock and (ii) the adjusted tax basis of your shares of our common stock. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q:	Will I have dissenters’ rights in connection with the merger?

A:	No. Holders of our common stock do not have rights under Nevada law, which is the jurisdiction of our incorporation, to dissent from the merger and obtain the fair value of their shares.

Q:	When do you expect to complete the merger?

A:	We are working toward completing the merger as quickly as possible. We hope to complete the merger as soon as possible following the special meeting, and the receipt of all required regulatory approvals. Although we cannot assure you when or if the merger will occur, we are working toward a closing in the late third quarter or early fourth quarter of 2006. In addition to stockholder and regulatory approval, the other closing conditions contained in the merger agreement must be satisfied or waived. Either we or Washington Mutual may terminate the merger agreement if the merger has failed to occur by December 31, 2006 and the terminating party has not caused that failure by its breach of the merger agreement.

Q:	What if the proposed merger is not completed?

A:	If the merger is not completed, we will continue our current operations and will remain a publicly held company.

Q:	Whom should I call with questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact our proxy solicitor, Georgeson Shareholder Communications Inc., toll free at (866) 316-2778.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement and the other documents to which we have referred you. See “Where You Can Find More Information” beginning on page 51. Page references are included in this summary to direct you to a more complete description of the topics.

Throughout this document, “Washington Mutual” refers to Washington Mutual, Inc., “Washington Mutual Bank” refers to Washington Mutual Bank, a federally chartered savings bank and wholly-owned subsidiary of Washington Mutual, “Acquisition Corp.” refers to Bruin Acquisition, Inc., a Delaware corporation and a wholly owned indirect subsidiary of Washington Mutual, references to “we”, “us”, “our” or “Commercial Capital” refers to Commercial Capital Bancorp, Inc., and references to “Commercial Capital Bank” refer to Commercial Capital Bank, FSB, our banking subsidiary. Also, we refer to our merger with Acquisition Corp. as the “merger,” the proposed merger of Commercial Capital Bank and Washington Mutual Bank as the bank merger, the agreement and plan of merger, dated as of April 23, 2006, among Washington Mutual, Acquisition Corp. and Commercial Capital as the “merger agreement” and the form of merger agreement between Commercial Capital Bank and Washington Mutual Bank to be entered into in accordance with the merger agreement as the “bank merger agreement.”

Parties to the Proposed Merger (Page 15)

Commercial Capital. We are a diversified financial services holding company incorporated under the laws of the State of Nevada in 1999 and the parent company of Commercial Capital Bank, a federally chartered savings bank, which conducts banking operations through 24 branch offices and 10 lending offices located in both Southern and Northern California. Our other principal subsidiaries include TIMCOR Exchange Corporation, or TIMCOR, North American Exchange Company, or NAEC, and Lawyers Asset Management, Inc., or LAMI, each “qualified intermediaries” that facilitate tax deferred real estate exchanges pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, or the Code. We have total consolidated assets of approximately $5.7 billion, total consolidated deposits of approximately $2.5 billion and total consolidated stockholders’ equity of approximately $755.1 million at March 31, 2006. Commercial Capital’s principal executive offices are located at 8105 Irvine Center Drive, 15th Floor, Irvine, California 92618 and its telephone number is (949) 585-7500.

Washington Mutual. With a history dating back to 1889, Washington Mutual is one of the nation’s leading consumer and small business banks. At March 31, 2006, Washington Mutual and its subsidiaries had reported total assets of approximately $348.7 billion, total consolidated deposits of approximately $200.0 billion and total consolidated stockholders’ equity of approximately $26.2 billion. Washington Mutual currently operates more than 2,600 retail banking, mortgage lending, commercial banking and financial services offices throughout the United States. The address of Washington Mutual’s principal executive offices is 1201 Third Avenue, Seattle, Washington 98101, and its telephone number is (206) 461-2000.

Structure of the Merger (Page 27)

A copy of the merger agreement is attached to this proxy statement as Annex A. Please read the entire merger agreement. It is the legal document that governs the merger. We are proposing a merger whereby our company will become a wholly owned subsidiary of Washington Mutual. If the merger agreement is approved, Acquisition Corp., a newly formed merger subsidiary of Washington Mutual, will merge with and into Commercial Capital, with Commercial Capital as the surviving entity. In addition, as soon as practicable after the merger between Acquisition Corp. and Commercial Capital (or at such later date as Washington Mutual shall specify), Commercial Capital Bank shall be merged with and into Washington Mutual Bank, with Washington Mutual Bank as the surviving entity. We expect to complete the merger in the late third quarter or early fourth quarter of 2006.

Commercial Capital Stockholders Will Receive $16.00 for each Share of Commercial Capital Common Stock Owned Pursuant to the Merger (Page 27)

If the merger of Acquisition Corp. with and into Commercial Capital is completed, each outstanding share of our common stock will be converted into the right to receive $16.00 in cash, without interest and less any applicable withholding tax.

Procedures for the Exchange of Commercial Capital Common Stock Certificates (Page 27)

Our stockholders will need to surrender their common stock certificates to receive the $16.00 in cash per share after the consummation of the merger, but you should not send in any certificates now. As soon as reasonably practicable after the effective time of the merger, Washington Mutual’s exchange agent will send to our stockholders a letter of transmittal and instructions for surrendering certificates representing shares of our common stock in exchange for the merger consideration. The letter of transmittal should be completed and returned to the designated exchange agent along with the stock certificates representing shares of our common stock. After the letter of transmittal has been received and processed, our stockholders will be sent the merger consideration to which they are entitled.

Market Price Information (Page 47)

Our common stock is quoted for trading on the Nasdaq National Market under the symbol “CCBI.” On April 21, 2006, the last trading day preceding public announcement of the proposed merger, the closing share price of our common stock was $14.15. On June 22, 2006, the last practicable trading date before the printing of this proxy statement, the closing share price of our common stock was $15.78.

Material United States Federal Income Tax Consequences of the Merger (Page 42)

The merger will be a taxable transaction for United States federal income tax purposes that will generally be treated as a sale or exchange by stockholders of shares of our common stock for the merger consideration. Any gain or loss recognized by a stockholder in the merger will generally be capital gain or loss, depending on an individual stockholder’s holding period and other factors. Tax matters can be complicated, and the tax consequences of the merger to you, including the application and effect of any state, local or foreign income and other tax laws, will depend on the facts of your own situation. You are encouraged to consult your own tax advisor to understand fully the tax consequences of the merger to you.

Opinions of Our Financial Advisors (Page 20)

In connection with the merger, our financial advisors, Credit Suisse Securities (USA) LLC, or Credit Suisse, and Sandler O’Neill & Partners, L.P., or Sandler O’Neill, delivered separate written opinions to our board of directors as to the fairness, from a financial point of view and as of the date of such opinions, of the merger consideration to be received by the holders of our common stock, other than our Chairman of the Board and Chief Executive Officer and our Vice Chairman, President and Chief Operating Officer, who are the two stockholders who have entered into shareholder agreements with Washington Mutual. The written opinions of Credit Suisse and Sandler O’Neill are attached to this proxy statement as Annex B and Annex C, respectively. We encourage you to read these opinions carefully in their entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. Credit Suisse’s and Sandler O’Neill’s opinions were provided to our board of directors in connection with its evaluation of the merger consideration from a financial point of view and do not address any other aspect of the proposed merger. These Opinions also do not address our underlying business decision to engage in the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for us or the effect of any other transaction in which we might engage, and do not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matter relating to the merger.

Recommendation of Our Board of Directors (Page 14)

Our board of directors has unanimously determined that the merger and the terms of the merger agreement are fair to and in the best interests of our stockholders, has unanimously approved the merger agreement and unanimously recommends that our stockholders vote “FOR” the approval and adoption of the merger agreement.

The Special Meeting of Stockholders (Page 12)

Date, Time and Place (Page 12). A special meeting of stockholders will be held on July 25, 2006, at 9:00 a.m., Pacific Daylight Time, at the Irvine/Orange County Airport Hilton, located at 18800 MacArthur Boulevard, Irvine, California 92612.

Purpose of the Special Meeting (Page 12). At the special meeting, we will ask you to approve and adopt the merger agreement. We will also ask you to approve a proposal to grant discretionary authority to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement.

Record Date; Stock Entitled to Vote (Page 12). You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on June 15, 2006, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. As of the record date, there were 60,178,523 shares of our common stock entitled to be voted at the special meeting.

Quorum (Page 13). The holders of a majority of the outstanding shares of common stock entitled to vote at meetings of stockholders must be present, either in person or by proxy, to constitute a quorum at the special meeting. We will count abstentions, either in person or by proxy, and broker nonvotes (shares held by a broker or other nominee that does not have the authority to vote, and does not vote, on a matter but which otherwise submits a validly executed proxy) for the purpose of establishing a quorum. If at any time less than a quorum is present at the special meeting, it is expected that the special meeting will be adjourned or postponed until such time as a quorum is present.

Vote Required (Page 13). Assuming a quorum is present, the affirmative vote of the shares of our common stock representing a majority of the outstanding shares entitled to vote at the special meeting is required to approve and adopt the merger agreement.

Our Directors and Executive Officers Own Shares Which May Be Voted at the Special Meeting (Page 48)

As of the record date, our directors and executive officers beneficially owned approximately 17.62% of the outstanding shares of our common stock entitled to vote at the special meeting. Two of our directors holding approximately 13.65% of the outstanding shares of our common stock entitled to vote at the special meeting, have entered into shareholder agreements with Washington Mutual pursuant to which they have agreed to vote all of their shares in favor of the merger agreement. We currently expect that the directors and current executive officers will vote all of their shares of common stock “FOR” the approval and adoption of the merger agreement and “FOR” any adjournment of the special meeting to solicit additional proxies.

Commercial Capital and Washington Mutual Must Meet Several Conditions to Complete the Merger (Page 27)

Completion of the merger depends on meeting a number of conditions, including the following:

•	our stockholders must approve the merger agreement;

•

all regulatory approvals required to consummate the merger by any governmental authority must have been obtained and must remain in full force and effect, all statutory waiting periods in respect thereof must have expired, and no required approval may contain any condition, restriction or requirement which Washington Mutual’s board of directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that Washington Mutual, in its good faith judgment, would not have entered into the merger agreement had such conditions, restrictions or requirements been known as of the date of the merger agreement, (which is hereinafter referred to as a burdensome condition);

•	no statute, rule, regulation, judgment, decree, injunction or other order may have been enacted, issued, promulgated, enforced or entered which prohibits, restricts or makes illegal the consummation of the merger;

•	the representations and warranties of each of Washington Mutual and Commercial Capital in the merger agreement must be accurate, subject to exceptions that would not have a material adverse effect on Washington Mutual or Commercial Capital, respectively; and

•	Washington Mutual and Commercial Capital must have complied in all material respects with their respective obligations in the merger agreement.

Unless prohibited by law, either Washington Mutual or we could elect to waive a condition that has not been satisfied and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

Washington Mutual Must Obtain Regulatory Approval to Complete the Merger (Page 29)

To complete the merger, the parties need the prior approval from the Office of Thrift Supervision. The U.S. Department of Justice is able to provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval of the Office of Thrift Supervision to challenge the approval on antitrust grounds. Washington Mutual has filed all necessary applications with the Office of Thrift Supervision. Washington Mutual cannot predict, however, whether the required regulatory approvals will be obtained or whether such approvals will not impose burdensome conditions. If any such burdensome condition is imposed, Washington Mutual may elect not to consummate the merger. See “The Merger—Conditions to the Merger” beginning on page 28.

Washington Mutual and Commercial Capital May Terminate the Merger Agreement (Page 36)

Washington Mutual and Commercial Capital can mutually agree at any time to terminate the merger agreement before completing the merger, even if our stockholders have already voted to approve and adopt it.

The merger agreement may also be terminated:

•	by mutual consent of the parties;

•	by a non-breaching party if the other party breaches any representation, warranty, covenant or agreement contained in the merger agreement and such breach (i) cannot be or has not been cured within thirty days after notice from the terminating party and (ii) would entitle the non-breaching party not to consummate the merger because (1) the breach has the effect of making the breaching party’s representations or warranties not true and correct in all material respects or (2) the breaching party failed to perform its obligations in all material respects under the merger agreement;

•	by either party if the merger is not consummated by December 31, 2006, unless the failure to consummate the merger is due to a breach by (i) the party seeking such termination of its obligations under the merger agreement or (ii) either of our Chairman and Chief Executive Officer or Vice Chairman, President and Chief Operating Officer, each of whom have signed shareholder agreements (if we are the party seeking to terminate) to perform or observe their covenants and agreements thereunder;

•	by either party if any required regulatory approvals for consummation of the transactions contemplated by the merger agreement is denied;

•	by either party if our stockholders do not approve the merger agreement at the special meeting duly called for such purpose;

•	by Washington Mutual, prior to the special meeting, if we have breached the covenants described under “—No Solicitation” on page 32, our board of directors has failed to recommend that our stockholders approve the merger agreement or has withdrawn, modified or changed such recommendation in a manner which is adverse to Washington Mutual, or we breach our covenants requiring the calling and holding of a meeting of stockholders to consider the merger agreement; and

•	by Washington Mutual if a third party commences a tender offer or exchange offer for 15% or more of our outstanding common stock and our board of directors recommends that our stockholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period.

Termination Fees (Page 37)

The merger agreement provides that in the event the merger agreement is terminated under specified circumstances, we may be required to pay a termination fee of $40.0 million to Washington Mutual. This fee, which represents approximately 4% of the aggregate merger consideration, was negotiated by Commercial Capital and Washington Mutual in connection with the negotiation of the merger agreement in its entirety.

Commercial Capital and Washington Mutual May Amend and Extend the Merger Agreement (Page 36)

The parties may amend the merger agreement at any time before the merger is completed, and may agree to extend the time within which any action required by the merger agreement is to take place. No amendment may be made after our special meeting which by law would require the further approval by our stockholders unless that approval is obtained.

Our Directors and Executive Officers Have Interests in the Merger that Are in Addition to or Different From the Interests of Our Stockholders (Page 38)

In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of the members of our management, certain of whom are also our directors, have interests in the merger that are in addition to, or different from, your interests in the merger, including those listed below:

•	upon consummation of the merger, Washington Mutual will be obligated to make payments to certain of our employees in accordance with various employment, bonus, change in control and other agreements or plans if their employment terminates following the merger. The cash severance payments to be paid upon consummation of the merger, the present value calculations of future payments to be made under the salary continuation agreements, and the present value of certain welfare benefits to be provided to certain of our executive officers and other employees, and any value that is required to be taken into account with respect to the vesting of equity awards held by these individuals, if any, are collectively referred to as the Change-in-Control Benefits. Washington Mutual will be obligated to make cash severance payments of approximately $7.879 million, $6.326 million, $1.503 million, $3.094 million and $3.347 million to Messrs. Gordon, DePillo, Harris, Daley and Walsh, respectively, under such agreements and approximately $13.265 million in the aggregate under the employment agreements with eleven other officers of Commercial Capital or its subsidiaries upon a termination of employment without Cause or for Good Reason (each as defined in their agreements) following completion of the merger. In addition, under the employment agreements, our executive officers and their dependents are entitled to continue to receive for 36 months following a termination of employment in connection with a change in control, life, medical, dental and disability coverage that is substantially equivalent to the coverage maintained by us prior to the change in control at no cost to the executive. If that coverage is not available, the executive will be entitled to an amount equal to the monthly premiums paid for the coverage in force prior to termination.

•	to the extent that payments to be made under the employment agreements or otherwise to any of our executive officers and any other employees are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Code, then the executives officers and other employees will be paid an amount equal to 20% of the excess parachute payment and any additional amounts necessary to compensate the executive for any taxes on the additional 20% payment (“Gross Up Payments”). At present, we believe that the Gross-Up Payments for Messrs. Gordon, DePillo, Harris, Daley and Walsh will be approximately $3.646 million, $3.256 million, $0, $1.606 million and $1.945 million, respectively. The aggregate amount of Gross-Up Payments to be made to the eleven other officers under their employment agreements is expected to be approximately $5.972 million.

•	Washington Mutual will assume the obligation to make payments to twelve of our executive officers, including Messrs. Gordon, DePillo, Harris, Daley and Walsh, under salary continuation agreements which provide each executive officer with an annual benefit payment for twenty years, payable in equal monthly installments, commencing on the month following the executive’s normal retirement date. These annual benefit payments vest upon a change in control of the employer. Washington Mutual will be obligated to make total payments of approximately $3.5 million, $3.0 million, $1.4 million, $1.4 million and $1.4 million to Messrs. Gordon, DePillo, Harris, Daley and Walsh, respectively, and approximately $10.0 million to seven other officers of Commercial Capital or its subsidiaries under these salary continuation plans.

•	under the terms of change in control agreements entered into between Commercial Capital Bank, TIMCOR, or NAEC and certain non-executive officers, the employee generally will be paid an amount equal to the employee’s annual base salary upon certain terminations of employment after a change in control. The employee is also entitled to continuation of certain welfare benefits upon certain terminations of employment after a change in control. The aggregate amount of severance payments to be made to the employees as a group under the change in control severance agreements is approximately $4.817 million. Under the merger agreement, we have agreed with Washington Mutual that the maximum amount of all Change in Control Benefits and Gross-Up Payments made to the five named executive officers, the eleven officers as described above and all other senior vice presidents and other employees will not exceed $65.0 million.

•	the merger agreement also provides that, upon completion of the merger, each option to purchase shares of our common stock which is outstanding and exercisable prior to the effective time, whether or not then vested and exercisable, shall be canceled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of shares of our common stock subject to such option, and (ii) the excess, if any, of the merger consideration over the exercise price per share of such option less any applicable taxes required to be withheld with respect to such payment. As of June 15, 2006, Messrs. Gordon, DePillo, Harris, Daley and Walsh held options to acquire 1,125,332, 967,849, 0, 0 and 17,667 shares, respectively, of our common stock at exercise prices ranging from $1.23 to $10.13 per share. All other executive officers and non-employee directors of Commercial Capital hold options to acquire an aggregate of 354,532 shares of our common stock at exercise prices ranging from $1.23 to $20.15 per share.

•	under the terms of restricted stock award agreements, outstanding shares of restricted stock become fully vested upon a change in control of Commercial Capital and will be treated the same as all other outstanding shares of our common stock. Upon completion of the merger, 97,880, 78,267, 7,937, 0 and 35,695 shares of restricted stock granted to Messrs. Gordon, DePillo, Harris, Daley and Walsh, respectively, will become vested. An aggregate of 55,458 shares of restricted stock granted to the remaining executive officers will become vested upon completion of the merger.

•	in addition to the change in control payments pursuant to the employment agreements, certain members of our management are entitled to additional retirement and death benefits under various company benefit plans. See “The Merger—Interests of Our Directors and Executive Officers in the Merger—Retirement and Death Benefits.”

•	in connection with the merger, Washington Mutual has agreed to grant certain of our employees, including James H. Leonetti, Christopher Ware, Ted Yates, David DePillo, Richard Sanchez,

Christopher Walsh and Robert Noble, restricted stock awards on shares of Washington Mutual common stock, as an incentive for these employees to continue their employment after the merger. See “Interest of Directors and Executive Officers in the Merger—Retention Awards.”

•	Washington Mutual has also agreed to indemnify and hold harmless all past and present officers and directors of Commercial Capital and our subsidiaries in their capacities as such against all losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement to the fullest extent such persons would be entitled to such indemnification under our articles of incorporation and bylaws, and certain other agreements, arrangements or understandings providing for indemnification, as in effect on the date of the merger agreement.

Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

We are Prohibited from Soliciting Other Offers (Page 32)

We have agreed that, while the merger is pending, we will not initiate or, subject to some limited exceptions, engage in discussions with any third party regarding extraordinary transactions such as a merger, business combination or sale of a material amount of assets or capital stock.

Our Stockholders do not have Dissenters’ Rights (Page 46)

The holders of our common stock do not have rights under Nevada law, our jurisdiction of incorporation, to dissent from the merger and obtain the fair value of their shares.

Contact for our Stockholders Regarding Questions and Requests

If our stockholders have more questions about the merger or how to submit their proxy, or if they need additional copies of the proxy statement or the enclosed proxy card, they should contact our proxy solicitor, Georgeson Shareholder Communications Inc., at (866) 316-2778.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting, and at any adjournment of the special meeting.

Date, Time and Place

We will hold the special meeting on July 25, 2006, at 9:00 a.m., Pacific Daylight Time, at the Irvine/Orange County Airport Hilton, located at 18800 MacArthur Boulevard, Irvine, California 92612.

Matters to be Considered

At the special meeting, stockholders will be asked to consider and vote upon:

•	a proposal to approve and adopt the merger agreement; and

•	a proposal to grant discretionary authority to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement.

Pursuant to Nevada law and our bylaws, no matter other than the proposals to approve and adopt the merger agreement and, if deemed necessary, to adjourn the special meeting to permit further solicitation will be brought before the special meeting.

Shares Outstanding and Entitled to Vote; Record Date

The close of business on June 15, 2006 has been fixed by our board of directors as the record date for the determination of holders of our common stock entitled to notice of, and to vote at, the special meeting and any adjournment of the special meeting. At the close of business on the record date, there were 60,178,523 shares of our common stock outstanding and entitled to vote held by approximately 7,713 holders of record. Each share of our common stock entitles the holder to one vote at the special meeting on all matters properly presented at the meeting.

How to Vote Your Shares

Our stockholders of record may vote by mail, telephone, Internet or by attending the special meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided. Nevada law permits electronic submission of proxies through the Internet or by telephone, instead of submitting proxies by mail on the enclosed proxy card. Thus, our stockholders of record have the option of submitting their proxies electronically through the Internet or by telephone as described in the instructions included with the proxy card.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

•	delivering prior to the special meeting a written notice of revocation addressed to Richard A. Sanchez, Executive Vice President, Chief Administrative Officer and Corporate Secretary, Commercial Capital Bancorp, Inc., 8105 Irvine Center Drive, 15th Floor, Irvine, California 92618;

•	submitting prior to the special meeting a properly executed proxy with a later date; or

•	attending the special meeting and voting in person; however, attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

If you have instructed your bank or broker to vote your shares, you must follow directions received from your bank or broker to change your proxy.

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting (and not revoked) will be voted at the special meeting in the manner specified by the holders thereof. Properly executed proxies that do not contain voting instructions will be voted FOR the approval and adoption of the merger agreement and FOR approval of adjournment of the special meeting if deemed necessary to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal. No proxy that is specifically marked AGAINST approval of the merger proposal will be voted in favor of the adjournment proposal, unless it is specifically marked FOR the proposal to adjourn the special meeting to a later date.

Votes Required

A quorum, consisting of the holders of a majority of the shares of our common stock entitled to vote, must be present in person or by proxy before any action may be taken at the special meeting. Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business at the special meeting.

The proposal to approve and adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date. If a holder of our common stock abstains from voting or does not vote, either in person or by proxy, it will have the effect of a vote against the merger proposal. If you hold your shares in “street name” through a broker or bank, you must direct your broker or bank to vote in accordance with the instructions you have received from your broker or bank. Brokers or banks who hold shares of our common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will have the effect of votes against approval of the merger agreement.

The proposal to approve adjournments of the special meeting if deemed necessary to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal, requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the special meeting, even if less than a quorum. Accordingly, not voting at the special meeting will have no effect on the outcome of this proposal, but abstentions will have the effect of a vote against this proposal. Holders of record of our common stock on the record date are entitled to one vote per share on each matter to be considered at the special meeting.

As of the record date, our directors and executive officers beneficially owned and had the right to vote 11,034,203 shares of our common stock, or approximately 17.62% of the outstanding shares of common stock entitled to vote at the special meeting. Mr. Stephen H. Gordon, our Chairman and Chief Executive Officer and David S. DePillo, our Vice Chairman, President and Chief Operating Officer, who hold approximately 13.65% of the outstanding shares of common stock entitled to vote at the special meeting, have entered into shareholder agreements with Washington Mutual pursuant to which they have agreed to vote all of their shares for approval and adoption of the merger agreement. See “Security Ownership of Certain Beneficial Owners and Management”

beginning on page 48 and “The Merger—Shareholder Agreements” on page 44. We currently expect that all of our other directors and executive officers will vote all of their shares FOR the approval and adoption of the merger agreement and FOR any adjournment of the special meeting.

Solicitation of Proxies

All costs related to the solicitation of proxies, including the printing and mailing of this proxy statement, will be borne by us. We have retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation. Georgeson Shareholder Communications Inc. will receive a fee for its services of $12,500 and expense reimbursement. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders in person or by mail, telephone, telegram, facsimile, or other electronic methods, without additional compensation other than reimbursement for their actual expenses. However, you should be aware that certain members of our board of directors and our officers have interests in the merger that are different from, or in addition to, yours. See “The Merger—Interests of Certain Commercial Capital Directors and Executive Officers in the Merger.”

Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Stock Certificates

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

Recommendation of Our Board of Directors

Our board of directors has unanimously adopted resolutions approving the merger agreement and the merger, determining that the merger agreement and the terms and conditions of the merger are advisable and fair to and in the best interests of our company and our stockholders and directing that the merger agreement be submitted for approval at a special meeting of our stockholders. Our board of directors unanimously recommends that all of our stockholders vote FOR the proposal to approve and adopt the merger agreement. Our board of directors also unanimously recommends that our stockholders vote FOR approval of adjournment of the special meeting if deemed necessary to facilitate the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement. See “The Merger—Our Reasons for the Merger” beginning on page 19.

Contact for Our Stockholders Regarding Questions and Requests

If our stockholders have more questions about the merger agreement or the merger or how to submit their proxy, or if they need additional copies of the proxy statement or the enclosed proxy card, they should contact our proxy solicitor, Georgeson Shareholder Communications Inc., at (866) 316-2778.

THE MERGER

The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the annexes to this document, including the merger agreement. Our stockholders are urged to carefully read the annexes in their entirety.

Description of the Merger

Our board of directors has unanimously adopted the merger agreement whereby our company will become a wholly owned subsidiary of Washington Mutual. If the merger agreement is approved, Acquisition Corp., a newly formed merger subsidiary of Washington Mutual, will merge with and into Commercial Capital, with Commercial Capital as the surviving corporation in the merger. If the merger is completed, you will receive the merger consideration of $16.00, without interest and less applicable withholding taxes, in exchange for each share of our common stock that you own at the effective time of the merger. We encourage you to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement, because it is the legal document that governs the merger.

After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a stockholder of Commercial Capital. You will receive your portion of the merger consideration after exchanging your stock certificates representing our common stock in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger.

Our common stock is currently registered under the Exchange Act and is designated for trading on the Nasdaq National Market under the symbol “CCBI.” Following the merger, our common stock will be delisted from the Nasdaq National Market and will no longer be publicly traded, and the registration of our common stock under the Exchange Act will be terminated.

Background of the Merger

From time to time, our board of directors has considered the business environment facing financial institutions generally and Commercial Capital in particular, as well as conditions and ongoing consolidation in the financial services industry. In connection therewith, our board of directors has discussed various strategic alternatives to enhance and to maximize stockholder value. These strategic alternatives have included continuing as an independent institution, establishing or acquiring additional branch offices and other financial institutions or complementary businesses, repurchasing our common stock, and entering into a strategic merger with a similarly-sized or larger institution. Our board of directors has also recognized that, at some point, the sale of Commercial Capital might be in the best interests of our stockholders.

In mid-November 2005, Stephen H. Gordon, our Chairman and Chief Executive Officer, and David S. DePillo, our Vice Chairman, President and Chief Operating Officer, contacted Credit Suisse and Sandler O’Neill, each of which previously had assisted Commercial Capital in either financing or business combination transactions. Credit Suisse acted as Commercial Capital’s financial advisor in connection with its acquisitions of Hawthorne Financial Corporation and Calnet Business Bank, N.A. and Sandler O’Neill acted as the lead manager in connection with Commercial Capital’s initial public offering in 2002. In addition, Sandler O’Neill assisted Commercial Capital from time to time in the purchase and sale of various loan pools. Messrs. Gordon and DePillo believed that in the current market environment generally and the banking market specifically, as well as the current rising interest rate environment, the financial markets were not crediting Commercial Capital for the various business initiatives that it had been pursuing, including the acquisition of Section 1031 exchange accommodator businesses. Commercial Capital’s common stock was trading significantly below its 52-week and all time highs. Messrs. Gordon and DePillo therefore requested that each firm explore on a confidential basis with selected third parties within the financial services industry their potential interest in a merger with, or acquisition of, Commercial Capital, should Commercial Capital decide to pursue such a transaction.

Over the next several months, in accordance with the request of Messrs. Gordon and DePillo, representatives of Credit Suisse and Sandler O’Neill initiated inquiries with senior executives at selected financial institutions, selected by Commercial Capital’s senior management and financial advisors based on each financial institution’s financial capacity and likely level of interest in a potential transaction with Commercial Capital, to inquire as to their potential interest in a merger with, or acquisition of, Commercial Capital. Through March 2006, a total of fourteen financial institutions, including Washington Mutual, were contacted. As a result of these initial inquiries, Messrs. Gordon and DePillo met with senior executives at one such institution in December 2005 and Mr. Gordon had communications with senior executives at two other institutions in February 2006. While in each instance, the operations and businesses of Commercial Capital and the other particular institution were discussed in general terms, no specific terms for a possible transaction were discussed and the parties ultimately did not pursue further discussions. When initially contacted in February 2006, Washington Mutual had indicated that it was not interested in pursuing a transaction with Commercial Capital at such time.

On March 10, 2006, Messrs. Gordon and DePillo met with a senior executive of one of such financial institutions, which we refer to herein as the “other interested financial institution,” which had expressed an interest in an initial conversation regarding a potential merger or acquisition transaction. At the meeting, the representatives of Commercial Capital and the other interested financial institution discussed their history, current operations and future prospects. Over the course of the next several weeks, the other interested financial institution expressed an interest in pursuing a merger transaction with Commercial Capital, and indicated that it would prepare a non-binding preliminary letter of interest for submission to the Commercial Capital board of directors.

On April 12, 2006, the other interested financial institution delivered a non-binding preliminary letter of interest to acquire Commercial Capital in an all stock transaction at a fixed exchange ratio. (The aggregate per share monetary value reflected in the non-binding letter of interest was below the actual per share monetary value represented by the merger consideration.) The letter indicated that the terms of any transaction, including the purchase price, would be subject to the satisfactory completion of due diligence and the negotiation and execution of applicable definitive transaction agreements. Also on that date, Commercial Capital entered into a confidentiality and standstill agreement with the other interested financial institution and scheduled a meeting for the next day to discuss the developments with the Commercial Capital board.

On April 13, 2006, the Commercial Capital board met to discuss the exploratory process that senior management had been pursuing with the assistance of Commercial Capital’s financial advisors. Senior management discussed the business considerations addressed above that had prompted it to seek to discern whether selected third parties had any interest in a business combination transaction involving Commercial Capital as well as its assessment of the business prospects for Commercial Capital as an independent entity, including consideration of trends in, and continued pressures on, net interest income, net interest margin, net income, earnings per share, and ultimately Commercial Capital’s related stock price performance. Representatives of Credit Suisse and Sandler O’Neill described their communications with selected financial institutions and Patton Boggs LLP, special counsel to Commercial Capital, discussed with the board its fiduciary duties in connection with any such potential transaction. Given the response of the financial institutions that had been contacted, the board determined that approaching additional financial institutions, in all likelihood, would not be beneficial to Commercial Capital or its stockholders. The Commercial Capital board agreed to permit the other interested financial institution to begin to conduct due diligence on Commercial Capital. The Commercial Capital board also determined to further evaluate Commercial Capital’s business plan and its projected earnings for 2006 and the risks and uncertainties associated with the implementation thereof. The Commercial Capital board requested that management provide such updated information for consideration at a subsequent meeting in connection with the board’s evaluation of its strategic alternatives, including whether remaining independent or pursing an acquisition transaction with the other interested financial institution was in the best interests of Commercial Capital’s stockholders.

On the morning of April 14, 2006, a representative of Credit Suisse was informed by a senior executive officer of Washington Mutual that Washington Mutual had reconsidered its original response to the inquiry that had been made in February 2006 and now desired to pursue a potential acquisition of Commercial Capital. After consulting with Commercial Capital’s senior management and special counsel, and in accordance with the instructions of senior management, Commercial Capital’s financial advisors informed Washington Mutual that Commercial Capital had already commenced discussions with another financial institution and that Washington Mutual would have to immediately provide Commercial Capital with a non-binding preliminary letter of interest which reflected both the financial terms for such a transaction as well as the level of interest of Washington Mutual’s senior management. Members of the Commercial Capital board were notified of this new development and the Commercial Capital board agreed to reconvene following receipt of any non-binding preliminary letter of interest from Washington Mutual.

On the evening of April 14, 2006, Washington Mutual delivered a non-binding preliminary letter of interest to acquire Commercial Capital in a transaction in which the contemplated merger consideration would be payable 50% in Washington Mutual common stock and 50% in cash, although Washington Mutual indicated that it was agreeable to discussing alternative mixes of consideration. In forwarding such letter, Washington Mutual indicated to Commercial Capital’s financial advisors that it expected that the stock portion of the consideration would be based on a fixed exchange ratio. The letter suggested a preliminary purchase price in excess of the preliminary price proffered by the other interested financial institution. The letter, which was signed by Kerry Killinger, Washington Mutual’s Chairman and Chief Executive Officer, indicated that any transaction, including the purchase price, would be subject to the satisfactory completion of due diligence and the negotiation and execution of applicable definitive transaction agreements. Washington Mutual further indicated in the letter its belief that a transaction could be fully negotiated and announced within one week from its commencement of due diligence.

On the morning of April 15, 2006, Mr. Killinger and Mr. Gordon had a conference call to reconfirm Washington Mutual’s interest in the transaction and to discuss the potential timeline and process for such a transaction. Later in the day, a special Commercial Capital board meeting was held, which meeting was attended by senior management and Commercial Capital’s special counsel and financial advisors, to discuss the terms of the Washington Mutual letter of interest and address how management should proceed. The Commercial Capital board was apprised by special counsel as to its fiduciary responsibilities of maximizing shareholder value to the extent that the board determined to sell Commercial Capital. After discussion, the Commercial Capital board determined to permit Washington Mutual to also conduct due diligence, subject to the negotiation of a confidentiality and standstill agreement with Washington Mutual. The Commercial Capital board directed management to simultaneously facilitate the off-site due diligence review of Commercial Capital by both Washington Mutual and the other interested financial institution. The financial advisors were instructed to provide the Commercial Capital board and senior management with publicly available financial and other information on Washington Mutual as had been provided on the other interested financial institution. Special counsel was instructed to concurrently negotiate definitive acquisition agreements with both Washington Mutual and the other interested financial institution. The Commercial Capital board instructed its financial advisors to inform the other interested financial institution that there was another interested party involved in the process, and also to inform both Washington Mutual and the other interested financial institution that due diligence was to be completed and definitive agreements completed in all material respects, including, specifically, financial terms for such transaction, by the following Friday, April 21, 2006.

Following the Commercial Capital board meeting, each of the interested buyers were notified of the schedule that had been established, and Washington Mutual executed a confidentiality and standstill agreement with Commercial Capital. On April 18, 2006, the board of directors of Washington Mutual held a meeting at which it preliminarily reviewed the proposed merger, including the proposed financial and other terms of the merger and the financial condition and prospects of Commercial Capital, in each case based on information received to date, as well as the status of negotiations with Commercial Capital and Washington Mutual’s due diligence efforts. After discussion, the board authorized continued negotiations with Commercial Capital with respect to the merger and delegated authority for any future consideration and approval of the merger agreement to the Corporate Development Committee of Washington Mutual’s board.

Over the course of the week of April 17, each of Washington Mutual and the other interested financial institution received from Commercial Capital documents requested as part of their due diligence investigation and Commercial Capital management held numerous off-site meetings with each of the parties that covered various aspects of the business of Commercial Capital and its subsidiaries. In discussions with Washington Mutual, Commercial Capital’s senior management expressed Commercial Capital’s interest in greater price certainty in any transaction. While Washington Mutual was not willing to agree to a fixed price per share with respect to the stock portion of the merger consideration, it indicated that it was willing to consider a transaction with a greater cash component than originally reflected in its preliminary letter of interest. During the week, Commercial Capital’s special counsel negotiated forms of merger agreements with the respective legal advisors to Washington Mutual and the other interested financial institution.

On the afternoon of April 21, 2006, both parties completed their due diligence. The other interested financial institution thereafter determined not to proceed with respect to a potential acquisition of Commercial Capital. Also on the afternoon of April 21, 2006, Washington Mutual indicated it was prepared to proceed with an all cash transaction with Commercial Capital at a purchase price of $16.00 for each outstanding share of Commercial Capital common stock, and that it was prepared to finalize a definitive acquisition agreement over that weekend. Washington Mutual delivered to Commercial Capital a revised non-binding preliminary letter of interest which reflected the revised transaction terms. A special meeting of the Commercial Capital board was convened that evening to discuss the developments. The Commercial Capital board authorized management, with the assistance of Commercial Capital’s special counsel and financial advisors, to work towards finalizing all documents over the weekend and scheduled a special Commercial Capital board meeting for the afternoon of Sunday, April 23, 2006 to consider the proposed transaction with Washington Mutual.

On April 22, 2006, the Corporate Development Committee of Washington Mutual’s board of directors met to review and consider the merger, the merger agreement and the related transaction. Senior management of Washington Mutual updated the Committee regarding the results of Washington Mutual’s due diligence investigation of Commercial Capital, the status of negotiations with Commercial Capital and the terms of the proposed merger agreement and related agreements. Following discussion among the Committee and Washington Mutual’s senior management concerning the transaction, the Committee unanimously approved the merger and the transactions contemplated by the merger agreement.

On April 23, 2006, Commercial Capital’s board held a special meeting at which its special counsel and financial advisors participated. Special counsel reviewed in detail with the Commercial Capital board the process that had been conducted and the specific terms of the merger agreement and the ancillary agreements. Thereafter, Credit Suisse and Sandler O’Neill reviewed with the board their joint financial analyses regarding the merger consideration and each rendered to the board an oral opinion, which opinion was confirmed by delivery of a written opinion dated April 23, 2006, to the effect that, as of that date and based on and subject to the considerations described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of our common stock, other than Commercial Capital’s Chairman of the Board and Chief Executive Officer and Vice Chairman, President and Chief Operating Officer, who are the two stockholders who have entered into shareholder agreements with Washington Mutual. A discussion by the full Commercial Capital board ensued, in which senior management again discussed the major considerations associated with Commercial Capital’s business plan for 2006, as referenced above. Following this discussion, Messrs. Gordon, DePillo and Sanchez, each of whom are also executive officers of Commercial Capital and would have financial interests separate from other Commercial Capital stockholders in any transaction with Washington Mutual (as discussed under “—Our Directors and Executive Officers Have Interests in the Merger that Are in Addition to or Different from the Interests of Our Stockholders”), were excused from and left the Commercial Capital board meeting. The remaining Commercial Capital board thereafter discussed further with Commercial Capital’s financial advisors and special counsel the process generally and the specific proposed transaction with Washington Mutual. Because the forum enabled the independent directors to meet, together with Commercial Capital’s legal and financial advisors and without the participation or involvement of the aforementioned interested executive officers, Commercial Capital and the independent directors determined that the formation of an independent committee of the board was neither necessary nor required. Following this discussion, Messrs. Gordon, DePillo and Sanchez rejoined the Commercial Capital board meeting. Thereafter, the Commercial Capital board, by unanimous vote of all directors, authorized and approved the execution of the merger agreement with Washington Mutual.

On April 23, 2006, we executed the definitive merger agreement with Washington Mutual. A joint press release was issued that evening announcing the proposed merger.

Our Reasons for the Merger

Our board of directors, at its meeting held on April 23, 2006, considered the merger agreement and determined it to be fair, and in the best interests of Commercial Capital and our stockholders. In evaluating the merger, our board of directors consulted with management, as well as our legal and financial advisors, and considered a number of factors. Listed below are the material factors that our board of directors considered in their decision.

•	the financial terms of the merger, including the fact that, based on the closing price of our common stock on the Nasdaq Stock Market on April 21, 2006 (the last trading day prior to the execution and announcement of the merger agreement), the $16.00 per share merger consideration represented an approximate 13.1% premium as of that date;

•	our board of directors review of our business, operations, financial condition and earnings on an historical and a prospective basis;

•	the possible alternatives to the proposed merger, including continuing to operate Commercial Capital on a stand-alone basis or seeking to continue to grow through acquisitions, the risks associated with such alternatives and the board’s belief that the merger will maximize stockholder value and is more favorable to our stockholders than any other alternative reasonably available to Commercial Capital;

•	the process through which Commercial Capital, with the assistance of its financial advisors, engaged in or sought to engage in discussions with institutions deemed to be likely candidates to pursue a business combination with or acquisition of Commercial Capital;

•	the recent evaluation by our board of directors of our business plan and the risks and uncertainties associated with the implementation thereof compared to the risks and benefits from the proposed merger;

•	the industry trends and challenges affecting Commercial Capital, including the increasing importance of scale and scope, potential challenges to earnings growth in the current interest rate environment and increasing competitive challenges from continuing industry consolidation;

•	the complementary fit of the businesses of Washington Mutual and our company, and the expectation that the merger would entail minimal disruption for our customers;

•	the joint financial presentation of Credit Suisse and Sandler O’Neill, including their separate opinions, each dated April 23, 2006, to our board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the holders of our common stock, other than our Chairman of the Board and Chief Executive Officer and our Vice Chairman, President and Chief Operating Officer, who are the two stockholders who have entered into shareholder agreements with Washington Mutual, as more fully described below under the caption “Opinions of Our Financial Advisors”;

•	the fact that the merger consideration is all cash so that the proposed merger will allow our stockholders to immediately realize a fair value, in cash, for their investment and will provide those stockholders with certainty of value for their shares;

•	the terms of the merger agreement, including the absence of a financing condition to Washington Mutual’s obligation to complete the merger, the limited number and nature of other conditions to Washington Mutual’s obligation to consummate the merger and the limited risk that such conditions would not be satisfied;

•	the regulatory and other approvals required in connection with the merger and the likelihood such approvals would be received without unacceptable conditions; and

•	the fact that some of our directors and executive officers have other financial interests in the merger that are in addition to their interests as stockholders, including as a result of employment and compensation arrangements with us and the manner in which they would be affected by the merger. See “Interests of Our Directors and Executive Officers in the Merger” beginning on page 38.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by our board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, our board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Our board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and supportive of, its determination.

For the reasons set forth above, our board of directors unanimously determined that the merger agreement and the merger are in the best interests Commercial Capital and our stockholders, and unanimously approved the merger agreement. Our board of directors unanimously recommends that you vote FOR the approval and adoption of the merger agreement.

Opinions of Our Financial Advisors

We retained Credit Suisse and Sandler O’Neill as our financial advisors in connection with the merger. In connection with their engagement, we requested that Credit Suisse and Sandler O’Neill evaluate the fairness, from a financial point of view, of the consideration to be received in the merger by the holders of our common stock. On April 23, 2006, our board of directors met to review the proposed merger and the terms of the merger agreement. During this meeting, Credit Suisse and Sandler O’Neill made a joint presentation in which they reviewed with our board of directors certain financial analyses as described below. Credit Suisse and Sandler O’Neill then each rendered to our board an oral opinion, which opinion was confirmed by delivery of a written opinion dated April 23, 2006, to the effect that, as of that date and based on and subject to the considerations described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of our common stock, other than our Chairman of the Board and Chief Executive Officer and our Vice Chairman, President and Chief Operating Officer, who are the two stockholders who have entered into shareholder agreements with Washington Mutual.

Credit Suisse’s and Sandler O’Neill’s written opinions, each dated April 23, 2006, to our board of directors, the full text of which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken by Credit Suisse and Sandler O’Neill in rendering their opinions, are attached as Annex B and Annex C, respectively, and are incorporated into this proxy statement by reference in its entirety. You are encouraged to read these opinions carefully in their entirety. Credit Suisse’s and Sandler O’Neill’s opinions speak only as of the date of such opinions. Credit Suisse’s and Sandler O’Neill’s opinions were provided to our board of directors for its information in connection with its evaluation of the merger consideration from a financial point of view. Credit Suisse’s and Sandler O’Neill’s opinions do not address any other aspect of the proposed merger, our underlying business decision to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for us or the effect of any other transaction in which we might engage, and do not constitute recommendations to any stockholder as to how such stockholder should vote or act with respect to any matter relating to the merger. The summaries of Credit Suisse’s and Sandler O’Neill’s opinions in this proxy statement are qualified in their entirety by reference to the full text of the opinions.

Opinion of Credit Suisse Securities (USA) LLC. In arriving at its opinion, Credit Suisse reviewed the merger agreement and certain related documents as well as certain publicly available business and financial information relating to Commercial Capital. Credit Suisse also reviewed certain other information relating to Commercial Capital, including financial forecasts, that we provided to or discussed with Credit Suisse, and met with our management to discuss Commercial Capital’s business and prospects. Credit Suisse also considered certain financial and stock market data of Commercial Capital and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to that of Commercial Capital, and considered, to the extent publicly available, the financial terms of certain other business combinations which have been effected or announced. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Credit Suisse did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for Commercial Capital that Credit Suisse reviewed, our management advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to Commercial Capital’s future financial performance. Credit Suisse further assumed, with our consent, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on us or the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement therein.

Credit Suisse was not requested to, and did not, make an independent evaluation or appraisal of Commercial Capital’s assets or liabilities (contingent or otherwise), nor was Credit Suisse furnished with any such evaluations or appraisals. In addition, Credit Suisse is not an expert in the evaluation of loan or lease portfolios or allowances for losses with respect thereto, was not requested to conduct, and did not conduct, a review of individual credit files, and was advised and therefore assumed that such allowances for Commercial Capital are in the aggregate adequate to cover such losses. Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the holders of our common stock, other than our Chairman of the Board and Chief Executive Officer and our Vice Chairman, President and Chief Operating Officer, who are the two stockholders who have entered into shareholder agreements with Washington Mutual, of the merger consideration and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Credit Suisse’s opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion.

Opinion of Sandler O’Neill & Partners, L.P. In connection with rendering its April 23, 2006 opinion, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of Commercial Capital that Sandler O’Neill deemed relevant, including our results for the quarter ended March 31, 2006;

•	certain publicly available financial statements and other historical financial information of Washington Mutual that Sandler O’Neill deemed relevant in determining Washington Mutual’s financial capacity to undertake the Merger;

•	internal financial forecasts for Commercial Capital furnished by and reviewed with our senior management;

•	to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of our senior management our business, financial condition, results of operations, prospects and ongoing litigation.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided by us or our respective representatives, or that was otherwise reviewed by Sandler O’Neill and has assumed such accuracy and completeness for purposes of rendering the opinion. Sandler O’Neill further relied on the assurances of our management that we were not aware of any facts or circumstances that would make any of the information we provided inaccurate or misleading. Sandler O’Neill has not been asked to undertake, and has not undertaken, an independent verification of any of such information and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Commercial Capital or any of our subsidiaries, or the collectibility of any such assets, nor has Sandler O’Neill been furnished with any such evaluations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of our allowance for loan losses nor has Sandler O’Neill reviewed any individual credit files relating to Commercial Capital. Sandler O’Neill assumed, with our consent, that our allowances for loan losses were adequate to cover such losses.

Sandler O’Neill’s opinion was necessarily based upon financial, economic, market and other conditions as they existed on, and the information made available to Sandler O’Neill as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the agreements will not be waived. Sandler O’Neill also assumed that there had been no material change in our or Washington Mutual’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to it and that our company and Washington Mutual will remain as going concerns for all periods relevant to its analyses. Finally, with our consent, Sandler O’Neill relied upon the advice that we had obtained from our legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

The financial forecasts used and relied upon by Sandler O’Neill in its analyses for Commercial Capital were reviewed with our senior management, who confirmed to Sandler O’Neill that those projections and estimates (including any assumptions related to such projections and estimates) reflected the best currently available estimates and judgments of the future financial performance of Commercial Capital. With respect to all forecasts used in its analyses, Sandler O’Neill assumed that financial performance reflected in those forecasts would be achieved. Sandler O’Neill expressed no opinion as to such forecasts or the assumptions on which they were based. These forecasts, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such forecasts.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Commercial Capital, Washington Mutual and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to our board at the April 23, 2006 meeting.

Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses express no opinion as to the prices at which the common stock of Commercial Capital or Washington Mutual may trade at any time.

Summary of Joint Financial Presentation. In preparing their respective opinions to our board of directors, Credit Suisse and Sandler O’Neill performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s and Sandler O’Neill’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s and Sandler O’Neill’s respective opinions. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Credit Suisse and Sandler O’Neill each arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse and Sandler O’Neill believe that the analyses must be considered as a whole and that selecting portions of the analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying the analyses and their respective opinions.

In their analyses, Credit Suisse and Sandler O’Neill considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control. No company, transaction or business used in those analyses as a comparison is identical to Commercial Capital or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse’s and Sandler O’Neill’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s and Sandler O’Neill’s analyses are inherently subject to substantial uncertainty.

Neither Credit Suisse nor Sandler O’Neill was requested to, and they did not, recommend the specific consideration payable in the proposed merger, which consideration was determined between Commercial Capital and Washington Mutual, and the decision to enter into the merger was solely that of our board of directors. Credit Suisse’s and Sandler O’Neill’s respective opinions and their financial analyses were only one of many factors considered by our board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses reviewed with our board of directors in connection with Credit Suisse’s and Sandler O’Neill’s respective opinions dated April 23, 2006. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s and Sandler O’Neill’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s and Sandler O’Neill’s financial analyses.

Selected Companies Analysis.

Credit Suisse and Sandler O’Neill reviewed trading multiples of Commercial Capital and the following nine selected publicly held companies in the thrift industry, six of which are California financial institutions, referred to as the California peers, and three of which are national financial institutions, referred to as the national peers:

California Peers	National Peers

• Downey Financial Corp.	• New York Community Bancorp

• Greater Bay Bancorp	• Washington Federal

• FirstFed Financial Corp.	• Dime Community Bancshares

• PFF Bancorp, Inc.

• ITLA Capital Corporation

• Provident Financial Holdings, Inc.

Credit Suisse and Sandler O’Neill reviewed, among other things, closing stock prices on April 21, 2006 as a multiple of estimated earnings per share, commonly referred to as EPS, for calendar years 2006 and 2007 and as multiples of book value per share and tangible book value per share as of the most recent completed accounting period. Credit Suisse and Sandler O’Neill also reviewed deposit premiums, defined as market capitalization based on closing stock prices on April 21, 2006, less tangible book value as of the most recent completed accounting period, over total deposits as of the most recent completed accounting period. Credit Suisse and Sandler O’Neill then applied ranges of selected multiples and premiums of such financial data derived from both the California peers and the national peers to corresponding financial data of Commercial Capital. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of Commercial Capital were based on internal estimates of our management, public filings and other publicly available information and, in the case of total deposits, excluded exchange balances. This analysis indicated the following selected per share equity reference range for Commercial Capital, as compared to the merger consideration:

Selected Per Share Equity Reference Range for Commercial Capital	Per Share Merger Consideration
$8.50 – $18.00	$16.00

Discounted Cash Flow Analysis.

Credit Suisse and Sandler O’Neill performed a discounted cash flow analysis to calculate the estimated present value of the future dividend stream that we could generate on a stand-alone basis based on financial forecasts provided to or discussed with Credit Suisse and Sandler O’Neill by our management. Credit Suisse and Sandler O’Neill derived ranges of estimated terminal values of our common stock by applying a range of terminal value forward multiples of 10.0x to 14.0x to our calendar year 2011 estimated core earnings, defined as earnings, excluding extraordinary income and expenses. The present values of the future dividend stream and terminal values were calculated as of March 31, 2006 using discount rates of 14.0% to 17.0%. For purposes of this analysis, Credit Suisse and Sandler O’Neill utilized the following assumptions based on internal financial information and estimates of our management:

•	a targeted tangible common equity to assets ratio of 6.0%; and

•	a pre-tax opportunity cost on dividends of 5.0%.

This analysis indicated the following implied per share equity reference range for Commercial Capital, as compared to the merger consideration:

Implied Per Share Equity Reference Range for Commercial Capital	Per Share Merger Consideration
$10.00 – $15.00	$16.00

Selected Transactions Analysis.

Credit Suisse and Sandler O’Neill reviewed the implied purchase prices and premiums paid in the following 15 selected transactions in the thrift industry announced since 2003 to the extent information was publicly available:

Acquiror	Target

• Sovereign Bancorp, Inc.	• Independence Community Bank Corp.

• Wachovia Corporation	• Westcorp

• BNP Paribas	• Commercial Federal Corporation

• UnionBanCal Corporation	• Jackson Federal Bank

• Associated Banc-Corp	• First Federal Capital Corp

• First Niagara Financial Group, Inc.	• Hudson River Bancorp, Inc.

• Popular, Inc.	• Quaker City Bancorp, Inc.

• Sovereign Bancorp, Inc.	• Waypoint Financial Corp.

• North Fork Bancorporation, Inc.	• GreenPoint Financial Corp.

• Commercial Capital	• Hawthorne Financial Corporation

• Sovereign Bancorp, Inc.	• Seacoast Financial Services Corporation

• Provident Financial Services, Inc.	• First Sentinel Bancorp, Inc.

• Independence Community Bank Corp.	• Staten Island Bancorp, Inc.

• The New Haven Savings Bank	• Connecticut Bancshares, Inc.

• New York Community Bancorp, Inc.	• Roslyn Bancorp, Inc.

Credit Suisse and Sandler O’Neill reviewed per share purchase prices in the selected transactions as a multiple of latest 12 months EPS and next 12 months estimated EPS and as multiples of book value per share and tangible book value per share as of the most recent completed accounting period prior to public announcement of the relevant transaction. Credit Suisse and Sandler O’Neill also reviewed the premiums paid, less tangible book value as of the most recent completed accounting period prior to public announcement of the relevant transaction, over core deposits, defined as total deposits, less jumbo certificates of deposit, as of the most recent completed accounting period prior to public announcement of the relevant transaction. Credit Suisse and Sandler O’Neill then applied ranges of selected multiples and premiums of such financial data derived from the selected transactions to corresponding financial data of Commercial Capital. Financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transactions. Financial data of Commercial Capital were based on internal estimates of our management, public filings and other publicly available information and, in the case of total deposits, excluded exchange balances. This analysis indicated the following selected per share equity reference range for Commercial Capital, as compared to the merger consideration:

Selected Per Share Equity Reference Range for Commercial Capital	Per Share Merger Consideration
$12.00 – $20.00	$16.00

Miscellaneous.

We selected Credit Suisse and Sandler O’Neill as our financial advisors in connection with the merger based on their qualifications, experience and reputation, and their familiarity with Commercial Capital and our business. Credit Suisse is an internationally recognized investment banking firm, and Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. Credit Suisse and Sandler O’Neill are regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Credit Suisse and its affiliates in the past have provided, and in the future may provide, financial and investment banking services to Commercial Capital and Washington Mutual unrelated to the proposed merger, for which services Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse acted as Commercial Capital’s financial advisor in connection with its acquisitions of Hawthorne Financial Corporation and Calnet Business Bank, NA, for which services Credit Suisse received aggregate fees of approximately $5.9 million. Credit Suisse in the past has provided financial and investment banking services to Washington Mutual and certain of its affiliates in connection with various debt and equity offerings, including having acted as co-lead manager for such offerings in 2006. Since January 1, 2004, Credit Suisse has received aggregate fees of approximately $9.5 million for its services in connection with such offerings. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of Credit Suisse’s business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ accounts and the account of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Commercial Capital and Washington Mutual and any other entities that might be involved in the merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

In the past Sandler O’Neill has provided certain investment banking services to Commercial Capital and Washington Mutual for which it has received compensation, and may provide additional investment banking services to Washington Mutual in the future for which it may receive compensation. Sandler O’Neill acted as the lead manager in connection with Commercial Capital’s initial public offering in 2002 for which Sandler O’Neill received an aggregate fee of $1.750 million. In addition, Sandler O’Neill assisted Commercial Capital from time to time in the purchase and sale of various loan pools. Sandler O’Neill has not provided financial or investment banking services to Washington Mutual in connection with any merger and acquisition or financing transactions during fiscal 2004, 2005 or in 2006. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to us and Washington Mutual and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of Commercial Capital or Washington Mutual or their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

We have agreed to pay each of Credit Suisse and Sandler O’Neill for its financial advisory services in connection with the merger an aggregate fee estimated to be approximately $8.0 million, a portion of which was payable for rendering its opinion and a significant portion of which is contingent upon consummation of the merger. We have agreed to reimburse each of Credit Suisse and Sandler O’Neill for its reasonable expenses, including fees and expenses of legal counsel and any other advisor, and to indemnify each of Credit Suisse and Sandler O’Neill and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Structure of the Merger and Merger Consideration

Structure. A copy of the merger agreement is attached to this proxy statement as Annex A. Please read the entire merger agreement. It is the legal document that governs the merger. We are proposing a merger whereby Acquisition Corp. will merge with and into Commercial Capital with Commercial Capital as the surviving entity. In addition, as soon as practicable after the merger between Acquisition Corp. and Commercial Capital, or on such later date as Washington Mutual shall determine, Commercial Capital Bank shall be merged with and into Washington Mutual Bank with Washington Mutual Bank as the surviving entity.

Merger Consideration. The merger agreement provides that each share of our common stock shall be converted into the right to receive $16.00 in cash, without interest and less applicable withholding taxes.

Our stockholders should not return their stock certificates with the enclosed proxy, and stock certificates should not be forwarded to us, Washington Mutual or any other party until you have received the letter of transmittal, which will be sent to you after we complete the merger.

Treasury Shares. Upon consummation of the merger, any shares of our common stock that are owned by us as treasury stock will be canceled and retired and no merger consideration will be given with respect to those shares.

Procedures for Submitting Certificates

As soon as reasonably practicable after the completion of the merger, the exchange agent, selected by Washington Mutual and reasonably acceptable to us, will mail to each holder of record of shares of our common stock a letter of transmittal and instructions for surrendering certificates representing shares of our common stock in exchange for the merger consideration. Upon surrender of a stock certificate of our common stock for exchange and cancellation to the exchange agent, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive the merger consideration and the certificate for our common stock so surrendered will be canceled.

After completion of the merger, no transfers of our common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Any stock certificates representing shares of our common stock that are presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration, without interest and less applicable withholding taxes.

Payment of the merger consideration may be paid to a person other than the person in whose name the surrendered certificate is registered if: (i) the certificate is properly endorsed or otherwise is in proper form for transfer, and (ii) the person requesting such payment either pays to the exchange agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered certificate; or establishes to the satisfaction of the exchange agent that the taxes have been paid or are not applicable.

If your stock certificate has been lost, stolen or destroyed, you may be required to deliver an affidavit and a bond, in such reasonable amount as Washington Mutual may direct as indemnity against any claim that may be made against them with respect to such certificate, as a condition to receiving the merger consideration to which you may be entitled.

Treatment of Stock Options

At the effective time of the merger, each option to purchase our common stock which is outstanding and unexercisable prior to the effective time, whether or not then vested and exercisable, shall be canceled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of shares of our common stock subject to such option, and (ii) the excess, if any, of the merger consideration over the exercise price per share of such options less any applicable taxes required to be withheld with respect to such payment.

Conditions to the Merger

Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties’ obligation to consummate the merger under the merger agreement is subject to the following conditions:

•	the requisite holders of the shares of our common stock must have approved the merger agreement;

•	all regulatory approvals required to consummate the merger and any other transaction contemplated by the merger agreement by any governmental authority must have been obtained and must remain in full force and effect, all statutory waiting periods in respect thereof must have expired, and no required approval may contain any condition, restriction or requirement which Washington Mutual’s board of directors reasonably determines in good faith would constitute a burdensome condition; and

•	no statute, rule, regulation, judgment, decree, injunction or other order may have been enacted, issued, promulgated, enforced or entered which prohibits, restricts or makes illegal the consummation of the merger.

In addition to the other conditions set forth above, the obligation of Washington Mutual to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Washington Mutual:

•	our representations and warranties in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and except that our representations and warranties will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect (as defined below) on us;

•	we must have performed in all material respects all obligations required to be performed by us at or prior to consummation of the merger;

•	Washington Mutual must have received a certificate from our specified officers with respect to our compliance with the foregoing conditions to the obligations of Washington Mutual;

•	all regulatory approvals required to consummate the bank merger, including the approval of the OTS, must have been obtained and must remain in full force and effect, all statutory waiting periods in respect thereof must have expired or been terminated. and no statute, rule, regulation, judgment, decree, injunction or other order may have been enacted, issued, promulgated, enforced or entered which prohibits, restricts or makes illegal the consummation of the bank merger; and

•	Washington Mutual must have received such certificates of our officers or others and such other documents to evidence fulfillment of the conditions to closing applicable to us as Washington Mutual may reasonably request.

In addition to the foregoing conditions, our obligation to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by us:

•	the representations and warranties of Washington Mutual in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and except that the representations and warranties of Washington Mutual will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect (as defined below) on Washington Mutual;

•	Washington Mutual must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger;

•	we must have received a certificate from specified officers of Washington Mutual with respect to compliance with the foregoing conditions to our obligations; and

•	we must have received such certificates of Washington Mutual’s officers or others and such other documents to evidence fulfillment of the conditions to closing applicable to it as we may reasonably request.

Under the terms of the merger agreement, a material adverse effect means with respect to us, any effect that is material and adverse to the financial condition, results of operations or business of Commercial Capital and our subsidiaries taken as a whole. A material adverse effect with respect to either Washington Mutual or us also means any effect that would materially impair the ability of any of Washington Mutual and its subsidiaries or us and our subsidiaries, as the case may be, to perform each of our respective obligations under the merger agreement or to the bank merger agreement on a timely basis or otherwise materially impede the consummation of the merger or the other transactions contemplated by the merger agreement. However, under the terms of the merger agreement, none of the following would be deemed to constitute a material adverse effect on us:

•	changes in banking, savings association and similar laws of general applicability or interpretations of them by governmental authorities;

•	changes in United States generally accepted accounting principles or regulatory accounting requirements applicable to banks, federal savings institutions and their holding companies generally;

•	changes in general economic conditions affecting banks and their holding companies generally, including changes in prevailing interest rates; or

•	the public announcement of the merger agreement or the effects of any action or omission taken with the prior written consent of Washington Mutual or as required by the merger agreement.

Notwithstanding the foregoing, the effect of such changes described above, including changes in interest rates, shall not be excluded as a material adverse effect to the extent of the materially disproportionate impact, if any, they have on us and our subsidiaries as measured relative to similarly situated companies in our segment of the financial services industry.

Regulatory Approvals

Consummation of the transactions contemplated by the merger agreement is subject to receipt of prior regulatory approval of the Office of Thrift Supervision, or OTS. The parties have agreed to use their reasonable best efforts to obtain all regulatory approvals necessary to consummate the transactions contemplated by the merger agreement.

Office of Thrift Supervision. Pursuant to the merger agreement, Acquisition Corp. will merge with and into Commercial Capital. In addition, the parties currently intend to merge into Commercial Capital Bank with and into Washington Mutual Bank. The foregoing mergers are subject to the prior approval of the OTS under the Home Owners’ Loan Act and the Bank Merger Act. Washington Mutual and Washington Mutual Bank have filed all required applications with the OTS to obtain prior approval for the mergers. In reviewing applications under the Home Owners’ Loan Act and the Bank Merger Act, the OTS considers:

•	the financial and managerial resources and future prospects of the merging and resulting institutions;

•	the effectiveness of both institutions in combating money laundering activities; and

•	the convenience and needs of the community served.

The OTS may not approve a transaction:

•	that would result in a monopoly or would be in furtherance of any combination, conspiracy or attempt to monopolize the business of banking in any part of the United States; or

•	if its effect in any section of the United States may be to substantially lessen competition, or tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the probable effects of the transaction in meeting the convenience and needs of the community clearly outweigh the anti-competitive effects of the transaction.

Under the Community Reinvestment Act of 1977, as amended, the OTS must also take into account the record of performance of each of the merging banks in meeting the credit needs of the entire community, including low and moderate income neighborhoods served by each institution. The regulations of the OTS also require the publication of notice and the opportunity for public comments relating to the application for approval. The OTS may hold formal or informal meetings, if deemed appropriate, to consider these comments. Any such comments or meetings could prolong the period during which the application is subject to review by the OTS.

Any transaction approved by the OTS may not be completed until 30 days after the date of the OTS approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds. With the concurrence of the OTS and the U. S. Department of Justice, the OTS may reduce the waiting period to no less than 15 days after its approval.

Other Regulatory Approvals. We are not aware of any other regulatory approvals that would be required for completion of the merger except as described above. If any other approvals are required, it is presently contemplated that those approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

The merger cannot proceed in the absence of the applicable regulatory approvals described above. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements which would constitute a burdensome condition. If any such burdensome condition is imposed, Washington Mutual may elect not to consummate the merger. See “ —Conditions to the Merger” beginning on page 28.

The approval of any regulatory application merely implies the satisfaction of regulatory criteria for approval, which do not include review of the merger from the standpoint of the adequacy of the consideration to be received by our stockholders. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger by the regulatory agency.

Business Pending the Merger

The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Annex A hereto, are briefly described below.

Pending consummation of the merger, we may not, and will cause each of our subsidiaries not to, among other things, take the following actions without the prior written consent of Washington Mutual:

•	conduct our and their business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve our and their business organization, keep available the present services of our and their employees and preserve for ourselves and themselves and Washington Mutual the goodwill of our and their customers and others with whom business relations exist;

•	except for stock options outstanding on the date of the merger agreement and disclosed to Washington Mutual, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or rights to acquire such stock, or permit any additional shares of stock to become subject to grants of employee or director stock options or other rights;

•	declare, pay or set aside any dividend or distribution on our capital stock other than (i) regular quarterly cash dividends on our common stock equal to the rate paid by us in the fiscal quarter preceding the date of the merger agreement and declared and payable on record dates and payment dates consistent with past practices and (ii) dividends from our wholly-owned subsidiaries to us;

•	directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of our common stock or common stock of our subsidiaries;

•	amend our or any of our subsidiaries’ articles of incorporation or bylaws (or equivalent documents);

•	enter into a plan of consolidation, merger, share exchange or reorganization with any person (other than consolidations, mergers or reorganizations solely among our wholly owned subsidiaries), or a letter of intent or agreement in principle with respect thereto;

•	hire any person as an employee or promote any employee, unless : (i) to satisfy existing contractual obligations or (ii) to fill a vacancy arising after the date of the merger agreement if the employment is terminable at will by us or our subsidiaries, provided that such person is not eligible to receive severance or similar benefits or payments as a result of the merger or the completion of the merger;

•	enter into or amend or renew an employment, consulting, severance, change in control, bonus, salary, continuation or other similar agreement or arrangement with any director, officer or employee of Commercial Capital or our subsidiaries or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit, including incentive or bonus payments, except for (i) general salary increases to employees other than directors and executive officers made in the ordinary course of business consistent with past practices (including without limitation in terms of the amount of such increases in relation to the same period of time in the preceding calendar year, the timing of such increases, and the selection of and eligibility requirements for the applicable recipients thereof), (ii) other changes that are required by applicable law, and (iii) to satisfy contractual obligations existing as of the date of the merger agreement and disclosed to Washington Mutual; enter into, establish, adopt, amend or terminate, or make contributions to any employee benefit plan, as defined, except as may be required by law or to satisfy contractual obligations existing as of the date of the merger agreement;

•	sell, license, encumber or dispose of assets, deposits, rights or businesses except for immaterial transactions in the ordinary course of business;

•	acquire (except in respect of debts previously contracted in the ordinary course of business consistent with past practice) assets, businesses or (except as indicated below) securities;

•	make capital expenditures, except those in the ordinary course of business and not in excess of $50,000 individually or $500,000 in the aggregate;

•	change its methods, principles or practices of accounting;

•	enter into, cancel, fail to renew, amend or modify material contracts;

•	settle litigation claims, except as permitted in the merger agreement;

•	enter into any new material lines of business; introduce material new products or services; or change its material banking or operating policies except as required by law; invest in high risk securities; or open, close or relocate any branch or other facility;

•	enter into any new material marketing campaigns, material new sales, compensation or incentive programs;

•	enter into derivatives contracts;

•	incur indebtedness (other than deposits and various forms of short-term indebtedness in the ordinary course of business consistent with past practice) or guarantees;

•	make real estate investments;

•	make or modify loans outside of the ordinary course or above certain specified amounts;

•	or acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment other than federal funds or short-term U.S. Government securities or government sponsored enterprise with a duration of one (1) year or less;

•	make or change any material tax election, settle or compromise any material tax liability of our company or any of our subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes of our company or any of our subsidiaries, enter into any closing agreement with respect to any material amount of taxes or surrender any right to claim a material tax refund, adopt or change any method of accounting with respect to taxes, or file any amended tax return;

•	take any action (i) that would cause the merger agreement or the merger to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Washington Mutual or its subsidiaries) or any action taken thereby, which person or action would have otherwise been subject to the restrictive provisions thereof and not exempt;

•	take any action that is intended or is reasonably likely to result in (i) any of our representations and warranties not being true and correct in any material respect at or prior to the effective time of the merger, (ii) any of the conditions to consummation of the merger set forth in the merger agreement not being satisfied or (iii) a material violation of the merger agreement or the bank merger agreement, except in each case as may be required by applicable law and regulation; or

•	agree or commit to do any of the foregoing.

The merger agreement also provides that pending consummation of the merger, Washington Mutual may not, and will cause each of its subsidiaries not to, take the following actions without our prior written consent:

•	take any action that is intended or may reasonably be expected to result in any of the conditions to consummate the merger set forth in the merger agreement not being satisfied;

•	take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated by the merger agreement beyond the time period contemplated by the merger agreement; or

•	agree to do any of the foregoing.

No Solicitation

We have agreed that we will, and will direct and use our reasonable best efforts to cause our affiliates, directors, officers, employees, agents and representatives to, immediately cease any discussions or negotiations with any other party that may be ongoing with respect to an acquisition proposal (as defined below), and to use our reasonable best efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal, including by requiring other parties to promptly return or destroy any confidential information previously furnished and specifically enforcing the terms of such agreements in a court of competent jurisdiction.

In addition, we may not, nor may we authorize or permit any of our or our subsidiaries’ directors, officers or employees, or any investment banker, financial advisor, attorney, accountant or other representative to:

(1)	initiate, solicit, encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, an acquisition proposal from a third party;

(2)	provide any confidential information or data to any person relating to an acquisition proposal;

(3)	participate in any discussions or negotiations concerning any acquisition proposal;

(4)	waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any person other than Washington Mutual or its affiliates;

(5)	approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to an acquisition proposal; or

(6)	make or authorize any statement, recommendation or solicitation in support of any acquisition proposal;

However, prior to the date of the special meeting, if our board of directors determines in good faith, after consulting with our outside legal and financial advisors, that the failure to do so would breach or would be reasonably expected to result in a breach of our board’s fiduciary duties under applicable law, we may, in response to an unsolicited acquisition proposal that our board determines in good faith constitutes a superior proposal (as defined below), subject to our providing 48 hour prior written notice of our decision to take such action to Washington Mutual and identifying the person making the proposal and all the material terms and conditions of such proposal, (i) furnish information with respect to ourselves and our subsidiaries to any person making such a Superior Proposal pursuant to a customary confidentiality agreement on terms no more favorable to such person than the terms contained in the confidentiality agreement are to Washington Mutual, and (ii) participate in discussions or negotiations regarding such a Superior Proposal.

In addition, we are required to promptly (within 24 hours) advise Washington Mutual orally and in writing of our receipt of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep Washington Mutual informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto. We are further required to contemporaneously provide to Washington Mutual all materials provided to or made available to any third party pursuant to the merger agreement which were not previously provided to Washington Mutual.

The term “acquisition proposal” is defined in the merger agreement as any inquiry, proposal or offer, filing of any regulatory application or notice, or disclosure of an intention to do any of the foregoing from any person relating to (a) the direct or indirect acquisition or purchase of a business that constitutes 10% or more of total revenues, net income, assets or deposits of our company and our subsidiaries taken as a whole, (b) the direct or indirect acquisition of 10% or more of the voting power our company or any of our significant subsidiaries, (c) a tender or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of our equity securities; or (d) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving our company or any of our significant subsidiaries other than the transactions contemplated by the merger agreement.

The term “superior proposal” is defined in the merger agreement as a bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration of cash and/or securities, more than 50% of the combined voting power of the shares of our common stock then outstanding, or all or substantially all of our consolidated assets, which, after taking into account all legal, financial, regulatory and other aspects of the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) and the person making the proposal and after taking into account the advice of our financial advisors and outside counsel, our board of directors concludes in good faith (a) is more favorable to its stockholders, from a financial point of view, than the merger, (b) is reasonably capable of being consummated on its terms and (c) to the extent financing is required, such financing is committed or reasonably likely to be obtained by such third party.

Covenant to Hold a Stockholder Meeting and to Recommend the Merger Agreement

Pursuant to the merger agreement, we are required to call a special meeting of our stockholders to consider and vote upon approval and adoption of the merger agreement. Also, our board of directors is required at all times prior to and during the meeting of stockholders at which the merger agreement is to be considered to recommend that our stockholders approve the merger agreement and to take all reasonable action to solicit such approval of our stockholders. Notwithstanding the foregoing, our board of directors is permitted to withdraw, qualify or modify its recommendation to stockholders if and only to the extent that the board of directors:

•	determined in good faith, based on advice of its outside counsel, that the failure to withdraw, qualify or modify its recommendation would result in a breach of the directors’ fiduciary duties under applicable law; and

•	has complied with all the provisions of the merger agreement for when we receive an Acquisition Proposal, as described in “—No Solicitation” beginning on page 32.

If our board of directors intends to take such an action following an Acquisition Proposal, in addition to the foregoing, our board of directors must have also (i) determined in good faith, after giving effect to all of the adjustments that may be offered by Washington Mutual (as described below), that such Acquisition Proposal constitutes a Superior Proposal; (ii) notified Washington Mutual at least five business days in advance of its intention to withdraw, modify or qualify its recommendation and furnished Washington Mutual a copy of the relevant proposed transaction agreements with the party making the Superior Proposal. Further, we have agreed to negotiate in good faith with Washington Mutual for up to five business days, to the extent Washington Mutual desires to negotiate, to make adjustments to the terms of the merger agreement so that the Acquisition Proposal is no longer a Superior Proposal. Notwithstanding any change in recommendation of our board of directors, we have agreed to continue to hold the special meeting and to submit the merger agreement to be considered and voted upon by our stockholders. Any Superior Proposal will not be submitted to stockholders at the special meeting.

Reasonable Best Efforts Covenant

We and Washington Mutual have each agreed to use our reasonable best efforts in good faith, and to cause our subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, desirable, or advisable under applicable laws to permit consummation of the merger as promptly as practicable and otherwise to enable consummation of the merger. Such actions to be taken by the parties shall include using reasonable best efforts to: (i) modify or amend any contracts, plans or arrangements to which Washington Mutual or we are a party if necessary in order to satisfy the closing conditions to the merger; (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the merger; and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the merger or seeking material damages; provided, however, that we shall not be permitted without the consent of Washington Mutual, and Washington Mutual shall not be required, to take any action that is reasonably likely to result in a burdensome condition.

Certain Other Covenants

The merger agreement contains additional covenants of each of the parties, including covenants relating to:

•	the filing of this proxy statement by us to solicit our stockholders to consider and vote on the proposal to approve and adopt the merger agreement;

•	the filing of regulatory filings necessary to consummate the merger and related transactions;

•	cooperation between us and Washington Mutual regarding press releases and other public statements with respect to the merger;

•	providing Washington Mutual with access to our books, records, properties and personnel;

•	meeting on a regular basis regarding the business and operations of Washington Mutual and our company;

•	the modification of certain of our policies and practices so as to be applied on a consistent basis with that of Washington Mutual;

•	consulting with Washington Mutual on a regular and ongoing basis regarding our pending legal proceedings and those of our subsidiaries;

•	the notification by one party to the other of any fact, event or circumstance that is reasonably likely to result in a material adverse effect with respect to it or would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement;

•	the delivery by us to Washington Mutual at the closing of the merger of estoppel letters from all tenants of real estate owned by us or our subsidiaries and all landlords with respect to real estate leased by us or our subsidiaries;

•	the assumption by Washington Mutual of our indenture obligations in connection with our trust preferred securities; and

•	cooperation between us and Washington Mutual if any antitakeover statute or similar statute becomes applicable to the merger agreement or the merger for the parties to take all action reasonably necessary to ensure that the merger may be consummated as promptly as practicable and to minimize the effect of any such statute.

Representations and Warranties of the Parties

Pursuant to the merger agreement, our company and Washington Mutual made certain customary representations and warranties relating to our respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article V of the merger agreement included as Annex A hereto.

The representations and warranties of each party set forth in the merger agreement have been made solely for the benefit of the other party to the merger agreement. The assertions embodied in our representations and warranties have been qualified by information in a confidential disclosure schedule that we provided Washington Mutual in connection with the signing of the merger agreement. While neither Washington Mutual nor we believes that the confidential disclosure schedule contains material information that it is required to be disclosed publicly other than information that has already been so disclosed, the disclosure schedule does contain information that modifies, qualifies and creates exceptions to our representations and warranties contained in the merger agreement, including certain nonpublic information. Accordingly, you should not rely on our representations and warranties as characterizations of the actual state of facts, since they are modified in part by the underlying disclosure schedule. In addition, such representations and warranties (i) will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement except if fraudulent or willfully false as of the date of the merger agreement, (ii) are subject to the materiality standard contained in the merger agreement which may differ from what may be viewed as material by investors and (iii) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement, may have changed since the date of the merger agreement and will not reflect any such subsequent changes in facts. See “—Conditions to the Merger” beginning on page 28.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the Secretary of State of the State of Nevada, unless a different date and time is specified as the effective time in such documents. The certificate of merger and articles of merger will be filed only after the satisfaction or waiver of all conditions to the merger set forth in the merger agreement on (i) the fifth business day following satisfaction or waiver of conditions (other than those that must be satisfied or waived on the Closing Date), or (ii) such other date as the parties may mutually agree upon.

Amendment of the Merger Agreement

The merger agreement may be amended at any time by written agreement of the parties whether before or after the approval of our stockholders, except that after our stockholders have approved the merger agreement, no amendment which by law requires further approval by our stockholders may be made without obtaining such approval.

Termination of the Merger Agreement

The merger agreement may be terminated:

•	by mutual consent of the parties;

•	by a non-breaching party if the other party breaches any representation, warranty, covenant or agreement contained in the merger agreement and such breach (i) cannot be or has not been cured within thirty days after notice from the terminating party and (ii) would entitle the non-breaching party not to consummate the merger because (1) the breach has the effect of making the breaching party’s representations or warranties not true and correct in accordance with the required standard or (2) the breaching party failed to perform its obligations in all material respects under the merger agreement;

•	by either party if the merger is not consummated by December 31, 2006, unless the failure to consummate the merger is due to a breach by (i) the party seeking such termination of its obligations under the merger agreement or (ii) either of our Chairman and Chief Executive Officer or Vice Chairman, President and Chief Operating Officer, each of whom has signed shareholder agreements (if we are the party seeking to terminate) to perform or observe their covenants and agreements thereunder;

•	by either party if any required regulatory approvals required for consummation of the transactions contemplated by the merger agreement is denied by final, nonappealable action or any application for such approval has been withdrawn at the request of the applicable regulatory authority;

•	by either party if our stockholders do not approve the merger agreement at the special meeting duly called for such purpose;

•	by Washington Mutual if we have breached the covenants described under “—No Solicitation” on page 32, our board of directors has failed to recommend that our stockholders approve the merger agreement or has withdrawn, modified or changed such recommendation in a manner which is adverse to Washington Mutual, or we breach our covenants requiring the calling and holding of a meeting of stockholders to consider the merger agreement; and

•	by Washington Mutual if a third party commences a tender offer or exchange offer for 15% or more of our outstanding common stock and our board of directors recommends that our stockholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a ten-business day period.

Effect of Termination

In the event the merger agreement is terminated as described above, neither we nor Washington Mutual will have any liability thereunder, except as set forth under “Termination Fees” below or in respect of specified covenants that survive termination. However, termination of the merger agreement will not relieve either us or Washington Mutual of any liability arising out of fraud or willful breach of the merger agreement.

Termination Fees

The merger agreement provides that we may be required to pay Washington Mutual a $40.0 million termination fee. This fee, which represents approximately 4% of the aggregate merger consideration, was negotiated by Commercial Capital and Washington Mutual in connection with the negotiation of the merger agreement in its entirety. The circumstances and manner under which such fee must be paid are described below:

•	if the merger agreement is terminated by Washington Mutual for any of the reasons described in the sixth bullet point or the seventh bullet points in the first paragraph under “—Termination of the Merger Agreement” on page 36, we must pay the termination fee to Washington Mutual on the second business day following the termination of the merger agreement; or

•	if the merger agreement is terminated by

(1)	Washington Mutual pursuant to the second bullet point in the first paragraph under “—Termination of the Merger Agreement” on page 36,

(2)	either Washington Mutual or us because the merger has not been consummated by December 31, 2006 and at the time of such termination our stockholders have not voted on the merger agreement, or

(3)	either Washington Mutual or us because our stockholders have not approved the merger agreement as required,

and in each of (1), (2) or (3) above, an “Acquisition Proposal” (as defined under “—No Solicitation” on page 32) shall have been publicly announced or otherwise communicated or made known to our senior management or our board of directors (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of the merger agreement and prior to the time that our stockholders vote on the merger agreement (in the case of (3) above) or the date of termination of the merger agreement (in the case of (1) or (2) above), as applicable, and then (i) if within 15 months after such termination, we enter into an agreement with respect to a “Control transaction” (as defined below) then we shall pay to Washington Mutual an amount equal to $8.0 million on the date of execution of such agreement and upon consummation of any such Control transaction at any time thereafter, we shall pay to Washington Mutual the remainder of the termination fee on the date of such consummation and (ii) if a Control transaction is consummated otherwise than pursuant to an agreement with us within 15 months after such termination, then we shall pay to Washington Mutual the termination fee, less any amount we previously paid pursuant to clause (i) above, on the date of such consummation of such Control transaction. “Control transaction” is defined in the merger agreement to mean (i) the acquisition by any person whether by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of Commercial Capital or Commercial Capital Bank or a majority of the assets of Commercial Capital or Commercial Capital Bank, (ii) any issuance of securities resulting in the ownership by any person of more than 50% of the voting power of Commercial Capital or by any person other than Commercial Capital or its subsidiaries of more than 50% of the voting power of Commercial Capital Bank or (iii) any merger, consolidation or other business combination transaction involving Commercial Capital or any of its subsidiaries as a result of which the stockholders of Commercial Capital cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.

Interests of Our Directors and Executive Officers in the Merger

General. Some of the members of our management, certain of whom are also our directors, have interests in the merger that are in addition to, or different from, the interests of our stockholders generally, which are described below. Our board of directors was aware of these interests and considered them, among other matters, during a portion of the board meeting during which the interested directors were not present, before approving the merger agreement and the transactions contemplated by the merger agreement. See “The Merger—Background of the Merger.” To the knowledge of Commercial Capital, there are no known business relationships between Commercial Capital’s directors or senior executive officers and Washington Mutual or its affiliates other than normal and customary banking relationships except for the retention awards Washington Mutual has agreed to grant to certain of our employees. See “Interests of Our Directors and Executive Officers in the Merger—Retention Awards” beginning on page 40.

Under the terms of the merger agreement, Washington Mutual will be obligated to make payments to certain of our employees in connection with employment, salary continuation, bonus, change in control and other agreements or plans if their employment terminates following the merger. The cash severance payments to be paid upon consummation of the merger, the present value calculations of future payments to be made under the salary continuation agreements, and the present value of certain welfare benefits to be provided to certain of our executive officers and other employees, and any value that is required to be taken into account with respect to the vesting of equity awards held by these individuals, if any, are collectively referred to as the Change-in-Control Benefits. To the extent that such Change-in-Control Benefits to any of our executive officers and other employees are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Code, then such executives will be paid an amount equal to 20% of the excess parachute payment and any additional amounts necessary to compensate the executive for any taxes on the additional 20% payment, which is referred to herein as Gross-Up Payments. Under the terms of the merger agreement, we have agreed with Washington Mutual that the maximum amount of all Change-in-Control Benefits and Gross-Up Payments shall not exceed $65.0 million.

On June 22, 2006, we entered into a letter agreement with James Daley, which has been acknowledged by Washington Mutual, whereby Mr. Daley has agreed to voluntarily resign from his positions with Commercial Capital and Commercial Capital Bank, which resignation shall be effective as of the date of closing of the merger agreement. Pursuant to such agreement, Mr. Daley will receive the Change-in-Control Benefits provided for pursuant to the various agreements summarized below. Further, Mr. Daley will continue to receive his monthly salary and benefits provided for under his employment agreements with Commercial Capital and Commercial Capital Bank until the closing of the merger agreement. In addition, upon consummation of the merger, Mr. Daley will cease to be subject to any obligation to repay any portion of his $500,000 signing bonus.

Set forth below is a discussion of the various agreements and plans which give rise to Change-in-Control Benefits.

Employment Agreements. Commercial Capital and Commercial Capital Bank or a subsidiary of Commercial Capital, herein referred to as the employer, have entered into employment agreements with each of Stephen H. Gordon, David S. DePillo, Timothy S. Harris, James R. Daley and J. Christopher Walsh, as well as with certain other executive officers. Each employment agreement has a term of up to three years. Pursuant to the employment agreements, if a change in control of the employer occurs, such as will be the case upon consummation of the merger, and the executive’s employment terminates without Cause or for Good Reason (each as defined in the agreements), the executive is entitled to a payment equal to the greater of: (1) the payments due for the remaining term of the employment agreement; or (2) up to three times the executive’s highest annual compensation for the last five years. In addition, the executive and his or her dependents are entitled to continue to receive for 36 months following the change in control life, medical, dental and disability coverage that is substantially equivalent to the coverage maintained by employer prior to the change in control at no cost to the executive. If such coverage is not available, the employer will pay the executive an amount equal to the monthly premiums paid for the coverage in force prior to termination. Upon consummation of the merger, Washington Mutual may be obligated to pay Messrs. Gordon, DePillo, Harris, Daley and Walsh cash severance payments under their employment agreement of approximately $7.879 million, $6.326 million, $1.503 million, $3.094 million and $3.347 million, respectively. The aggregate amount of cash severance payments to be made to the other eleven officers of Commercial Capital or its subsidiaries under their employment agreements upon completion of the merger is in the aggregate approximately $13.265 million.

At present, we believe that the Gross-Up Payments for Messrs. Gordon, DePillo, Harris, Daley and Walsh will be approximately $3.646 million, $3.256 million, $0, $1.606 million and $1.945 million, respectively. The aggregate amount of tax Gross-Up Payments to be made to the other eleven officers under their employment agreements is expected to be approximately $5.972 million.

Each executive who is a party to an employment agreement with Commercial Capital as well as an employment agreement with Commercial Capital Bank or a subsidiary of Commercial Capital is only entitled to receive payments and benefits that may become due in connection with a change in control pursuant to one, but not both, of the employment agreements. Accordingly, no duplication of payments or benefits will occur under the employment agreements.

Salary Continuation Agreements. Washington Mutual will be obligated to make payments to twelve of our executive officers, including Messrs. Gordon, DePillo, Harris, Daley and Walsh, under salary continuation agreements which provide each executive officer with an annual benefit payment for twenty years, payable in equal monthly installments, commencing on the month following the executive’s normal retirement date. These annual benefit payments vest upon a change in control of the employer. Washington Mutual will be obligated to make total payments of approximately $3.5 million, $3.0 million, $1.4 million, $1.4 million and $1.4 million to Messrs. Gordon, DePillo, Harris, Daley and Walsh, respectively, and $10.0 million in the aggregate, to seven other officers under these salary continuation plans.

Change in Control Severance Benefit Agreements. Commercial Capital Bank, TIMCOR or NAEC have entered into change in control agreements with certain non-executive officers. Under the terms of these change in control agreements, the employee generally will be paid an amount equal to the employee’s annual base salary upon certain terminations of employment after a change in control of the employer. The employee is also entitled to continuation of certain welfare benefits upon certain terminations of employment after a change in control. The aggregate amount of severance payments to be made to the employees as a group under the change in control severance agreements approximates $4.817 million. Under the merger agreement, we have agreed with Washington Mutual that the maximum amount of all Change-in-Control Benefits and Gross-Up Payments made to the five named executive officers, the eleven officers as described above, and all other senior vice presidents and other employees will not exceed $65.0 million.

Equity Compensation Awards. The merger agreement provides that, at the effective time of the merger, each outstanding and unexercised stock option, whether or not then vested and exercisable, to acquire shares of our common stock will be canceled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of shares of our common stock subject to the stock option immediately prior to the effective time of the merger, and (ii) the excess of $16.00 over the exercise price per share of stock option, less any applicable withholding taxes. As of June 15, 2006, Messrs. Gordon, DePillo, Harris, Daley and Walsh held options to acquire 1,125,332, 967,849, 0, 0 and 17,667 shares, respectively, of our common stock at exercise prices ranging from $1.23 to $10.13 per share. All other executive officers and non-employee directors of Commercial Capital hold options to acquire an aggregate of 354,532 shares of our common stock at exercise prices ranging from $1.23 to $20.15 per share.

Pursuant to the terms of restricted stock award agreements entered into between Commercial Capital and certain executives, outstanding shares of restricted stock become fully vested upon a change in control of Commercial Capital. All of our outstanding shares of restricted stock held by employees, executive officers and directors will vest on completion of the merger and will be treated the same as all other outstanding shares of our common stock. Upon completion of the merger, 97,880, 78,267, 7,937, 0 and 35,695 shares of restricted stock granted to Messrs. Gordon, DePillo, Harris, Daley and Walsh, respectively, will become vested. An aggregate of 55,458 shares of restricted stock granted to the remaining executive officers will become vested upon completion of the merger.

Retirement and Death Benefits. Commercial Capital Bank and TIMCOR have entered into (1) split dollar agreements, (2) executive bonus agreements and (3) salary continuation agreements which are discussed above, with certain executive officers, including Messrs. Gordon, DePillo, Walsh, Daley and Harris.

Under the split dollar agreements with Messrs. Gordon, DePillo, Walsh, Daley and Harris and seven of our other executives, Commercial Capital Bank and TIMCOR are required to provide a death benefit pursuant to the terms of a life insurance policy to each executive’s designated beneficiary. Commercial Capital Bank and TIMCOR retain the right to any amounts payable under the life insurance policies in excess of these specified amounts. Under related executive bonus agreements, Commercial Capital Bank and TIMCOR are required to pay each executive a bonus award for each calendar year equal to the executive’s economic benefit under the split dollar agreement divided by one minus Commercial Capital Bank’s marginal income tax rate for the calendar year preceding such payment. Upon a change in control, Commercial Capital Bank and TIMCOR are required to continue to pay the employee his or her bonus award. The bonus award is paid by Commercial Capital Bank each year until the employees’ death. The bonus is not fixed and fluctuates based on, among other things, the age of the executives. The merger will be a change in control for purposes of these agreements. Each of Messrs. Gordon, DePillo, Walsh and four other executive officers have agreed to waive all of their rights they may have under their split dollar agreement and related executive bonus agreement with respect to change in control vesting.

Retention Awards. In connection with the merger, Washington Mutual has agreed to grant certain of our employees, including James H. Leonetti, Christopher Ware, Ted Yates, David DePillo, Richard Sanchez, Christopher Walsh and Robert Noble, restricted stock awards on shares of Washington Mutual common stock, as an incentive for these employees to continue their employment after the closing. These awards will be granted on or soon after the date of the closing. The number of shares subject to each employee’s award will be determined on the grant date, and will be equal to the quotient of (x) a specified percentage of each employee’s base salary as of the grant date expressed as a dollar amount (identified in each employee’s individual grant agreement), divided by (y) the closing price of Washington Mutual common stock on the previous business day. The dollar amounts identified in each of Messrs. Leonetti, Ware, Yates, DePillo, Sanchez, Walsh and Noble, individual grant agreements are $200,000, $100,000, $90,000, $750,000, $130,000, $150,000 and $125,000, respectively. The awards will fully vest on the first anniversary of the grant date, subject to the employee’s continued employment through such date with Washington Mutual or another affiliate or subsidiary thereof. If the employee separates from employment prior to the vesting date for any reason other than death, disability or retirement, the unvested shares will be forfeited without any payment to the employee. If the employee separates employment because of death, disability or retirement, or is terminated without Cause (as defined in the award) by Washington Mutual, all shares subject to the award will then become vested. Each award is contingent upon the applicable employee signing Washington Mutual’s standard agreements that all new employees of Washington Mutual are required to sign upon their commencement of employment with Washington Mutual.

Hawthorne Board of Directors Change in Control Plan. Under the terms of the Hawthorne Board of Directors Change in Control Plan, which we assumed in connection with our 2004 acquisition of Hawthorne Financial Corporation, for a period of five years following a change in control of Commercial Capital, we have agreed to provide those persons who were directors of Hawthorne Financial Corporation and their families with all benefits under welfare benefit plans, practices, policies and programs provided by Commercial Capital and its affiliated companies at any time during the 120-day period immediately preceding the change in control. The merger will be a change in control for purposes of this plan.

Indemnification and Insurance. Our directors and officers are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in our articles of incorporation and bylaws and the merger agreement. Pursuant to the merger agreement, Washington Mutual agreed for a period of six years to indemnify and hold harmless each present and former director and officer of our company or any of our subsidiaries, as applicable, determined as of the effective time of the merger against any costs or expenses, including reasonable attorneys’ fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at, or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of our company or any of our subsidiaries or is or was serving at our request or any of our subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement, to the fullest extent to which such indemnified parties would be entitled under our articles of incorporation and bylaws or equivalent documents of any of our subsidiaries, as applicable, or any agreement, arrangement or understanding disclosed by us to Washington Mutual pursuant to the merger agreement, in each case as in effect on the date of the merger agreement.

Pursuant to the merger agreement, Washington Mutual agreed to cause the indemnified persons referred to above to be covered under our existing directors’ and officers’ liability insurance policy for our directors and officers or a substitute policy which shall provide such directors and officers with coverage following the effective time of the merger for an additional six years of not less than the existing coverage under, and have other terms no materially less favorable on the whole to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by us with respect to acts or omissions occurring prior to the effective time of the merger by such directors and officers in their capacities as such, provided that Washington Mutual will not be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by us for such insurance, referred to herein as the Insurance Amount, and further provided that if Washington Mutual is unable to maintain or obtain the insurance specified above as a result of the preceding provision, Washington Mutual shall use its reasonable best efforts to obtain the most advantageous coverage as is available for the foregoing cost.

Certain Employee Matters

The merger agreement contains certain agreements of the parties with respect to various employee matters, which are briefly described below.

As soon as administratively practicable after the effective time of the merger, Washington Mutual will take all reasonable action so that our employees and the employees of our subsidiaries will be entitled to participate in the Washington Mutual employee benefit plans of general applicability to the same extent as similarly-situated employees of Washington Mutual and its subsidiaries. However, Washington Mutual is not required to make any stock option or other grants to our employees under any discretionary equity compensation plan. For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, other than for purposes of eligibility to participate in, vesting of benefits under or accrual of benefits under any defined benefit pension plan, under the Washington Mutual employee benefit plans, Washington Mutual will recognize years of service with our company and our subsidiaries to the same extent as such service was credited for such purpose by us. The treatment of our stock options held by our employees immediately prior to the merger is described above under “—Treatment of Stock Options” on page 27.

When employees and current and former directors of our company or any of our subsidiaries become eligible to participate in a medical, dental or health plan of Washington Mutual, Washington Mutual will cause each such plan to:

•	waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Washington Mutual;

•	provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and directors and their beneficiaries during the portion of the calendar year prior to such participation; and

•	waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee or director on or after the effective time of the merger to the extent such employee or director had satisfied any similar limitation or requirement under an analogous plan prior to the effective time of the merger.

The terms of the merger agreement provide for certain of our executive officers, including Messrs. Gordon and DePillo, our Chairman and Chief Executive Officer and Vice Chairman, President and Chief Operating Officer, respectively, to provide Washington Mutual with a written acknowledgement and agreement, at least one day prior to the mailing of this proxy statement, that such executive is not entitled to receive any amount of payment or benefit upon completion of the merger that is in excess of their respective Change in Control Benefit, which was previously disclosed to Washington Mutual at the time the merger agreement was entered into among the parties and otherwise that (i) such Change in Control Benefit represents the maximum amount of payments and benefits with respect to which the executive has any right to receive, and (ii) that the amount that shall also be set forth in such acknowledgement and agreement as reflecting the Executive’s Gross-Up Payment represents a good faith estimate of such actual Gross-Up Payment, in each case due in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under the merger agreement (other than the payments to which the executive shall otherwise be entitled to receive with respect to shares of our common stock held by the executive pursuant to the applicable provisions of Article III of the merger agreement). See “—Interests of Our Directors and Executive Officers in the Merger” beginning on page 38. Each such executive has executed and delivered this written acknowledgement to Washington Mutual except for Mr. Harris. Washington Mutual has agreed with Commercial Capital to waive the requirement in the merger agreement that Commercial Capital obtain such written acknowledgement from Mr. Harris.

The terms of the merger agreement also provide that we shall use our reasonable best efforts, but shall not otherwise be under any legal obligation to obtain from each executive officer who has change in control vesting rights under the executive’s split dollar arrangements, a waiver of all such rights. See “—Interests of Our Directors and Executive Officers in the Merger” beginning on page 38.

Litigation Relating to the Merger

On May 5, 2006, Walter Arnold, a purported shareholder of Commercial Capital, filed a complaint seeking class action status in the Eighth Judicial District Court in Clark County, Nevada against Commercial Capital and each of our directors entitled Arnold v. Commercial Capital Bancorp, Inc., et al. (Case No. A521459). The complaint alleges, among other things, that our directors breached their fiduciary duties by failing to maximize shareholder value with regard to the proposed acquisition by Washington Mutual. Among other things, the complaint seeks class action status, a court order enjoining us and our directors from proceeding with or consummating the merger, and the payment of attorneys’ and experts’ fees.

On June 22, 2006, Commercial Capital entered into a Memorandum of Understanding with the plaintiff in the above referenced action. Pursuant to such Memorandum of Understanding, Commercial Capital has included certain additional requested disclosures in this definitive proxy statement from that which were filed in the preliminary proxy statement. Further, the parties have agreed to enter into a stipulation of settlement, which is subject to court approval, which will provide for certification of a non-opt-out class of Commercial Capital shareholders, for entry of a judgment dismissing the purported class action and a complete release and settlement of all claims. This settlement is not an admission of fault by Commercial Capital. In connection with such settlement, Commercial Capital has agreed to pay plaintiff’s counsel attorney’s fees and costs in an amount not to exceed $325,000 subject to court approval.

Material Federal Income Tax Consequences of the Merger

General. The following discussion summarizes the material United States federal income tax consequences of the merger that are generally applicable to U.S. holders of our common stock upon an exchange of their shares of our common stock for cash in the merger. This summary is based upon current provisions of the Code, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could materially alter the tax consequences expressed in this proxy statement. This discussion assumes that you hold our common stock as a capital asset for investment.

This section does not discuss all of the United States federal income tax considerations that may be relevant to a particular stockholder in light of his or her individual circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

•	brokers or dealers in securities or foreign currencies;

•	traders;

•	stockholders who are subject to the alternative minimum tax provisions of the Code;

•	tax-exempt organizations;

•	stockholders who are foreign persons (non-U.S. holders), including those who are not citizens or residents of the U.S.;

•	expatriates;

•	stockholders treated as partnerships for United States federal income tax purposes;

•	stockholders that have a functional currency other than the United States dollar;

•	stockholders who do not hold their common stock as a capital asset within the meaning of Section 1221 of the Code;

•	banks, mutual funds, financial institutions or insurance companies;

•	stockholders who acquired their common stock in connection with stock option or stock purchase plans or in other compensatory transactions; or

•	stockholders who hold their common stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale.

This summary does not address the tax consequences of the merger under state, local and foreign laws or under United States federal tax law other than income tax law. In addition, the following discussion does not address the tax consequences of transactions effectuated before, after, or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, the exercise or cancellation of options or similar rights to purchase stock.

As used in this proxy statement, a “U.S. holder” means a holder of our common stock who is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or organized in the United States or under the law of the United States or any state within the United States;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

Consequences of the merger to our stockholders. The receipt of cash by a U.S. holder in exchange for our common stock in the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in our common stock exchanged in the merger. Gain or loss will be calculated separately for each block of shares, with each block of shares consisting of shares acquired at the same cost in a single transaction. Such gain or loss will be long-term capital gain or loss if the U.S. holder held our common stock for more than one year as of the effective time of the merger. Certain limitations apply to the deductibility of capital losses by U.S. holders.

Backup withholding. A U.S. holder may be subject to federal income tax backup withholding at the rate of 28% with respect to a payment of cash in the merger unless the U.S. holder:

•	is a corporation or comes within certain other exempt categories (including financial institutions, tax-exempt organizations and non-U.S. stockholders) and, when required, demonstrates this fact; or

•	provides a correct taxpayer identification number and certifies, under penalties of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

To prevent backup withholding and possible penalties, you should complete and sign the substitute Form W-9 included in the letter of transmittal, which will be sent to you if the merger is completed. Any amount withheld under these rules may be credited against the U.S. holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

Stockholders other than U.S. holders may be required to establish a basis for exemption from backup withholding on an appropriate Form W-8 (including a Form W-8BEN, W-8ECI, W-8EXP and W-8IMY), as applicable. If withholding is made and results in an overpayment of taxes by a non-U.S. holder, a refund may be obtained, provided that the required information is furnished to the IRS.

We strongly urge you to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicability and effect of United States federal, state, local and foreign income and other tax laws, in view of your particular circumstances.

Expenses of the Merger

We and Washington Mutual are each responsible for all costs and expenses incurred in connection with the transactions contemplated by the merger agreement, including fees and expenses of our own financial consultants, accountants and counsel.

Shareholder Agreements

In connection with the execution of the merger agreement, Mr. Stephen H. Gordon, our Chairman and Chief Executive Officer and Mr. David S. DePillo, our Vice Chairman, President and Chief Operating Officer, entered into shareholder agreements with Washington Mutual pursuant to which Mr. Gordon and Mr. DePillo each agreed that at any meeting of our stockholders, or in connection with any written consent of the stockholders, to:

•	appear at such meeting or otherwise cause all shares of common stock owned by him to be counted as present at such meeting for purposes of calculating a quorum;

•	vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all shares of common stock beneficially owned by him or as to which he has, directly or indirectly, the right to direct the voting:

—	in favor of approval of the merger agreement and the merger;

—	against any action or agreement that could reasonably be expected to result in a breach of any of the covenants, representations or warranties or any other obligations or agreements contained in the merger agreement or of Messrs. Gordon and DePillo contained in the shareholder agreement;

—	against any Acquisition Proposal (as defined under “—No Solicitation” on page 32) or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger or the performance by Messrs. Gordon and DePillo of their obligations under the shareholder agreement; and

—	against the election of new members of our board of directors, other than nominees of the majority of the board of directors in office on the date the shareholder agreement was signed.

Each of Messrs. Gordon and DePillo have agreed to grant to Washington Mutual an irrevocable proxy to vote or execute written consents with respect to their shares as set forth in the preceding paragraph.

Pursuant to the shareholder agreement, each of Messrs. Gordon and DePillo also agreed not to (and in the case of actions referred to in the fourth through sixth bullet points below, permit any of his representatives to):

•	sell, transfer, pledge, encumber, distribute by gift or donation or otherwise dispose of any of the shares of common stock owned by him, any securities convertible into or exercisable or exchangeable for shares of common stock or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, excluding cashless exercises of stock options pursuant to the terms of our stock option plans;

•	enter into any agreement or arrangement or understanding with any person, or take any other action, that violates or conflicts with their representations and warranties, covenants and obligations under the shareholder agreement;

•	take any other action that could reasonably be expected to materially impair or otherwise adversely affect their power, authority and ability to perform their obligations under the shareholder agreement;

•	solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal (as defined under “—No Solicitation” on page 32);

•	provide any confidential information or data to any person relating to any Acquisition Proposal;

•	participate in any discussions or negotiations regarding any Acquisition Proposal;

•	waive, terminate, modify, release, agree to release, or fail to enforce any provision of any contractual “standstill” or similar obligations of any person other than Washington Mutual or its affiliates; or

•	approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing;

•	make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; except where, prior to the special meeting, the Commercial Capital board of directors has determined in good faith, after consulting with its outside legal and financial advisors, that the failure to make a statement, recommendation or solicitation of an Acquisition Proposal would breach, or would reasonably be expected to result in a breach of, the board’s fiduciary duties under applicable law, provided Commercial Capital, when making such determination, followed the requirements described in “—No Solicitation” beginning on page 32;

•	participate in, directly or indirectly a solicitation of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to their voting of common stock, other than to recommend voting for approval and adoption of the merger agreement and the merger.

The shareholder agreement also includes a covenant by each of Messrs. Gordon and DePillo that he will not, directly or indirectly, either as principal, manager, agent, consultant, advisor, independent contractor, officer, stockholder, partner, investor, lender or employee or in any other similar capacity for a period of three years after the effective date of the merger:

•	carry on, engage in or have any financial interest (including, without limitation, any interest in the form of voting or nonvoting equity or debt securities, partnership interests or similar securities, or warrants or options thereon) in any person that engages in, any Competitive Business (defined below), provided that he may acquire less than 5% of the equity of any person so long as (i) the securities so acquired are either listed on a national securities exchange or quoted on Nasdaq or, if not so listed or quoted, he obtains prior approval for such acquisition from Washington Mutual (which prior approval will not be unreasonably withheld) and (ii) such acquisition is and remains solely for investment purposes, or

•	hire, attempt to hire, contact or solicit with respect to hiring, any person who is an employee of our company, or induce or otherwise counsel, advise or knowingly encourage any such person to leave the employ of our company, provided that the foregoing shall not apply to any person whose employment with us terminated more than six months prior to the time he first solicits such person for employment following the effective date.

The term “Competitive Business” shall mean the business of originating, purchasing, servicing or selling, whether as broker or principal, multifamily loans or commercial real estate loans or providing services in connection with property exchanges under Section 1031 under the Code, anywhere in the State of California.

The shareholder agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

No Appraisal Rights

Under the Nevada Revised Statutes, holders of record of our common stock are not entitled to dissenters’ rights in connection with the merger.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will no longer be traded on the National Market of The Nasdaq Stock Market and will be deregistered under the Exchange Act.

MARKET PRICE AND DIVIDEND DATA

Our common stock is currently quoted on the National Market of The Nasdaq Stock Market under the symbol “CCBI.” As of June 15, 2006, there were 60,178,523 shares of our common stock outstanding, which were held by approximately 7,713 holders of record. The number of holders of record do not reflect the number of individuals or institutional investors holding stock in nominee name through brokerage firms and others.

The following table shows, for the periods indicated, the range of high and low sale prices for our common stock as quoted on the National Market of The Nasdaq Stock Market. The following table also sets forth the dividends declared per share of our common stock for the periods indicated.

	Market Price				Dividends Declared Per Share
Calendar Period	High		Low
2006
Quarter ended June 30 (through June , 2006)	$		$		$0.075
Quarter ended March 31		$18.05		$13.81	$0.075

2005
Quarter ended December 31		$18.39		$15.08	$0.075
Quarter ended September 30		20.07		16.60	0.075
Quarter ended June 30		20.81		14.62	0.070
Quarter ended March 31		24.43		19.57	0.060

2004
Quarter ended December 31		$24.99		$20.68	$0.050
Quarter ended September 30		24.25		16.76	0.040
Quarter ended June 30		23.98		14.70	—
Quarter ended March 31		23.19		15.57	—

In July 2004, we announced the initiation of a cash dividend policy. We had not previously paid cash dividends on our common stock.

On April 21, 2006, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $14.15. On June 22, 2006, the last practicable trading day prior to the date of this proxy statement, our common stock closed at $15.78.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of June 15, 2006, with respect to the beneficial ownership of common stock owned by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) our directors, (iii) each of our five highest paid executive officers executive officers, and (iv) all directors and executive officers of our company as a group.

Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of June 15, 2006(1)	Percent of Common Stock
Wasatch Advisors, Inc. 150 Social Hall Avenue Salt Lake City, Utah 84111(2)	5,036,293	8.37%

Caxton International Limited c/o Prime Management Limited Mechanics Building, 12 Church Street Hamilton HM11, Bermuda (3)	3,150,000	5.23%

Directors:
James G. Brakke(4)	174,881	*
Gary W. Brummett(5)	37,391	*
David S. DePillo(6)	3,232,513	5.29%
Stephen H. Gordon(7)	5,123,585	8.36%
Barney R. Northcote(8)	505,081	*
Richard A. Sanchez(9)	99,237	*
Mark E. Schaffer(10)	66,128	*
Robert J. Shackleton(11)	98,970	*
R. Rand Sperry (12)	4,166	*

Named Executive Officers who are not Directors:
Timothy S. Harris (13)	1,253,860	2.08%
James R. Daley	—	*
J. Christopher Walsh(14)	64,070	*
All directors and executive officers as a group (16 persons)	11,034,203	17.62%

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Based upon information furnished by the respective individuals or entities. Under regulations promulgated pursuant to the Exchange Act shares of common stock are deemed to be beneficially owned by a person if he, she or it directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)	As reported on a Schedule 13G/A filed with the SEC on February 14, 2006, by Wasatch Advisors, Inc. The entity reported sole voting and dispositive power with respect to all 5,036,293 shares.

(3)	As reported on a Schedule 13G filed with the SEC on April 26, 2006, by Caxton International Limited. The entity reported having shared voting and dispositive power with respect to the 3,150,000 shares of common stock. The shares may be deemed to be beneficially owned by Caxton Associates, L.L.C. because it is the trading advisor to Caxton International and as such, has voting and dispositive power with respect to its investments. Mr. Bruce S. Kovner, by reason of being Chairman of Caxton Associates, L.L.C. and the sole shareholder of Caxton Corporation, the manager and majority owner of Caxton Associates, L.L.C. may also be deemed to beneficially own such shares.

(4)	Includes 146,441 shares held by the James G. Brakke & Glenys E. Brakke Living Trust and 1,440 shares held in a 401(k) Plan. Also includes 667 shares of restricted stock over which Mr. Brakke has sole voting but no dispositive power.

(5)	Includes 29,717 shares issuable upon exercise of options exercisable within 60 days of the voting record date. Also includes 667 shares of restricted stock over which Mr. Brummett has sole voting but no dispositive power.

(6)	Includes 967,849 shares issuable upon exercise of options exercisable within 60 days of the voting record date and 65,588 shares held by the DePillo Family Foundation. Also includes 78,267 shares of restricted stock over which Mr. DePillo has sole voting but no dispositive power. Does not include shares held by the DePillo Trust over which Mr. DePillo disclaims beneficial ownership.

(7)	Includes 1,125,332 shares issuable upon exercise of options exercisable within 60 days of the voting record date and 57,036 shares held by The Gordon Foundation. Also includes 97,880 shares of restricted stock over which Mr. Gordon has sole voting but no dispositive power. Does not include shares owned by the Gordon Family Trust over which Mr. Gordon disclaims beneficial ownership.

(8)	Includes 24,168 shares issuable upon exercise of options exercisable within 60 days of the voting record date. Also includes 667 shares of restricted stock over which Mr. Northcote has sole voting but no dispositive power.

(9)	Includes 52,000 shares issuable upon exercise of options exercisable within 60 days of the voting record date and 9,808 shares of restricted stock over which Mr. Sanchez has sole voting but no dispositive power.

(10)	Includes 20,000 shares issuable upon exercise of options exercisable within 60 days of the voting record date. Also includes 667 shares of restricted stock over which Mr. Schaffer has sole voting but no dispositive power.

(11)	Includes 86,868 shares issuable upon exercise of options exercisable within 60 days of the voting record date and 3,102 shares held by The Shackleton Family Trust. Mr. Shackleton and his wife are the trustees of The Shackleton Family Trust. Also includes 667 shares of restricted stock over which Mr. Shackleton has sole voting but no dispositive power.

(12)	Includes 4,166 shares issuable upon exercise of options exercisable within 60 days of the voting record date.

(13)	Includes 7,937 shares of restricted stock over which Mr. Harris has sole voting but no dispositive power. Also includes 1,245,923 shares held by the Harris Family Trust.

(14)	Includes 17,667 shares issuable upon exercise of options exercisable within 60 days of the voting record date and 35,695 shares of restricted stock over which Mr. Walsh has sole voting but no dispositive power.

ADJOURNMENT OF THE SPECIAL MEETING

Granting of Discretionary Authority to Adjourn Our Special Meeting

General. If, at our special meeting on July 25, 2006, the number of shares of our common stock, present in person or by proxy, is insufficient to constitute a quorum or the number of shares of our common stock voting in favor of approval and adoption of the merger agreement is insufficient to approve and adopt the merger agreement under Nevada law, our management intends to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies. In that event, we will ask our stockholders to vote only upon the adjournment proposal and not on the proposal relating to the approval and adoption of the merger agreement.

In this adjournment proposal, we are asking stockholders to grant discretionary authority to the holder of any proxy solicited by our board of directors so that the holder can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If our stockholders approve the adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval and adoption of the merger agreement to defeat the merger agreement proposal, we could adjourn the special meeting without a vote on the merger agreement proposal and seek to convince the holders of those shares to changes their votes to votes in favor of the approval and adoption of the merger agreement.

If the special meeting is adjourned, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

Vote Required. Pursuant to our bylaws, the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the special meeting. Abstentions will have the same affect as a vote against the adjournment proposal. Under rules of the NYSE, the proposal to adjourn the special meeting is considered a “non discretionary” item upon which brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Broker “non-votes” will have the same affect as a vote against the adjournment proposal.

No proxy that is specifically marked “AGAINST” approval of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” granting the discretionary authority to adjourn the special meeting.

Recommendation of our Board of Directors. The board of directors believes that if the number of shares of our common stock present in person or by proxy at the special meeting and voting in favor of approval and adoption of the merger agreement is insufficient to approve and adopt the merger agreement, it is in the best interests of our stockholders to enable the board to continue to seek to obtain a sufficient number of additional votes in favor of approval and adoption of the merger agreement. Therefore, our board of directors recommends that you vote “FOR” the proposal to grant discretionary authority to adjourn the special meeting for the purpose of soliciting additional proxies.

STOCKHOLDER PROPOSALS

We will not hold an annual meeting of stockholders in 2007 if the merger is completed because we will no longer be a publicly held company. However, if the merger agreement is terminated for any reason, we expect to hold our regularly scheduled annual meeting of stockholders, which is currently scheduled to be held in April 2007. Any proposal which a stockholder wishes to have included in our proxy materials relating to the next annual meeting of stockholders of our company must be received at our principal executive offices located at 8105 Irvine Center Drive, 15th Floor, Irvine, California 92618, Attention: Richard A. Sanchez, Secretary, no later than November 30, 2006.

In connection with our 2007 annual meeting, stockholder proposals which are not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Section 2.12 of our bylaws, which provides that business at an annual meeting of stockholders must be (a) properly brought before the meeting by or at the direction of the board of directors, or (b) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of our company. To be timely, a stockholder’s notice must be delivered to, or mailed and received at our principal executive offices not later than 120 days prior to the anniversary date of the mailing of proxy materials by us in connection with the immediately preceding annual meeting of stockholders of our company, or not later than November 28, 2006 in connection with the next annual meeting of stockholders. Such stockholder’s notice is required to set forth as to each matter the stockholder proposes to bring before an annual meeting certain information specified in the bylaws.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if any other matter is properly presented at the special meeting, the shares represented by proxies in the form of the enclosed proxy card will be voted in the discretion of the named proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, proxy statements or other information filed by us at the SEC’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are also available to the public from document retrieval services and at the SEC’s Internet website (http://www.sec.gov).

You should also be able to inspect reports, proxy statements and other information about us at the offices of the Nasdaq National Market, 33 Whitehall Street, New York, New York, 10004.

Washington Mutual has supplied all of the information contained in this proxy statement relating to Washington Mutual, and we have supplied all of the information relating to us.

Our stockholders should not send in their certificates for our common stock until they receive the transmittal materials from the exchange agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash following the completion of the merger should call our proxy solicitation firm, Georgeson Shareholder Communications Inc., at (866) 316-2778.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated June 26, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 23, 2006

AMONG

WASHINGTON MUTUAL, INC.

BRUIN ACQUISITION INC.

AND

COMMERCIAL CAPITAL BANCORP, INC.

A-i

(Continued)

A-ii

AGREEMENT AND PLAN OF MERGER, dated as of April 23, 2006, among Washington Mutual, Inc. (“Washington Mutual”), Bruin Acquisition Inc. (“Merger Sub”) and Commercial Capital Bancorp, Inc. (“CCBI”).

RECITALS

A. Washington Mutual. Washington Mutual is a Washington corporation, having its executive offices in Seattle, Washington.

B. CCBI. CCBI is a Nevada corporation, having its executive offices in Irvine, California.

C. Merger Sub. Merger Sub is a Delaware corporation and a wholly owned indirect subsidiary of Washington Mutual.

D. Board Action. The respective Boards of Directors of Washington Mutual, Merger Sub and CCBI have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger provided for herein and, unless Washington Mutual determines that the Bank Merger (as defined herein) shall not then occur, immediately thereafter, the Bank Merger.

E. CCBI Shareholder Agreements. As a material inducement to Washington Mutual to enter into this Agreement, and simultaneously with the execution of this Agreement, each CCBI Shareholder (as defined herein) is entering into an agreement, in the form of Annex A hereto (collectively, the “CCBI Shareholder Agreements”) pursuant to which they have agreed, among other things, to vote their shares of CCBI Common Stock (as defined herein) in favor of the approval and adoption of this Agreement and the Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.08(a).

“Actions” has the meaning set forth in Section 6.07.

“Agreement” means this Agreement and Plan of Merger, as amended or modified from time to time in accordance with Section 9.02.

“Bank Merger” has the meaning set forth in Section 3.04.

“Bank Merger Agreement” means the Agreement of Merger to be entered into by and between WMB and CCB, the form of which is attached hereto as Annex B and which form shall be subject to such changes as Washington Mutual shall reasonably specify.

“Bank Regulatory Authority” means the OTS or any other state or federal bank regulatory agency charged with the supervision or regulation of CCBI, CCB, Washington Mutual or WMB or the insurance of the deposits of CCB or WMB.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Burdensome Condition” has the meaning set forth in Section 7.01(b).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the States of California or Washington are authorized or obligated to close.

“CCB” means Commercial Capital Bank, FSB, a federally chartered savings bank and wholly owned subsidiary of CCBI.

“CCB Bank Board” means the Board of Directors of CCB.

“CCBI” has the meaning set forth in the preamble to this Agreement.

“CCBI Articles” means the Articles of Incorporation of CCBI, as amended.

“CCBI Board” means the Board of Directors of CCBI.

“CCBI Bylaws” means the Amended Bylaws of CCBI, as amended.

“CCBI Common Stock” means the common stock, $0.001 par value per share, of CCBI.

“CCBI Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes CCBI and its Subsidiaries and any predecessor of and any successor to CCBI (or to another such predecessor or successor).

“CCBI Meeting” has the meaning set forth in Section 6.02(a).

“CCBI Options” means the options to acquire CCBI Common Stock issued under the CCBI Stock Option Plans.

“CCBI Preferred Stock” means the preferred stock, $0.001 par value per share, of CCBI.

“CCBI Shareholder Agreement” has the meaning set forth in the recitals to this Agreement.

“CCBI Shareholders” means the directors of CCBI who executed and delivered a CCBI Shareholder Agreement concurrently with the execution and delivery of this Agreement by the parties hereto.

“CCBI Stock Option Plans” means the Commercial Capital Bancorp Inc. 2004 Long Term Incentive Plan, the Commercial Capital Bancorp, Inc. 2000 Stock Plan, the Hawthorne 2001 Incentive Plan and the Calnet Business Bank, National Association 2001 Stock Option Plan.

“CCBI Termination Fee” has the meaning set forth in Section 8.02(b).

“Certificate” means a certificate that immediately prior to the Effective Time evidenced shares of CCBI Common Stock.

“Change in Control Benefit” has the meaning set forth in Section 5.03(m)(viii).

“Change in Recommendation” has the meaning set forth in Section 6.02(a).

“CIC Vesting” has the meaning set forth in Section 5.03(m)(ix).

“Closing” has the meaning set forth in Section 2.02(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.06(d).

“Control Transaction” has the meaning set forth in Section 8.02(b).

“Delaware Certificate of Merger” has the meaning set forth in Section 2.02(a).

“Derivatives Contracts” has the meaning set forth in Section 5.03(q)(ii).

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“DOL” has the meaning set forth in Section 5.03(m)(i).

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate, and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means an agent appointed by Washington Mutual, who shall be reasonably acceptable to CCBI, for the purpose of exchanging Certificates.

“Exchange Fund” has the meaning set forth in Section 3.05(a).

“Executive” has the meaning set forth in Section 5.03(m)(viii).

“Executive Agreement” has the meaning set forth in Section 5.03(m)(viii).

“Executive Split Dollar Arrangements” has the meaning set forth in Section 5.03(m)(ix).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FHLB” means the Federal Home Loan Bank of San Francisco.

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Authority” means any federal, state, local or foreign court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Gross-Up Payment” has the meaning set forth in Section 5.03(m)(viii).

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“HSR” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.10(a).

“Insurance Amount” has the meaning set forth in Section 6.10(c).

“Insurance Policies” has the meaning set forth in Section 5.03(w).

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.01(s).

“Material Adverse Effect” means (i) with respect to CCBI, any effect that is material and adverse to the financial condition, results of operations or business of CCBI and its Subsidiaries taken as a whole; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking, savings association and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, federal savings institutions and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally, including changes in prevailing interest rates, or (d) the public announcement of this Agreement or the effects of any action or omission taken with the prior written consent of Washington Mutual or as otherwise required by this Agreement, provided that the effect of such changes described in clauses (a), (b) and (c) (including changes in interest rates) shall not be excluded as a Material

Adverse Effect to the extent of the materially disproportionate impact (if any) they have on CCBI and its Subsidiaries as measured relative to similarly situated companies in CCBI’s segment of the financial services industry, or (ii) with respect to CCBI or Washington Mutual, any effect that would materially impair the ability of any of CCBI and its Subsidiaries or Washington Mutual and its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or the Bank Merger Agreement on a timely basis or otherwise materially impede the consummation of the Transaction.

“Material Contracts” has the meaning set forth in Section 5.03(k)(i).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” has the meaning set forth in Section 3.01(c).

“Merger Consideration Payments” has the meaning set forth in Section 6.11(e).

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Nevada Articles of Merger” has the meaning set forth in Section 2.02(a).

“NGCL” means the Nevada General Corporation Law.

“Option Merger Consideration” has the meaning set forth in Section 3.03(a).

“OREO” means other real estate owned.

“OTS” means the Office of Thrift Supervision.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Representatives” has the meaning set forth in Section 6.08(a).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments of any character that obligate the Person to purchase, issue or dispose of any of its capital stock or other ownership interests or other securities representing the right to purchase or otherwise receive any of its capital stock or other ownership interests.

“SAIF” means the Savings Association Insurance Fund maintained by the FDIC.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Documents” has the meaning set forth in Section 5.03(g)(i).

“Significant Subsidiaries” has the meaning ascribed to such term in Rule l-02 of Regulation S-X of the SEC.

“Subsidiary” has the meaning ascribed to such term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.08(a).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refund, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Transaction” means the Merger and any other transactions contemplated by this Agreement.

“Treasury Stock” means shares of CCBI Common Stock held by CCBI, other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

“Washington Mutual” has the meaning set forth in the preamble to this Agreement.

“Washington Mutual Articles” means the Articles of Incorporation of Washington Mutual, as amended.

“Washington Mutual Benefit Plans” has the meaning set forth in Section 6.11(a).

“Washington Mutual Board” means the Board of Directors of Washington Mutual.

“WMB” means Washington Mutual Bank, FA, a federally chartered savings bank and wholly owned subsidiary of Washington Mutual.

“WMB Board” means the Board of Directors of WMB.

ARTICLE II

THE MERGER

2.01 The Merger.

(a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into CCBI in accordance with the applicable provisions of the NGCL and the DGCL (the “Merger”), the separate corporate existence of Merger Sub shall cease and CCBI shall survive and continue to exist as a corporation incorporated under the NGCL (CCBI, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).

(b) Name. The name of the Surviving Corporation shall be “Commercial Capital Bancorp, Inc.”

(c) Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the articles of incorporation and the bylaws of the Company as in effect immediately prior to the Merger.

(d) Directors and Executive Officers of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of Merger Sub immediately prior to the Merger. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of Merger Sub immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

(e) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the DGCL and the NGCL.

(f) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of CCBI acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, CCBI, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

2.02 Effective Date and Effective Time; Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause a certificate of merger relating to the Merger to be filed with the Secretary of State of the State of Delaware pursuant to the DGCL (the “Delaware Certificate of Merger”) and articles of merger relating to the Merger to be filed with the Secretary of State of the State of Nevada (the “Nevada Articles of Merger”) on (i) the fifth Business Day following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filings or as set forth in such filings.

(b) A closing (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 1999 Avenue of the Stars, 29th Floor, Los Angeles, California 90067, or at such other place as the parties may mutually agree upon, on the Effective Date. At the Closing, there shall be delivered to Washington Mutual and CCBI the documents required to be delivered under Article VII hereof.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.01 Conversion of Shares. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a) Outstanding Merger Sub Stock. Each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into one validly issued, fully paid and nonassessable share of the Surviving Corporation.

(b) Treasury Stock. Each share of CCBI Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

(c) Effect on CCBI Common Stock. Each share of CCBI Common Stock, except for shares of Treasury Stock, shall be converted, by virtue of the Merger, into the right to receive $16.00 in cash, without interest (the “Merger Consideration”).

3.02 Exchange Procedures.

(a) Immediately prior to the Effective Time, for the benefit of the holders of Certificates, Washington Mutual shall deliver to the Exchange Agent an estimated amount of cash sufficient to make all payments required to be made pursuant to this Article III, in exchange for Certificates representing outstanding shares of CCBI Common Stock in accordance with this Article III (such cash amount, the “Exchange Fund”). The Exchange Agent shall invest such deposited cash as directed by Washington Mutual, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $500 million. Any net profit resulting from, or interest or income produced by, such investments will be payable to Washington Mutual.

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of CCBI Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Section 3.01. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, promptly after the Effective Time, the Merger Consideration. Until surrendered as contemplated by this Section 3.02(b), each Certificate (other than Certificates representing Treasury Stock) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Section 3.01 and any unpaid dividends and distributions on the shares of CCBI Common Stock represented thereby with a record date prior to the Effective Time and which remain unpaid at the Effective Time.

(c) If payment of the Merger Consideration is to be made to a Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate form of assignment separate from the Certificate) and otherwise in proper form for transfer, and the Person requesting such payment shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(d) At and after the Effective Time, the stock transfer books of CCBI shall be closed and there shall be no transfers on the stock transfer books of CCBI of the shares of CCBI Common Stock which were issued and outstanding immediately prior to the Effective Time. At the Effective Time, holders of CCBI Common Stock shall cease to be, and shall have no rights as, shareholders of CCBI other than to receive the consideration provided under this Article III. On or after the Effective Time, any Certificates presented to Washington Mutual or the Exchange Agent for transfer shall be cancelled and exchanged for the Merger Consideration as provided herein.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of CCBI for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Washington Mutual. Any shareholders of CCBI who have not theretofore complied with Section 3.02(b) shall thereafter look only to Washington Mutual for the Merger Consideration and unpaid dividends and distributions thereon deliverable in respect of each share of CCBI Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of CCBI Common Stock are not surrendered or the payment for them is not claimed prior to the date on which the applicable Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Washington Mutual (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Washington Mutual and the Exchange Agent shall be entitled to rely upon the stock transfer books of CCBI to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Washington Mutual and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f) Washington Mutual (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of CCBI Common Stock such amounts as Washington Mutual or the Exchange Agent are required to deduct and withhold under the Code or applicable law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of CCBI Common Stock in respect of which such deduction and withholding was made by Washington Mutual.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Washington Mutual, the posting by such Person of a bond in such amount as Washington Mutual may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

3.03 Treatment of Employee Equity. At the Effective Time, each CCBI Option which is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested and exercisable, shall be canceled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of shares of CCBI Common Stock subject to such CCBI Option immediately prior to the Effective Time, and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such CCBI Option (the “Option Merger Consideration”) less any applicable Taxes required to be withheld with respect to such payment. If the exercise price per share of any such CCBI Option is equal to or greater than the Merger Consideration, such CCBI Option shall be canceled without any cash payment being made in respect thereof.

3.04 Bank Merger. As soon as practicable after the execution of this Agreement, or on such later date as Washington Mutual shall specify, Washington Mutual and CCBI shall cause WMB and CCB to enter into the Bank Merger Agreement, which provides for the merger of CCB with and into WMB (the “Bank Merger”), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger (or on such later date as Washington Mutual shall specify). The Bank Merger Agreement provides that the directors of WMB upon consummation of the Bank Merger shall be the directors of WMB immediately prior to the Bank Merger.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01 Forbearances of CCBI. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Washington Mutual, not to be unreasonably withheld, CCBI will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Washington Mutual the goodwill of the customers of CCBI and its Subsidiaries and others with whom business relations exist.

(b) Capital Stock. Other than pursuant to Rights set forth on Schedule 4.01(b) of CCBI’s Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

(c) Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of CCBI capital stock, other than regular quarterly cash dividends on CCBI Common Stock equal to the rate paid during the fiscal quarter immediately preceding the date hereof and declared and payable on record dates and payment dates consistent with past practice, dividends from wholly owned Subsidiaries of CCBI to CCBI or as set forth on Schedule 4.01(c) of CCBI’s Disclosure Schedule or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements or arrangements with any director, officer or employee of CCBI or its Subsidiaries or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except for (i) general salary increases to employees other than directors and executive officers made in the ordinary course of business consistent with past practices (including without limitation in terms of the amount of such increases in relation to the same period of time in the preceding calendar year, the timing of such increases, and the selection of and eligibility requirements for the applicable recipients thereof), (ii) other changes that are required by applicable law, and (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of CCBI’s Disclosure Schedule.

(e) Hiring. Hire any person as an employee of CCBI or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of CCBI’s Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of CCBI or a Subsidiary of CCBI, and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transaction or consummation thereof.

(f) Benefit Plans. Enter into, establish, adopt, amend or terminate, or make any contributions to (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(f) of CCBI’s Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of CCBI or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(g) Dispositions. Sell, transfer, mortgage, license, encumber or otherwise dispose of or discontinue any of its assets, rights, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to CCBI and its Subsidiaries taken as a whole.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than as permitted by Section 4.01(r)), deposits or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures other than those identified on Schedule 4.01(i) of CCBI’s Disclosure Schedule and other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $500,000 in the aggregate.

(j) Governing Documents. Amend the CCBI Articles or the CCBI Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of CCBI or enter into a plan of consolidation, merger, share exchange or reorganization with any person (other than consolidations, mergers or reorganizations solely among wholly owned Subsidiaries of CCBI), or a letter of intent or agreement in principle with respect thereto.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP, in each case as approved in writing by CCBI’s independent public accountants.

(l) Contracts. Except as otherwise permitted under this Section 4.01, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which CCBI or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by CCBI or any of its Subsidiaries of an amount which exceeds $100,000 and/or would impose any material restriction on the business of CCBI or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to CCBI and its Subsidiaries taken as a whole.

(n) Banking Operations. Enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility other than those identified on Schedule 4.01(n) of CCBI’s Disclosure Schedule.

(o) Marketing. Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to Washington Mutual prior to the date hereof).

(p) Derivatives Contracts. Enter into any Derivatives Contract.

(q) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, exchange or escrow balances, federal funds purchased, cash management accounts, fixed rate or LIBOR rate Federal Home Loan Bank or Federal Reserve Board borrowings that mature within one year and that have no put or call features and securities sold under agreements to repurchase that mature within 90 days, in each case in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(r) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency or government sponsored enterprise securities, in each case, with a duration of one (1) year or less.

(s) Loans. (A) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”), other than Loans made or acquired in the ordinary course of business consistent with past practice which have (x) in the case of commercial and commercial real estate Loans, (i) a principal balance not in excess of $8,000,000 and (ii) involve aggregate borrowings by the applicable borrower not in excess of $60,000,000; (y) in the case of Loans for the purchase of single-family residences, a principal balance not in excess of $3,000,000; and (z) in the case of Loans for the purchase of multi-family residences, a principal balance not in excess of $10,000,000; (B) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts sent forth in clause (A) above; or (C) enter into any Loan securitization or create any special purpose funding entity.

(t) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(u) Adverse Actions. Take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, in either case, except as may be required by applicable law or regulation.

(v) Tax Elections. Make or change any material Tax election, settle or compromise any material Tax liability of CCBI or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of CCBI or any of its Subsidiaries, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.

(w) Antitakeover Statutes. Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Washington Mutual or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(x) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02 No Fundamental Washington Mutual Changes. Except as expressly contemplated or permitted by this Agreement or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Washington Mutual shall not, without the prior written consent of CCBI (which consent shall not be unreasonably withheld), (i) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, (ii) take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement or (iii) agree to, or make any commitment to, take any of the actions prohibited by this Section 4.02.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01 Disclosure Schedules. On or prior to the date hereof, CCBI has delivered to Washington Mutual a schedule and Washington Mutual has delivered to CCBI a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; provided, however, the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.02 Standard. Solely for purposes of determining whether the condition set forth in Section 7.02(a) or 7.03(a), as the case may be, has been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of CCBI or Washington Mutual contained in Sections 5.03 or 5.04, respectively, other than the representations and warranties set forth in Section 5.03(b), the last sentence of Section 5.03(m)(vi), and Sections 5.03(m)(viii) and (ix), which shall be true in all material respects, shall be deemed untrue or incorrect for purposes of Section 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

5.03 Representations and Warranties of CCBI. Subject to Section 5.01, CCBI hereby represents and warrants to Washington Mutual:

(a) Organization, Standing and Authority. CCBI is duly organized, validly existing and in good standing under the laws of the State of Nevada. CCBI is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on CCBI. CCBI has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the CCBI Articles and CCBI Bylaws which have previously been made available to Washington Mutual are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of CCBI and each of its Subsidiaries previously made available to Washington Mutual contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken since December 31, 2002 of their respective stockholders and Board of Directors (including committees of their respective Boards of Directors) through March 31, 2006.

(b) CCBI Capital Stock. The authorized capital stock of CCBI consists solely of 200,000,000 shares of CCBI Common Stock, of which 59,655,046 shares were issued and outstanding as of March 31, 2006 and 274,819 shares were contingent shares (as further described in Section 5.03(b) of CCBI’s Disclosure Schedule) as of the date hereof, and 100,000,000 shares of CCBI Preferred Stock, of which no shares are issued and outstanding as of the date hereof. As of the date hereof, 1,823,332 shares of CCBI Common Stock were held in treasury by CCBI or otherwise directly or indirectly owned by CCBI. The outstanding shares of CCBI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of CCBI Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of CCBI’s Disclosure Schedule sets forth for each CCBI Option the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of CCBI Common Stock subject to each CCBI Option, the number of shares of CCBI Common Stock subject to CCBI Options that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence, there are no shares of CCBI Common Stock reserved for issuance, CCBI does not have any Rights issued or outstanding with respect to CCBI Common Stock and CCBI does not have any commitment to authorize, issue or sell any CCBI Common Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of CCBI may vote are outstanding. No Equity Securities have been issued or authorized for issuance by CCBI from March 31, 2006 through the date hereof.

(c) Subsidiaries.

(i) (A) CCBI has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) except as set forth on Schedule 5.03(c) of CCBI’s Disclosure Schedule, CCBI owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to CCBI) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to CCBI or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to CCBI’s rights to vote or to dispose of such securities and (F) all the Equity Securities of CCBI’s Subsidiaries held by CCBI or its Subsidiaries are fully paid and nonassessable and are owned by CCBI or its Subsidiaries free and clear of any Liens. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any of the CCBI Subsidiaries may vote are outstanding.

(ii) Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in CCBI’s Subsidiaries and stock in the FHLB, CCBI does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(iii) Each of CCBI’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on such Subsidiaries. Each of CCBI’s Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(iv) The deposit accounts of CCB are insured by the SAIF, in the manner and to the maximum extent provided by applicable law, and CCB has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(d) Corporate Power. Each of CCBI and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and CCBI has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction and to cause CCB to consummate the Bank Merger Agreement, and CCB has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to receipt of all necessary approvals of Governmental Authorities and the approval by CCBI’s stockholders of this Agreement.

(e) Corporate Authority. Subject to the approval of this Agreement by the holders of the outstanding CCBI Common Stock, this Agreement and the Merger and the Bank Merger and Bank Merger Agreement have been authorized by all necessary corporate action of CCBI and CCB and the CCBI Board and the CCB Bank Board on or prior to the date hereof and the CCBI Board has recommended that stockholders of CCBI adopt this Agreement and directed that such matter be submitted for consideration by CCBI’s stockholders at the CCBI Meeting. CCBI has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Washington Mutual, this Agreement is a valid and legally binding obligation of CCBI, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CCBI or any of its Subsidiaries in connection with the execution, delivery or performance by CCBI and CCB of this Agreement and the Bank Merger Agreement, respectively, or to consummate the Transaction, except as Previously Disclosed and except for (A) filings of applications or notices with, and approvals or waivers by, the OTS, (B) any notices required to be filed under the HSR, (C) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of CCBI Common Stock, (D) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL with respect to the Merger, (E) the filing of the Nevada Articles of Merger with the Secretary of State of the State of Nevada pursuant to the NGCL with respect to the Merger, (F) the approval of this Agreement by the holders of the outstanding shares of CCBI Common Stock and (G) the consents and approvals of third parties which are not Governmental Authorities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on CCBI or Washington Mutual.

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by CCBI and CCB, respectively, and the consummation of the Transaction do not and will not (A) except as Previously Disclosed, constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of CCBI or any of its Subsidiaries or to which CCBI or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the CCBI Articles, the CCBI Bylaws or similar governing documents of CCBI’s Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports; Undisclosed Liabilities; Internal Controls.

(i) CCBI’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2002 with the SEC (collectively, CCBI’s “Securities Documents”), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable regulations of the SEC as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the consolidated statements of financial condition contained in any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of CCBI and its Subsidiaries as of its date, and each of the consolidated statements of income, stockholders’ equity and comprehensive income and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated statements of income, stockholders’ equity and comprehensive income and cash flows or equivalent statements, as the case may be, of CCBI and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein. Each of such financial statements (including any related notes and schedules thereto) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The books and records of CCBI and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(ii) CCBI has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since December 31, 2002. None of CCBI’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. CCBI has made available to Washington Mutual true, correct and complete copies of all written correspondence between the SEC, on the one hand, and CCBI and any of its Subsidiaries, on the other hand, occurring since December 31, 2002. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to CCBI’s Securities Documents. To the knowledge of CCBI, none of the CCBI’s Securities Documents is the subject of ongoing SEC review or outstanding SEC comment.

(iii) Except as set forth on the balance sheet of CCBI dated as of December 31, 2005 and included in CCBI’s Securities Documents filed prior to the date hereof, neither CCBI nor any of its Subsidiaries has any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) other than liabilities incurred after December 31, 2005 in the ordinary course of business consistent with past practice and, to CCBI’s knowledge, there is no existing condition, event or circumstance which could result in any such material liability in the future.

(iv) Since December 31, 2005, (A) CCBI and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (B) except as Previously Disclosed, neither CCBI nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Section 4.01, other than any such actions that (1) were taken in the ordinary course of business consistent with past practice, (2) were not, individually or in the aggregate, material to the business, operations or financial condition of CCBI and (3) did not have and are not reasonably likely to have a Material Adverse Effect with respect to CCBI and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to CCBI.

(v) No agreement pursuant to which any loans or other assets have been or shall be sold by CCBI or its Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by CCBI or its Subsidiaries, to cause CCBI or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against CCBI or its Subsidiaries. Section 5.03(g) of CCBI’s Disclosure Schedule sets forth all cash, stock or other dividend or any other distribution with respect to the capital stock of CCBI or any of its Subsidiaries that has been declared, set aside or paid, as well as all shares of capital stock of CCBI that have been purchased, redeemed or otherwise acquired, directly or indirectly, by CCBI or any of its Subsidiaries and no agreements have been made by CCBI or any of its Subsidiaries to do any of the foregoing.

(vi) The records, systems, controls, data and information of CCBI and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CCBI or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.03(g)(vi). CCBI (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to CCBI, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of CCBI by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to CCBI’s outside auditors and the audit committee of the CCBI Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CCBI’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in CCBI’s internal controls over financial reporting. These disclosures were made in writing by management to CCBI’s auditors and audit committee and a copy has previously been made available to Washington Mutual. The Chief Executive Officer and the Chief Financial Officer of CCBI have signed, and CCBI has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither CCBI nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. As of the date hereof, CCBI has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give, without qualification, the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when next due.

(vii) Since the enactment of the Sarbanes-Oxley Act, (i) neither CCBI nor any of its Subsidiaries nor, to the knowledge of CCBI, any director, officer, employee, auditor, accountant or representative of CCBI or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CCBI or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CCBI or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CCBI or any of its Subsidiaries, whether or not employed by CCBI or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CCBI or any of its Subsidiaries or their respective officers, directors, employees or agents to the CCBI Board or any committee thereof or, to the knowledge of CCBI, to any director or officer of CCBI.

(h) Legal Proceedings. Except as set forth in Section 5.03(h) of CCBI’s Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against CCBI or any of its Subsidiaries and, to CCBI’s knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither CCBI nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to CCBI.

(i) Regulatory Matters.

(i) Neither CCBI nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has CCBI or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. CCBI and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(ii) Neither CCBI nor any of its Subsidiaries has been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iii) Except as Previously Disclosed, (i) no Governmental Authority has initiated since December 31, 2000 or has pending any proceeding, enforcement action or, to the knowledge of CCBI, investigation or inquiry into the business, operations, policies, practices or disclosures of CCBI or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of CCBI and its Subsidiaries), or, to the knowledge of CCBI, threatened any of the foregoing, and (ii) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of CCBI or any of its Subsidiaries.

(j) Compliance With Laws. Each of CCBI and its Subsidiaries:

(i) is and at all times since December 31, 2002 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and OTS regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of CCBI and its Subsidiaries relating to customer data, privacy and security;

(ii) has and at all times since December 31, 2002 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to CCBI’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received, since December 31, 2000, no notification or communication from any Governmental Authority (A) asserting that CCBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to CCBI’s knowledge, do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults.

(i) Except for documents listed as exhibits to CCBI’s Securities Documents, neither CCBI nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any of its directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of CCBI or any of its Subsidiaries to indemnification from CCBI or any of its Subsidiaries (other than as described in Section 5.03(k)(i)(ii) to CCBI’s Disclosure Schedule), (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $100,000 per annum, (v) which is with or to a labor union or guild (including any collective bargaining agreement), (vi) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case in the ordinary course of business), (vii) which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of CCBI or its Subsidiaries, (viii) which involves the purchase or sale of assets with a purchase price of $1,000,000 or more in any single case or $15,000,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (ix) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involve the payment of $100,000 or more in annual fees (other than any such agreement, license or contract listed in Section 5.03(k)(i)(ix) of CCBI’s Disclosure Schedule), (x) which provides for the payment by CCBI or its Subsidiaries of payments upon a change of control thereof other than as set forth in Section 5.03(k)(i)(x) of CCBI’s Disclosure Schedule, (xi) which is a lease for any real or material personal property owned or presently used by CCBI or any of its Subsidiaries, (xii) which materially restricts the conduct of any business by CCBI or by any of its Subsidiaries or limits the freedom of CCBI or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict the Surviving Corporation or any of its affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires CCBI or any of its Subsidiaries to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (xiii) which is with respect to, or otherwise commits CCBI or any of its Subsidiaries to do, any of the foregoing (collectively, “Material Contracts”). CCBI has Previously Disclosed and made available to Washington Mutual true and correct copies of each such Material Contract.

(ii) Each Material Contract is valid and binding on CCBI and its Subsidiaries and is in full force and effect (other than due to the ordinary expiration thereof) and, to the knowledge of CCBI, is valid and binding on the other parties thereto. Neither CCBI or any of its Subsidiaries nor, to the knowledge of CCBI, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by CCBI or any of its Subsidiaries is currently outstanding.

(iii) Section 5.03(k)(iii) of CCBI’s Disclosure Schedule sets forth a schedule of all officers and directors of CCBI and its Subsidiaries who have outstanding loans from CCBI or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(l) No Brokers. No action has been taken by CCBI or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, excluding a Previously Disclosed fee to be paid to Credit Suisse Securities (USA) LLC and Sandler O’Neill & Partners, L.P. Copies of all agreements with Credit Suisse Securities (USA) LLC and Sandler O’Neill & Partners, L.P. have been previously furnished to Washington Mutual.

(m) Employee Benefit Plans.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of CCBI and its Subsidiaries (the “Employees”) and current or former directors or independent contractors of CCBI and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “Benefit Plans”), have been Previously Disclosed to Washington Mutual. True and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA, have been provided or made available to Washington Mutual.

(ii) Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and CCBI is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither CCBI nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to CCBI’s knowledge, threatened litigation relating to the Benefit Plans. Neither CCBI nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan or Pension Plan that could subject CCBI or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plan.

(iii) No liability under Title IV of ERISA has been or is expected to be incurred by CCBI or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity which is considered one employer with CCBI under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither CCBI nor any of its Subsidiaries has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan (as defined in 4001(a)(3) of ERISA) under of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the Transaction.

(iv) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the financial statements of CCBI included in CCBI’s Securities Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Except as Previously Disclosed, neither CCBI nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Except as Previously Disclosed, neither CCBI nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. CCBI or any of its Subsidiaries may amend or terminate any such Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder. No event or condition exists with respect to a Benefit Plan that could subject CCBI to a material tax under Section 4980B of the Code.

(vi) None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction, either along or in connection with a subsequent event, will, except as Previously Disclosed, (A) entitle any Employees or any current or former director or independent contractor of CCBI or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. In connection with the foregoing, CCBI also represents and warrants as to the statements set forth on Section 5.03(m) of CCBI’s Disclosure Schedule.

(vii) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(viii) Section 5.03(m)(viii) of the CCBI Disclosure Schedule sets forth the following: (A) the maximum amount of all payments and benefits to which each individual set forth on such schedule (each such person, an “Executive”) is entitled to receive, pursuant to all employment, salary continuation, bonus, change in control, and all other agreements, plans and arrangements (any such agreement, plan or arrangement, an “Executive Agreement”), in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement, such amounts to be adjusted to take into account only those changes expressly identified in Section 5.03(m)(viii) of the CCBI Disclosure Schedule (each such total amount in respect of each such Executive, the “Change in Control Benefit”), other than the payment each such Executive shall otherwise be entitled to receive as a gross-up payment in respect of any excise tax imposed on the Executive pursuant to Section 4999 of the Code as calculated pursuant to the applicable Executive Agreement (each such payment, a “Gross-Up Payment”); and (B) the maximum aggregate amount of all Change in Control Benefits and Gross-Up Payments.

(ix) Except with respect to the twelve Executives who are parties to Benefit Plans that are “Split Dollar Agreements” and related “Executive Bonus Agreements”, which agreements provide for the vesting of certain benefits under such agreements upon the closing of the transactions contemplated under this Agreement (the “CIC Vesting”), and are identified in Section 5.03(m)(ix) of the CCBI Disclosure Schedule (the “Executive Split Dollar Arrangements”), no other current or former director, employee or independent contractor is, or shall become, a party to any “Split Dollar Agreement” that provides for the vesting of any benefits upon the closing of the transactions contemplated under this Agreement (either alone or in connection with any subsequent event). The seven Executives identified in Section 5.03(m)(ix) of the CCBI Disclosure Schedule with asterisks have, as of the date hereof, irrevocably waived all rights they may have to the CIC Vesting under the Split Dollar Arrangements.

(n) Labor Matters. Neither CCBI nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is CCBI or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel CCBI or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to CCBI’s knowledge, threatened, nor is CCBI or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Each of CCBI and its Subsidiaries has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation due to its employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law.

(o) Environmental Matters. Except as Previously Disclosed, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on CCBI or any of its Subsidiaries of any liability or obligation arising under any Environmental Laws pending or, to the knowledge of CCBI, threatened against CCBI or any of its Subsidiaries, which liability or obligation could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CCBI or its Subsidiaries taken as a whole. To the knowledge of CCBI, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CCBI or its Subsidiaries taken as a whole. To the knowledge of CCBI, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties or facilities, (ii) its or any of its Subsidiaries’ participation in the management of any property or facility, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property or facility, there were no releases, threatened releases or arranging for disposal of any Hazardous Substance in, on, under, from or affecting any such property or facility which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CCBI or its Subsidiaries taken as a whole. Neither CCBI nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, Governmental Authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CCBI or its Subsidiaries taken as a whole.

As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(p) Tax Matters.

(i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the CCBI Group, including CCBI and its Subsidiaries, have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) the Tax Returns referred to in clause (A) have not been examined by the IRS or the appropriate Tax authority, the CCBI Group has not extended or waived the statute of limitations for any such Tax Returns and the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the CCBI Group has extended or waived any statutes of limitation with respect to any Taxes of CCBI. There are no material Liens for Taxes upon the assets of CCBI or its Subsidiaries, other than with respect to Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided. No written claim has ever been made by any Governmental Authority in a jurisdiction where neither CCBI nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(ii) CCBI has made available to Washington Mutual true and correct copies of the United States federal income Tax Returns filed by CCBI for each of the three most recent fiscal years for which such returns have been filed.

(iii) Neither CCBI nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by CCBI’s Securities Documents filed prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the financial statements included in CCBI’s Securities Documents filed on or prior to the date hereof.

(iv) Neither CCBI nor any of its Subsidiaries is a party to any Tax allocation, Tax indemnity or Tax sharing agreement, is or has been a member of an affiliated group filing consolidated unitary or combined Tax Returns (other than a group the common parent of which is or was CCBI) or, to the knowledge of CCBI, has any liability for Taxes of any Person (other than a member of the CCBI Group) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or otherwise has any liability for the Taxes of any Person (other than a member of the CCBI Group) as a transferee or successor, by contract, or otherwise.

(v) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to CCBI and its Subsidiaries.

(vi) Neither CCBI nor any of its Subsidiaries maintains any compensation or benefits plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m), 280G or 424 of the Code and the regulations issued thereunder (or any similar provision of state or local laws).

(vii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that CCBI or any of its Subsidiaries is or was required by law to withhold, collect or deposit have been duly withheld, collected or deposited and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

(viii) None of CCBI or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(ix) None of CCBI or any of its Subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Effective Date as a result of (i) a change in method of accounting occurring prior to the Effective Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Effective Date, (iii) a prepaid amount received, or paid, prior to the Effective Date or (iv) deferred intercompany gains or losses, intercompany items, or similar items arising prior to the Effective Date.

(x) None of CCBI or any of its Subsidiaries has engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(xi) None of CCBI or any of its Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and none of CCBI or any of its Subsidiaries has engaged in a trade or business within, or derived any income from, any foreign country.

(q) Risk Management Instruments.

(i) All Derivatives Contracts, whether entered into for the account of CCBI or any of its Subsidiaries or for the account of a customer of CCBI or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of the relevant Governmental Authorities and in accordance with the asset and liability management, investment, securities, risk management and other policies, practices and procedures employed by CCBI and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivatives Contracts. All of such Derivatives Contracts are legal, valid and binding obligations of CCBI or one of its Subsidiaries enforceable against it and, to the knowledge of CCBI, the respective counterparties thereto, in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect (other than due to the ordinary expiration of the term thereof). CCBI and its Subsidiaries have duly performed their obligations under the Derivatives Contracts to the extent that such obligations to perform have accrued and, to CCBI’s knowledge as of the date hereof, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(ii) “Derivatives Contracts“ means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contracts” shall not include any CCBI Options.

(r) Loans; Nonperforming and Classified Assets.

(i) Each Loan on the books and records of CCBI and its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of CCBI, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii) CCBI has Previously Disclosed as to CCBI and each CCBI Subsidiary as of the latest practicable date prior to the date of this Agreement: (A) any written or, to CCBI’s knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to CCBI’s knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by CCBI, a CCBI Subsidiary or an applicable regulatory authority (it being understood that no representation is being made that the OTS would agree with the loan classifications established by CCBI or any of the CCBI Subsidiaries); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of CCBI or a CCBI Subsidiary, or to the knowledge of CCBI, any Person controlling, controlled by or under common control with any of the foregoing.

(s) Properties. All real and personal property owned by CCBI or a Subsidiary of CCBI or presently used by any of them in their respective business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices.

CCBI has good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of CCBI as of December 31, 2005, included in CCBI’s Securities Documents or acquired after such date, other than properties sold by CCBI in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of CCBI as of December 31, 2005 included in CCBI’s Securities Documents filed prior to the date of this Agreement. Except as Previously Disclosed, all real and personal property which is material to CCBI’s business on a consolidated basis and leased or licensed by CCBI or a Subsidiary of CCBI is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(t) Intellectual Property. CCBI and each Subsidiary of CCBI owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its businesses, free and clear of any material Liens, all of which have been Previously Disclosed by CCBI, and none of CCBI or any of its Subsidiaries has received any notice of conflict or allegation of invalidity with respect thereto or that asserts the intellectual property rights of others. To the knowledge of CCBI, the operation of the business of CCBI and each of its Subsidiaries does not infringe or violate the intellectual property of any third party. CCBI and each of its Subsidiaries have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(u) Fiduciary Accounts. CCBI and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws, regulations and common laws. Neither CCBI nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(v) Books and Records. The books and records of CCBI and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of CCBI.

(w) Insurance. CCBI has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by CCBI and its Subsidiaries (“Insurance Policies”). Except as Previously Disclosed, CCBI and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of CCBI has reasonably determined to be prudent in accordance with industry practices; all the Insurance Policies are in full force and effect; CCBI and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(x) Allowance For Loan Losses. CCBI’s allowance for loan losses is in compliance with CCBI’s methodology at the time of the representation for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is adequate under all such standards.

(y) Required Vote; Antitakeover Provisions; No Dissenters Rights.

(i) The affirmative vote of the holders of a majority of the issued and outstanding shares of CCBI Common Stock is necessary to approve this Agreement and the Merger on behalf of CCBI. No other vote of the stockholders of CCBI is required by law, the CCBI Articles, the CCBI Bylaws or otherwise to approve this Agreement and the Merger.

(ii) The Board of Directors of CCBI has taken all necessary action so that no “control share acquisition,” “business combination moratorium,” “fair price” or other forms of antitakeover statute or regulation under the NGCL or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the CCBI Articles and CCBI Bylaws), apply or will apply to this Agreement or the Transaction.

(iii) The holders of CCBI Common Stock are not, and will not be, entitled to dissenters rights under the NGCL or any other appraisal rights or similar rights as a result of the Transaction.

(z) Fairness Opinions. The CCBI Board has received the written opinions of Credit Suisse Securities (USA) LLC and Sandler O’Neill & Partners, L.P., each to the effect that as of the date hereof the Merger Consideration is fair to the holders of CCBI Common Stock from a financial point of view.

(aa) Transactions in Securities.

(i) All offers and sales of CCBI Common Stock by CCBI were at all relevant times exempt from or complied with the registration requirements of the Securities Act.

(ii) Neither CCBI, none of CCBI’s Subsidiaries nor, to CCBI’s knowledge, (a) any director or executive officer of CCBI, (b) any person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of CCBI Common Stock or other securities issued by CCBI (i) during any period when CCBI or such person was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act or the rules and regulations of the SEC thereunder.

(bb) Registration Obligation. Neither CCBI nor any of CCBI’s Subsidiaries is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

(cc) No Agreements on Directorships. Except as Previously Disclosed, neither CCBI, any Subsidiary of CCBI nor any affiliate of CCBI has entered into any agreement which obligates CCBI or CCB to elect any individual to serve on the CCBI Board, the CCB Bank Board or the board of directors of any Subsidiary of CCBI, and as of the date hereof, there are no obligations or commitments on the part of CCBI, CCB or any affiliate of CCBI to elect any individual to serve on the CCBI Board, the CCB Bank Board or the board of directors of any Subsidiary of CCBI.

5.04 Representations and Warranties of Washington Mutual. Subject to Sections 5.01, Washington Mutual hereby represents and warrants to CCBI as follows:

(a) Organization, Standing and Authority. Washington Mutual is duly organized and validly existing under the laws of the State of Washington. Washington Mutual is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where failure to be so licensed or qualified would not have a Material Adverse Effect on Washington Mutual. Washington Mutual has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. The copies of the Washington Mutual Articles and Washington Mutual Bylaws which have previously been made available to CCBI are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of Washington Mutual and each of its Subsidiaries previously made available to CCBI contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken since December 31, 2004 of their respective stockholders and Board of Directors (including committees of their respective Boards of Directors) through the date hereof

(b) Subsidiaries. WMB is duly organized and in good standing as a federal savings association under the Home Owners’ Loan Act, as amended, and its deposits are insured by the SAIF in the manner and to the maximum extent provided by law.

(c) Corporate Power. Washington Mutual has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Washington Mutual has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction and to cause WMB to consummate the Bank Merger Agreement, and WMB will have the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case subject to the receipt of all necessary approvals of Governmental Authorities.

(d) Corporate Authority. This Agreement and the Merger and the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of Washington Mutual and the Washington Mutual Board on or prior to the date hereof. This Agreement has been duly executed and delivered by Washington Mutual and, assuming due authorization, execution and delivery by CCBI, this Agreement is a valid and legally binding agreement of Washington Mutual enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(e) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Washington Mutual or any of its Subsidiaries in connection with the execution, delivery or performance by Washington Mutual and WMB of this Agreement and the Bank Merger Agreement, respectively, or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the OTS, (B) except where the failure to obtain such consents, approvals or waivers or make such filings or registrations would not have nor reasonably be expected to have a Material Adverse Effect on Washington Mutual, (C) any notices required to be filed under the HSR, (D) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL with respect to the Merger, and (E) the filing of the Nevada Articles of Merger with the Secretary of State of the State of Nevada pursuant to the NGCL with respect to the Merger.

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by Washington Mutual and WMB, respectively, and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of Washington Mutual or of any of its Subsidiaries or to which Washington Mutual or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Washington Mutual or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(f) Financial Reports and Securities Documents; Material Adverse Effect.

(i) Washington Mutual’s Annual Report on Form 10-K for the year ended December 31, 2005 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2005 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Washington Mutual’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Washington Mutual and its Subsidiaries as of its date, and each of the consolidated statements of income, stockholders’ equity and comprehensive income and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the statements of income, stockholders’ equity and comprehensive income and cash flows or equivalent statements, as the case may be, of Washington Mutual and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii) Since December 31, 2005, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Washington Mutual.

(g) Legal Proceedings.

(i) Except as set forth in Washington Mutual’s Securities Documents filed prior to the date hereof, neither Washington Mutual nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Washington Mutual’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Washington Mutual or any of its Subsidiaries.

(ii) There is no injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon Washington Mutual, any of its Subsidiaries or the assets of Washington Mutual or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Washington Mutual.

(h) Regulatory Matters.

(i) Neither Washington Mutual nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has Washington Mutual or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. Washington Mutual and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(ii) Neither Washington Mutual nor any of its Subsidiaries has been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(i) Compliance With Laws. Each of Washington Mutual and its Subsidiaries:

(i) is and at all times since December 31, 2002 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and OTS regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has and at all times since December 31, 2002 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all

Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Washington Mutual’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received, since December 31, 2000, no notification or communication from any Governmental Authority (A) asserting that Washington Mutual or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Washington Mutual’s knowledge, do any grounds for any of the foregoing exist).

(j) No Brokers. No action has been taken by Washington Mutual or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.

(k) Ownership of CCBI Common Stock. None of Washington Mutual, or any of its Subsidiaries or, to Washington Mutual’s knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of more than 5% of the outstanding shares of CCBI Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(l) Financing. Washington Mutual has and will have available to it at the Effective Time, and will make available to Merger Sub prior to the Effective Time, immediately available funds necessary to consummate the Transaction.

ARTICLE VI

COVENANTS

6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of CCBI and Washington Mutual agrees to use its reasonable best efforts in good faith, and to cause its Subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end, including, without limitation, using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which Washington Mutual or CCBI is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Article VII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transaction, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the Transaction or seeking material damages; provided, however, that CCBI shall not be permitted without the consent of Washington Mutual, and Washington Mutual shall not be required, to take any action that is reasonably likely to result in a Burdensome Condition.

6.02 Shareholder Approval.

(a) CCBI agrees to take, in accordance with applicable law and the CCBI Articles and the CCBI Bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by CCBI’s stockholders for consummation of the Transaction (including any adjournment or postponement, the “CCBI Meeting”). Except with the prior written approval of Washington Mutual, no other matters shall be submitted for the approval of the CCBI stockholders at the CCBI Meeting. The CCBI Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders and, subject to Section 6.02(b), shall not (x) withdraw, modify or qualify in any manner adverse to Washington Mutual such recommendation or (y) take any other action or make any other public statement in connection with the CCBI Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the stockholders of CCBI at the CCBI Meeting for the purpose of approving the Agreement and any other matters required to be approved by CCBI’s stockholders for consummation of the Transaction. In addition to the foregoing, CCBI shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

(b) Notwithstanding the foregoing, CCBI and the CCBI Board shall be permitted to effect a Change in Recommendation if and only to the extent that:

(i) CCBI shall have complied in all material respects with Section 6.08;

(ii) the CCBI Board, based on advice of its outside counsel, shall have determined in good faith that failure to do so would result in a violation of its fiduciary duties under applicable law; and

(iii) if the CCBI Board intends to effect a Change in Recommendation following an Acquisition Proposal, (A) the CCBI Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by Washington Mutual pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) CCBI shall notify Washington Mutual, at least five Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to Washington Mutual a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents, and (C) prior to effecting such a Change in Recommendation, CCBI shall, and shall cause its financial and legal advisors to, during the period following CCBI’s delivery of the notice referred to in clause (B) above, negotiate with Washington Mutual in good faith for a period of up to five Business Days (to the extent Washington Mutual desires to negotiate) to make such adjustments in the terms and condition of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

6.03 Proxy Statement.

(a) CCBI agrees to prepare the proxy statement relating to the CCBI Meeting (together with the proxy solicitation materials of CCBI constituting a part thereof, the “Proxy Statement”) to be filed by CCBI with the SEC as soon as reasonably practicable after the date hereof and in any event not later than the 30th day following the date hereof. Washington Mutual and CCBI shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the Proxy Statement, and Washington Mutual, and its legal, financial and accounting advisors, shall have the right to review in advance and approve such Proxy Statement prior to its filing and mailing to stockholders. CCBI shall mail the Proxy Statement to its stockholders not later than the 15th day following the earliest date on which it is permitted under applicable SEC rules and regulations to do so (or, if later, the date on which any SEC Staff comments on the Proxy Statement have been resolved).

(b) Each of CCBI and Washington Mutual agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to CCBI’s stockholders and at the time of the CCBI Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of CCBI and Washington Mutual further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Proxy Statement.

6.04 Regulatory Filings.

(a) Subject to the other provisions of this Agreement, each of Washington Mutual and CCBI and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by Washington Mutual (and CCBI, if applicable) as soon as reasonably practicable after the execution hereof. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Washington Mutual to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Authorities or third parties that would reasonably be expected to result in a Burdensome Condition. Each of Washington Mutual and CCBI shall have the right to review in advance, subject to applicable laws relating to the exchange of information, all of the information relating to such party and any of its Subsidiaries that appears in any filing made by the other party with, or written information submitted to, any third party or any Governmental Authority in connection with the Transaction.

(b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (if applicable), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

6.05 Press Releases. CCBI and Washington Mutual shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the securities exchange on which it trades. CCBI and Washington Mutual shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.06 Access; Information.

(a) CCBI agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall, and shall cause its Subsidiaries to, afford Washington Mutual and Washington Mutual’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of CCBI and to such other information relating to CCBI as Washington Mutual may reasonably request and, during such period, it shall furnish promptly to Washington Mutual (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal securities laws and federal or state banking, lending, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of CCBI as Washington Mutual may reasonably request.

(b) As soon as reasonably practicable and as soon as they are available, but in no event more than 15 days, after the end of each calendar month ending after the date of this Agreement, CCBI shall furnish to Washington Mutual (i) consolidated and consolidating financial statements (including balance sheet, income statement and statement of changes in stockholders’ equity) of CCBI and its Subsidiaries as of and for such month then ended and (ii) any key internal management reports relating to the foregoing.

(c) From the date of this Agreement until the Effective Time, the Washington Mutual senior manager responsible for the integration of CCBI with Washington Mutual Previously Disclosed to CCBI, and the CCBI senior manager responsible for the integration of CCBI with Washington Mutual Previously

Disclosed to Washington Mutual, shall confer on a regular basis regarding the business and operations of Washington Mutual and CCBI.

(d) All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the Confidentiality Agreement, dated as of April 14, 2006 between Washington Mutual and CCBI (the “Confidentiality Agreement”).

(e) No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

6.07 Cooperation in Litigation. CCBI agrees that during the period between the date hereof and the Effective Date, CCBI will consult on a regular and ongoing basis with Washington Mutual’s designated representatives regarding the defense by CCBI and its Subsidiaries of all actions, proceedings, arbitrations, claims and investigations pending against CCBI, its Subsidiaries or any of their respective affiliates during such period (collectively, the “Actions”) and will furnish Washington Mutual with reasonable access to employees and other Persons under the control of CCBI and to such documents, records, testimony and other information as Washington Mutual may reasonably request in connection with such Actions. CCBI further agrees to consider and discuss in good faith such actions (including settlement opportunities) as may be reasonably proposed by Washington Mutual in an effort to minimize the cost of, and reduce or mitigate any damages or other adverse effects on Washington Mutual and its affiliates (including CCBI after the Effective Time) that might result from, such Actions. Nothing in this Section 6.07 shall require CCBI or its Subsidiaries to take any action that would jeopardize the attorney-client privilege of CCBI or such Subsidiary, and in such circumstance, the parties shall enter into such agreements as may be necessary or appropriate to preserve such privilege.

6.08 Acquisition Proposals.

(a) CCBI agrees that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below), and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of CCBI thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. From the date of this Agreement through the Effective Time, CCBI shall not, and shall cause its directors, officers or employees (and those of any CCBI Subsidiary) or any Representative retained by it (or any Subsidiary) not to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than Washington Mutual or its affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the CCBI Meeting, if the CCBI Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the CCBI Board’s fiduciary duties under applicable law, CCBI may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.08(a) that the CCBI Board determines in good faith constitutes a Superior Proposal (as defined below), subject to providing 48 hour prior written notice of its decision to take such action to Washington Mutual and identifying the person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.08(b), (1) furnish information with respect to itself and its Subsidiaries to any person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by CCBI after consultation with its outside counsel) on terms no more favorable to such person than the terms contained in the Confidentiality Agreement are to Washington Mutual, and (2) participate in discussions or negotiations regarding such a Superior Proposal. For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets or deposits of CCBI and its Subsidiaries taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 10% or more of the voting power of CCBI or any of its Significant Subsidiaries, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of Equity Securities of CCBI or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving CCBI or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of CCBI Common Stock then outstanding or all or substantially all of CCBI’s consolidated assets, which the CCBI Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and after taking into account the advice of CCBI’s financial advisors (which shall be nationally recognized investment banking firms) and outside counsel, (i) is more favorable from a financial point of view to its stockholders than the Merger, (ii) is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the CCBI Board, is reasonably likely to be obtained by such third party.

(b) In addition to the obligations of CCBI set forth in Section 6.08(a), CCBI shall promptly (within 24 hours) advise Washington Mutual orally and in writing of its receipt of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep Washington Mutual informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall contemporaneously provide to Washington Mutual all materials provided to or made available to any third party pursuant to this Section 6.08 which were not previously provided to Washington Mutual.

(c) Notwithstanding anything herein to the contrary, CCBI and the CCBI Board shall be permitted to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act of 1934; provided, however, that compliance with such rules will in no way limit or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(d) CCBI agrees that any violation of the restrictions set forth in this Section 6.08 by any Representative of CCBI or its Subsidiaries shall be deemed a breach of this Section 6.08 by CCBI.

6.09 Certain Policies. Prior to the Effective Date, each of CCBI and its Subsidiaries, as may be requested by Washington Mutual, shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Washington Mutual; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no accrual or reserve made by CCBI or any of its Subsidiaries pursuant to this Section 6.09 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of CCBI or its management with any such adjustments.

6.10 Indemnification.

(a) From and after the Effective Time through the sixth anniversary of the Effective Time, Washington Mutual (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of CCBI or a CCBI Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of CCBI or any CCBI Subsidiary or is or was serving at the request of CCBI or any of the CCBI Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the CCBI Articles and the CCBI Bylaws or equivalent documents of any CCBI Subsidiary, as applicable, or any agreement, arrangement or understanding which has been Previously Disclosed by CCBI pursuant to this Section 6.10, in each case as in effect on the date hereof.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) Prior to the Effective Time, Washington Mutual shall cause the persons serving as directors and officers of CCBI immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by CCBI for a period of six years after the Effective Time (provided that Washington Mutual may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are in the aggregate not materially less advantageous than such policy or single premium tail coverage with policy limits equal to CCBI’s existing coverage limits) with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall Washington Mutual be required to expend for any one year an amount in excess of 200% of the annual premium currently paid by CCBI for such insurance (the “Insurance Amount”), and further provided that if Washington Mutual is unable to maintain or obtain the insurance called for by this Section 6.10(c) as a result of the preceding provision, Washington Mutual shall use its reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount.

(d) The provisions of this Section 6.10 are intended to be for the benefit of and shall be enforceable by each of the Indemnified Parties and his or her heirs.

6.11 Benefit Plans.

(a) As soon as administratively practicable after the Effective Time, Washington Mutual shall take all reasonable action so that employees of CCBI and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of Washington Mutual of general applicability (the “Washington Mutual Benefit Plans”) to the same extent as similarly-situated employees of Washington Mutual and its Subsidiaries (it being understood that inclusion of the employees of CCBI and its Subsidiaries in the Washington Mutual Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under corresponding Benefit Plans of CCBI and its Subsidiaries until such employees are permitted to participate in the Washington Mutual Benefit Plans and provided further, however, that nothing contained herein shall require Washington Mutual or any of its Subsidiaries to make any grants to any former employee of CCBI under any discretionary equity compensation plan of Washington Mutual. Washington Mutual shall cause each Washington Mutual Benefit Plan in which employees of CCBI and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for purposes of eligibility to participate in, vesting of benefits under or accrual of benefits under, any defined benefit pension plan) under the Washington Mutual Benefit Plans, the service of such employees with CCBI and its Subsidiaries to the same extent as such service was credited for such purpose by CCBI, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those Benefit Plans of CCBI and its Subsidiaries that correspond to Washington Mutual Benefit Plans until employees of CCBI and its Subsidiaries are included in such Washington Mutual Benefit Plans, nothing herein shall limit the ability of Washington Mutual to amend or terminate any of CCBI’s Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

(b) At and following the Effective Time, Washington Mutual shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of CCBI and its Subsidiaries and current and former directors of CCBI and its Subsidiaries existing as of the Effective Date, as well as all employment, severance, bonus, salary continuation, deferred compensation, split dollar, supplemental retirement or “change-in-control” agreements, plans or policies of CCBI to the extent that each of the foregoing are Previously Disclosed. The severance or termination payments which are payable pursuant to such agreements, plans or policies of CCBI (which have been quantified in reasonable detail) have been Previously Disclosed.

(c) At such time as employees and current and former directors of CCBI and its Subsidiaries become eligible to participate in a medical, dental or health plan of Washington Mutual or its Subsidiaries, Washington Mutual shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of Washington Mutual, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and directors and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee or director on or after the Effective Time to the extent such employee or director had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.

(d) Each of CCBI, its Subsidiaries, and Washington Mutual acknowledges and agrees that all provisions contained within this Section 6.11 with respect to Employees and directors are included for the sole benefit of CCBI and Washington Mutual and shall not create any right (i) in any other Person, including, Benefit Plans or any beneficiary thereof or (ii) to continued employment with CCBI, its Subsidiaries, Washington Mutual or any of their respective affiliates.

(e) As soon as practicable after the date of this Agreement, but in no event later than one (1) Business Day prior to the day the Proxy Statement is mailed to stockholders in accordance with Section 6.03(a), CCBI shall obtain from each Executive an acknowledgement and agreement, in a form to be provided by Washington Mutual as soon as practicable after the date of this Agreement, that the Executive is not entitled to receive any amount of payment or benefit in excess of their respective Change in Control Benefit (as set forth in Section 5.03(m)(viii) of the CCBI Disclosure Schedule, which shall be adjusted as provided therein and set forth in such acknowledgement and agreement), and otherwise that (i) such Change in Control Benefit represents the maximum amount of payments and benefits with respect to which the Executive has any right to receive, and (ii) that the amount that shall also be set forth in such acknowledgement and agreement as reflecting the Executive’s Gross-Up Payment represents a good faith estimate of such actual Gross-Up Payment, in each case due in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement (other than the payments to which the Executive shall otherwise be entitled to receive with respect to shares of CCBI Common Stock held by the Executive pursuant to the applicable provisions of Article III of this Agreement (such payments, the “Merger Consideration Payments”)).

(f) CCBI and its Subsidiaries shall use their reasonable best efforts, but shall not otherwise be under any legal obligation, to obtain, from each Executive who is not identified in Section 5.03(m)(ix) of the CCBI Disclosure Schedule with an asterisk, an irrevocable waiver of all rights the Executive may have to any CIC Vesting under the Executive’s Split Dollar Arrangement.

6.12 Notification of Certain Matters. Each of CCBI and Washington Mutual shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.13 Estoppel Letters. CCBI shall use its commercially reasonable efforts to obtain and deliver to Washington Mutual at the Closing with respect to all real estate (i) owned by CCBI or its Subsidiaries, an estoppel letter dated as of the Closing in the form of Annex C from all tenants and (ii) leased by CCBI or its Subsidiaries, an estoppel letter dated as of the Closing in the form of Annex D from all lessors.

6.14 Assumption of Indenture Obligation. Following the Merger, Washington Mutual shall execute such supplemental indentures and provide such documents, including without limitation legal opinions, as are reasonably required upon a merger or consolidation of CCBI under the indentures, trust agreements, guarantee agreements and other agreements Previously Disclosed by CCBI or any of its Subsidiaries.

6.15 Antitakeover Statutes. Each of Washington Mutual and CCBI and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Effective Date of each of the following conditions:

(a) Shareholder Approval. This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of CCBI Common Stock.

(b) Regulatory Approvals. All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Washington Mutual Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that Washington Mutual would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof (any such condition, restriction or requirement, a “Burdensome Condition”).

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the Transaction.

7.02 Conditions to Obligation of CCBI. The obligation of CCBI to consummate the Merger is also subject to the fulfillment or written waiver by CCBI prior to the Effective Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Washington Mutual set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and CCBI shall have received a certificate, dated the Effective Date, signed on behalf of Washington Mutual by the Chief Executive Officer and the Chief Financial Officer of Washington Mutual to such effect.

(b) Performance of Obligations of Washington Mutual. Washington Mutual shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date, and CCBI shall have received a certificate, dated the Effective Date, signed on behalf of Washington Mutual by the Chief Executive Officer and the Chief Financial Officer of Washington Mutual to such effect.

(c) Other Actions. Washington Mutual shall have furnished CCBI with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as CCBI may reasonably request.

7.03 Conditions to Obligation of Washington Mutual. The obligation of Washington Mutual to consummate the Merger is also subject to the fulfillment or written waiver by Washington Mutual prior to the Effective Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of CCBI set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Washington Mutual shall have received a certificate, dated the Effective Date, signed on behalf of CCBI by the Chief Executive Officer and the Chief Financial Officer of CCBI to such effect.

(b) Performance of Obligations of CCBI. CCBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date, and Washington Mutual shall have received a certificate, dated the Effective Date, signed on behalf of CCBI by the Chief Executive Officer and the Chief Financial Officer of CCBI to such effect.

(c) Bank Merger. All regulatory approvals required to consummate the Bank Merger, including without limitation the approval of the OTS, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Bank Merger.

(d) Other Actions. CCBI shall have furnished Washington Mutual with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Washington Mutual may reasonably request.

ARTICLE VIII

TERMINATION

8.01 Termination. This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

(a) Mutual Consent. By the mutual consent in writing of Washington Mutual and CCBI.

(b) Breach. Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by Washington Mutual or CCBI, in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach and (ii) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

(c) Delay. By Washington Mutual or CCBI, in the event that the Merger is not consummated by December 31, 2006, except to the extent that the failure of the Merger then to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or (ii) the failure of any of the CCBI Shareholders (if CCBI is the party seeking to terminate) to perform or observe their respective covenants and agreements under the CCBI Shareholder Agreement.

(d) No Regulatory Approval. By Washington Mutual or CCBI in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(e) No CCBI Stockholder Approval. By either Washington Mutual or CCBI, if any approval of the stockholders of CCBI contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the CCBI Meeting or at any adjournment or postponement thereof.

(f) CCBI Failure to Recommend; Etc. By Washington Mutual if (i) CCBI shall have materially breached the provisions of Section 6.08 in any respect adverse to Washington Mutual, (ii) the CCBI Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Washington Mutual, or (iii) CCBI shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the CCBI Meeting in accordance with Section 6.02.

(g) Certain Tender or Exchange Offers. By Washington Mutual if a tender offer or exchange offer for 15% or more of the outstanding shares of CCBI Common Stock is commenced (other than by Washington Mutual or a Subsidiary thereof), and the CCBI Board recommends that the stockholders of CCBI tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

8.02 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(d) and Article IX (except for Section 9.12) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither Washington Mutual or CCBI shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

(b) The parties hereto agree that CCBI shall pay Washington Mutual the sum of $40,000,000 (the “CCBI Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Washington Mutual pursuant to Section 8.01(f) or (g), CCBI shall pay the entire CCBI Termination Fee to Washington Mutual on the second Business Day following the termination of this Agreement; or

(ii) if (x) this Agreement is terminated by (A) Washington Mutual pursuant to Section 8.01(b), (B) by either Washington Mutual or CCBI pursuant to Section 8.01(c) and at the time of such termination no vote of the CCBI stockholders contemplated by this Agreement at the CCBI Meeting shall have occurred, or (C) by either Washington Mutual or CCBI pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of CCBI or the CCBI Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of CCBI contemplated by this Agreement at the CCBI Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), then (1) if within 15 months after such termination CCBI enters into an agreement with respect to a Control Transaction, then CCBI shall pay to Washington Mutual an amount equal to $8,000,000 on the date of execution of such agreement and upon consummation of any such Control Transaction at any time thereafter, CCBI shall pay to Washington Mutual the remainder of the CCBI Termination Fee on the date of such consummation and (2) if a Control Transaction is consummated otherwise than pursuant to an agreement with CCBI within 15 months after such termination, then CCBI shall pay to Washington Mutual the CCBI Termination Fee (less any amount previously paid by CCBI pursuant to clause (1) above) on the date of such consummation of such Control Transaction. As used in this Section 8.02(b), a “Control Transaction” means (i) the acquisition by any Person whether by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of CCBI or CCB or a majority of the assets or CCBI or CCB, (ii) any issuance of securities resulting in the ownership by any Person of more than 50% of the voting power of CCBI or by any Person other than CCBI or its Subsidiaries of more than 50% of the voting power of CCB or (iii) any merger, consolidation or other business combination transaction involving CCBI or any of its Subsidiaries as a result of which the stockholders of CCBI cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.

Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by Washington Mutual.

(c) CCBI and Washington Mutual agree that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement Washington Mutual would not have entered into this Agreement, and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by CCBI. If CCBI fails to pay Washington Mutual the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), CCBI shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Washington Mutual in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed in whole or in part after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(b), 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the CCBI Meeting no amendment shall be made which by law requires further approval by the stockholders of CCBI without obtaining such approval.

9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Washington Mutual or Merger Sub to:

Washington Mutual, Inc.

1201 Third Avenue

Seattle, WA 98101

Attention: Carey M. Brennan, Esq.

Fax: (206) 490-6293

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Lee Meyerson, Esq.

                 Maripat Alpuche, Esq.

Fax: (212) 455-2502

If to CCBI to:

Commercial Capital Bancorp, Inc.

8105 Irvine Center Drive

Suite 1500

Irvine, California 92618

Attention: Stephen H. Gordon, Chairman

                 and Chief Executive Officer

Fax: (949) 585-0174

With a copy to:

Patton Boggs LLP

2550 M Street, N.W.

Washington, D.C. 20037

Attention: Norman B. Antin, Esq.

                 Jeffrey D. Haas, Esq.

Fax: (202) 457-6315

9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Bank Merger Agreement, the CCBI Shareholder Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Bank Merger Agreement, the CCBI Shareholder Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Washington Mutual’s obligation under Section 6.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08 Severability. Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on CCBI or Washington Mutual, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.10 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written (April 23, 2006). Whenever “to the knowledge of” or words of similar import are used in this Agreement, they shall be deemed to mean the actual knowledge, after reasonable inquiry, of the present officers with titles of Executive Vice President or above of Washington Mutual or CCBI respectively as applicable according to context.

9.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Washington Mutual may at any time modify the structure of the acquisition of CCBI set forth herein, including to provide for a merger of CCBI with and into Washington Mutual or another wholly owned Subsidiary of Washington Mutual, provided that (i) the Merger Consideration to be paid to the holders of CCBI Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment to CCBI’s stockholders as a result of receiving the Merger Consideration and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities. In the event Washington Mutual elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

WASHINGTON MUTUAL, INC.

By:	/S/ TODD H. BAKER
Name:	Todd H. Baker
Title:	Executive Vice President

BRUIN ACQUISITION INC.

By:	/S/ TODD H. BAKER
Name:	Todd H. Baker
Title:	President

COMMERCIAL CAPITAL BANCORP, INC.

By:	/S/ STEPHEN H. GORDON
Name:	Stephen H. Gordon
Title:	Chairman and Chief Executive Officer

ANNEX A

CCBI SHAREHOLDER AGREEMENT

CCBI SHAREHOLDER AGREEMENT (the “Agreement”), dated as of April     , 2006, among                             , a shareholder (“Shareholder”) of Commercial Capital Bancorp, Inc., a Nevada corporation (“CCBI”), Washington Mutual, Inc., a Washington corporation (“Washington Mutual”), and, solely for purposes of the last sentence of Section 9, CCBI. All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, CCBI and Washington Mutual are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which CCBI will merge with and into a subsidiary of Washington Mutual on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of CCBI Common Stock will be converted into cash in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of CCBI Common Stock identified on Exhibit I hereto (such shares, together with all shares of CCBI Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce Washington Mutual to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of CCBI and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that at any meeting of the stockholders of CCBI, or in connection with any written consent of the stockholders of CCBI, Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (w) in favor of adoption and approval of the Merger Agreement and the Merger; (x) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of CCBI contained in the Merger Agreement or of Shareholder contained in this Agreement; (y) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement; and (z) against the election of new members of CCBI’s board of directors, other than the nominees of the majority of the board of directors in office on the date of this Agreement.

2. Proxy. Shareholder hereby irrevocably appoints as his, her or its proxy and attorney-in-fact, Todd H. Baker, Fay L. Chapman and Carey M. Brennan, in their respective capacities as officers of Washington Mutual, and any individual who shall hereafter succeed to any such officer of Washington Mutual, and any other Person designated in writing by Washington Mutual, each of them individually, with full power of substitution, to vote or execute written consents with respect to such Shareholder’s Shares in accordance with Section 1 hereof during the term of this Agreement. This proxy is coupled with an interest and shall be irrevocable during the term of this Agreement, and Shareholder will take such further action or execute such other instruments as may be reasonably requested by Washington Mutual to effectuate the intent of this proxy and hereby revokes any proxy, consent or power of attorney previously granted by such Shareholder with respect to the Shares. The foregoing proxy is subject to, and shall only become effective upon, Washington Mutual having received all necessary regulatory approvals and consents, if any, required under applicable law to exercise the voting powers granted by such proxy, as shall be determined by Washington Mutual in its judgment. Washington Mutual may terminate this proxy with respect to Shareholder and the Shares at any time at its sole election by written notice provided to such Shareholder.

3. Transfer of Shares.

(a) Prohibition on Transfers of Shares; Other Actions. Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement. Notwithstanding the foregoing in this Section 3(a), Shareholder shall expressly be permitted to make cashless exercises of the Shares in accordance with any applicable CCBI Stock Option Plan as in effect on the date hereof.

(b) Transfer of Voting Rights. Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

4. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Washington Mutual as follows:

(a) Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b) Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d) Ownership. Shareholder’s Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder except as otherwise disclosed on Exhibit I hereto. Shareholder has good and marketable title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of CCBI Common Stock owned beneficially or of record by Shareholder. Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e) Consents and Approvals. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f) Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

5. No Solicitation. Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(vi) of Section 6.08 of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to CCBI, or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of CCBI Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b), other than to recommend that stockholders of CCBI vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Washington Mutual with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 5. Nothing contained in this Section 5 shall prevent a Shareholder who is an officer or a member of the CCBI Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.

6. Notice of Acquisitions; Proposals Regarding Prohibited Transactions. Shareholder hereby agrees to notify Washington Mutual promptly (and in any event within 2 Business Days) in writing of the number of any additional shares of CCBI Common Stock or other securities of CCBI of which Shareholder acquires beneficial or record ownership on or after the date hereof. Shareholder will comply with the provisions of Section 6.08(b) of the Merger Agreement as if he, she or it were CCBI.

7. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Washington Mutual if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Washington Mutual will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Washington Mutual may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Washington Mutual’s seeking or obtaining such equitable relief.

8. Term of Agreement; Termination.

(a) The term of this Agreement shall commence on the date hereof.

(b) This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

9. Stop Transfer Order. In furtherance of this Agreement, Shareholder hereby authorizes and instructs CCBI to instruct its transfer agent to enter a stop transfer order with respect to all of Shareholder’s Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 8. CCBI agrees that as promptly as practicable after the date of this Agreement it shall give such stop transfer instructions to the transfer agent for the CCBI Common Stock.

10. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Washington Mutual:

Washington Mutual, Inc.

1201 Third Avenue

Seattle, Washington 98101

Attention: Carey M. Brennan, Esq.

Fax: (206) 490-6293

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Lee Meyerson, Esq.

                 Maripat Alpuche, Esq.

Fax: (212) 455-2502

If to CCBI to:

Commercial Capital Bancorp, Inc.

8105 Irvine Center Drive

Suite 1500

Irvine, California 92618

Attention: Stephen H. Gordon, Chairman

                 and Chief Executive Officer

Fax: (949) 585-0174

With a copy to:

Patton Boggs LLP

2550 M Street, N.W.

Washington, D.C. 20037

Attention: Norman B. Antin, Esq.

                 Jeffrey D. Haas, Esq.

Fax: (202) 457-6315

12. Miscellaneous.

(a) Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b) Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of CCBI, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of CCBI or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of CCBI.

(c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d) Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(i) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over the Litigation (as defined below) lies with the courts of the United States, any court of the United States located in the State of Delaware, for any action, suit, proceeding or investigation in any court or before any Governmental Authority (“Litigation“) arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, any claim that he, she or it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 12(e), that he, she or it or his, her or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii) Each of the parties hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by registered mail, postage prepaid, to such party at his, her or its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(iii) Each of the parties hereto expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided that consent by the parties to jurisdiction and service contained in this Section 12(e) is solely for the purpose referred to in this Section 12(e) and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

(f) Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g) Change in Control Benefits. Shareholder hereby acknowledges and agrees that: Shareholder is not and shall not be entitled to receive any amount of payment or benefit that is in excess of the Shareholder’s respective Change in Control Benefit as set forth in Section 5.03(m)(viii) of the CCBI Disclosure Schedule, and otherwise that the Change in Control Benefit (as set forth in Section 5.03(m)(viii) of the CCBI Disclosure Schedule) represents the maximum amount of payments and benefits which Shareholder has any right to receive, in each case in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under the Merger Agreement, other than the Merger Consideration Payment (as such term is defined in the Merger Agreement). In connection with the foregoing, Shareholder shall as soon as practicable after the date of this Agreement, but in no event later than one (1) Business Day prior to the day the Proxy Statement is mailed to stockholders of CCBI in accordance with Section 6.03(a) of the Merger Agreement, deliver an executed original copy of an acknowledgement and agreement that expressly provides for the foregoing, in a form to be provided by Washington Mutual as soon as practicable after the date of this Agreement, which form shall also include an acknowledgement and agreement by the Shareholder of a good faith estimate of the Shareholder’s Gross-Up Payment (as such term is defined in the Merger Agreement).

13. Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

14. Non-Competition; Non-Solicitation.

(a) In order that Washington Mutual may have and enjoy the full benefit of ownership of CCBI and the businesses it conducts following the Effective Time, Shareholder agrees that for a period of three years after the Effective Date, Shareholder will not, directly or indirectly, either as principal, manager, agent, consultant, advisor, independent contractor, officer, stockholder, partner, investor, lender or employee or in any other similar capacity:

(i) carry on, engage in or have any financial interest (including without limitation any interest in the form of voting or nonvoting equity or debt securities, partnership interests or similar securities, or warrants or options thereon) in any Person that engages in, any Competitive Business, provided that

Shareholder may acquire less than 5% of the equity of any Person so long as (A) the securities so acquired are either listed on a national securities exchange or quoted on Nasdaq or, if not so listed or quoted, Shareholder obtains prior approval for such acquisition from Washington Mutual (which prior approval will not be unreasonably withheld) and (B) such acquisition is and remains solely for investment purposes, or

(ii) hire, attempt to hire, contact or solicit with respect to hiring, any Person who is an employee of CCBI, or induce or otherwise counsel, advise or knowingly encourage any such Person to leave the employ of CCBI, provided that the foregoing shall not apply to any Person whose employment with CCBI terminated more than six months prior to the time Shareholder first solicited such Person for employment following the Effective Date.

For purposes of this Section 14, the term “Competitive Business” shall mean the business of originating, purchasing, servicing or selling (whether as broker or principal) multifamily loans or commercial real estate loans or providing services in connection with property exchanges under Section 1031 under the Internal Revenue Code of 1986, as amended, anywhere in the State of California.

(b) Shareholder acknowledges and agrees that the businesses conducted by CCBI are highly competitive and that the covenants made by Shareholder in this Section 14 are made in consideration of the payments of the Merger Consideration and as a necessary inducement for Washington Mutual to enter into the Merger Agreement and consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 14 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that, although Shareholder and Washington Mutual each consider the restrictions contained in this Section 14 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 14 is unenforceable against any party, the provisions of this Section 14 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

WASHINGTON MUTUAL, INC.

By:
Name:	Todd H. Baker
Title:	Executive Vice President

SHAREHOLDER

(Signature)

EXHIBIT I

CCBI SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of CCBI Common Stock Beneficially Owned (exclusive of unexercised stock options or warrants)	Options on CCBI Common Stock

ANNEX B

AGREEMENT OF MERGER

Agreement of Merger, dated as of April     , 2006, by and between Washington Mutual Bank (the “Acquiror Bank and Commercial Capital Bank, FSB (the “Bank”).

WlTNESSETH:

WHEREAS, the Bank is a federally chartered savings bank and a wholly owned subsidiary of Commercial Capital Bancorp, Inc. (“CCBI”); and

WHEREAS, the Acquiror Bank is a federally chartered savings bank and a wholly owned subsidiary of New American Capital, Inc., a Delaware corporation (“NACI”), which is a wholly owned by Washington Mutual, Inc. (“Washington Mutual”); and

WHEREAS, CCBI, Washington Mutual, and Bruin Acquisition Inc., a wholly owned subsidiary of Washington Mutual (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of April     , 2006 (the “Agreement”), pursuant to which Merger Sub will merge with and into CCBI (the “Parent Merger”); and

WHEREAS, the Boards of Directors of Bank and the Acquiror Bank have approved, and deem it advisable to consummate the merger provided for herein in which the Bank would merge with and into the Acquiror Bank on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements in the Agreement and herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. The Merger. Subject to the terms and conditions of this Agreement of Merger, at the Effective Time (as defined in Section 2 hereof), the separate existence of the Bank shall cease and the Bank shall merge with and into the Acquiror Bank (the “Merger”) under the laws of the United States. The Acquiror Bank shall be the surviving bank of the Merger (the “Surviving Bank”).

2. Effective Time. The Merger shall become effective on the date and at the time that the Articles of Combination are filed with the Office of Thrift Supervision (“OTS”), unless a later date and time is specified as the effective time in such Articles of Combination (the “Effective Time”).

3. Charter; Bylaws. The Federal Stock Charter (No. 4539) and Bylaws of the Acquiror Bank in effect immediately prior to the Effective Time shall be the Federal Stock Charter and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

4. Name; Offices. The name of the Surviving Bank shall be “Washington Mutual Bank.” The main office of the Surviving Bank shall be the main office of the Acquiror Bank immediately prior to the Effective Time. All branch offices of the Bank and the Acquiror Bank which were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by the Bank or the Acquiror Bank and the OTS after the date hereof. Schedule I hereto contains a list of each of the deposit taking offices of the Bank and the Acquiror Bank which shall be operated by the Surviving Bank, subject to the opening or closing of any offices which may be authorized by the Bank or the Acquiror Bank and the OTS after the date hereof.

5. Directors and Executive Officers. Upon consummation of the Merger, until changed in accordance with the Federal Stock Charter and Bylaws of the Surviving Bank, (i) the directors of the Surviving Bank shall consist of those persons who shall be directors of the Acquiror Bank immediately prior to the Effective Time, the names and residence addresses of which are set forth on Schedule II hereto and (ii) the officers of the Surviving Bank shall be the officers of the Acquiror Bank immediately prior to the Effective Time. The directors and officers of the Surviving Bank shall hold office in accordance with the Federal Stock Charter and Bylaws of the Surviving Bank.

6. Effects of the Merger. Upon consummation of the Merger, and in addition to the effects set forth at 12. C.F.R. § 552.13 and other applicable law:

(i) all rights, franchises and interests of the Bank in and to every type of property (real, personal and mixed), tangible and intangible, and chooses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by the Bank immediately prior to the Effective Time;

(ii) the Surviving Bank shall be liable for all liabilities of the Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of the Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time; and

(iii) the home office and other offices of the Surviving Bank shall be as set forth on Annex      hereto.

7. Effect on Shares of Stock.

(a) Each share of Acquiror Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b) At the Effective Time, each share of Bank common stock issued and outstanding prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled. Any shares of Bank common stock held in the treasury of the Bank immediately prior to the Effective Time shall be retired and canceled.

8. Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of the Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement of Merger, the Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement of Merger; and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Bank or otherwise to take any and all such action.

9. Counterparts. This Agreement of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

10. Governing Law. This Agreement of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the United States.

11. Amendment. Subject to applicable law, this Agreement of Merger may be amended, modified or supplemented only by written agreement of the Acquiror Bank and the Bank at any time prior to the Effective Time.

12. Waiver. Any of the terms or conditions of this Agreement of Merger may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

13. Assignment. This Agreement of Merger may not be assigned by any party hereto without the prior written consent of the other party.

14. Termination. This Agreement of Merger shall terminate upon the termination of the Agreement in accordance with its terms. This Agreement of Merger may also be terminated at any time prior to the Effective Time by an instrument executed by the Acquiror Bank and the Bank.

15. Procurement of Approvals. The Acquiror Bank and the Bank shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement of Merger, subject to and in accordance with the applicable provisions of the Agreement, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the OTS as may be required by applicable laws and regulations.

16. Conditions Precedent. The obligations of the parties under this Agreement of Merger shall be subject to: (i) receipt of approval of the Merger from all governmental and banking authorities whose approval is required; (ii) receipt of any necessary regulatory approval to operate the main office and the branch offices of the Bank as offices of the Surviving Bank; and (iii) the consummation of the Parent Merger pursuant to the Agreement on or before the Effective Time.

17. Effectiveness of Agreement. Notwithstanding anything to the contrary contained herein, the execution and delivery of this Agreement of Merger by the parties hereto shall not be deemed to be effective unless and until the requirements of 12 C.F.R. § 552.13 are met.

18. Entire Agreement. Except as otherwise set forth in this Agreement of Merger and the Agreement, this Agreement of Merger (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, each of the Acquiror Bank and the Bank has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers.

COMMERCIAL CAPITAL BANK, FSB

By:
Name:
Title:

WASHINGTON MUTUAL BANK

By:
Name:
Title:

ANNEX C

TENANT ESTOPPEL LETTER

                    , 2006

Washington Mutual, Inc.

1201 Third Avenue

Seattle, Washington 98101

Re:	, as amended (“Lease”) by and between (“Landlord”) and (“Tenant”) for the premises commonly known as (“Premises”)

Dear                     :

In connection with the acquisition of Commercial Capital Bancorp, Inc. and its subsidiaries, by Washington Mutual, Inc. (“Assignee”), and the corresponding assignment of the above referenced Lease, the undersigned Tenant hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

1. Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

2. Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Tenant and which is in full force and effect.

3. Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. The Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant. If the landlord named in the Lease is other than Landlord, Tenant has received notice of the assignment to Landlord of the landlord’s interest in the Lease and Tenant recognizes Landlord as the landlord under the Lease.

4. No rent under the Lease has been paid more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount of $            . (If none, state “NONE”). Tenant is not entitled to rent concessions or free rent.

5. All conditions and obligations of Landlord relating to completion of tenant improvements and making the Premises ready for occupancy by Tenant have been satisfied or performed and all other conditions and obligations under the Lease to be satisfied or performed by Landlord as of the date hereof have been fully satisfied or performed.

6. There exists no defense to, or right of offset against, enforcement of the Lease by Landlord. Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

7. Tenant has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

8. Except as specifically stated herein, Tenant has not been granted (a) any option to extend the term of the Lease; (b) any option to expand the Premises or to lease additional space with in the Premises; (c) any right to terminate the Lease prior to its stated expiration; or (d) any option or right of first refusal to purchase the Premises or any part thereof.

9. Tenant acknowledges having been notified that Landlord’s interest in and to the Lease has been, or will be, assigned to Assignee. Until further notice from Landlord, however, Tenant will continue to make all payments under the Lease to Landlord and otherwise look solely to Landlord for the performance of the Landlord’s obligations under the Lease.

The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.

Very truly yours,

[TENANT]

By:
Name:
Title:

SCHEDULE A

LEASE

ANNEX D

LANDLORD ESTOPPEL LETTER

__________, 2006

Washington Mutual, Inc.

1201 Third Avenue

Seattle, Washington 98101

Re:	, as amended (“Lease”) by and between (“Landlord”) and (“Tenant”) for the premises commonly known as (“Premises”)

Dear                     :

In connection with the acquisition of Commercial Capital Bancorp, Inc. and its subsidiaries by Washington Mutual, Inc. (“Assignee”), and the corresponding assignment of the above referenced Lease, the undersigned Landlord hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

1. Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

2. Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Landlord and which is in full force and effect.

3. Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. To the Landlord’s knowledge, the Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.

4. No rent under the Lease has been paid to Landlord more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount $            . (If none, state “NONE”). Tenant is not entitled to rent concessions or free rent.

5. All conditions and obligations under the Lease to be satisfied or performed by Landlord and Tenant as of the date hereof have been fully satisfied or performed.

6. Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

7. Landlord has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

8. Except as specifically stated herein, Tenant has not been granted (a) any option to extend the term of the Lease, except as set forth in the Lease.

The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.

Very truly yours,

[LANDLORD]

By:
Name:
Title:

SCHEDULE A

LEASE

Annex B

April 23, 2006

Board of Directors

Commercial Capital Bancorp, Inc.

8105 Irvine Center Drive, 15th Floor

Irvine, California 92618

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.001 per share (“Company Common Stock”), of Commercial Capital Bancorp, Inc. (the “Company”), other than the shareholders of the Company who enter into a Shareholder Agreement with Washington Mutual, Inc. (“Washington Mutual”) as contemplated by the Merger Agreement (as defined below) (the “Shareholder Agreement Signatories”), of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of April 23, 2006 (the “Merger Agreement”), among Washington Mutual, Bruin Acquisition Inc., a subsidiary of Washington Mutual (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which the Company will be the surviving corporation and each outstanding share of Company Common Stock will be converted into the right to receive $16.00 in cash (the “Consideration”).

In arriving at our opinion, we have reviewed the Merger Agreement and certain related documents, as well as certain publicly available business and financial information relating to the Company. We also have reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company, and have met with the management of the Company to discuss the business and prospects of the Company. We also have considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Company, and we have considered, to the extent publicly available, the financial terms of certain other business combinations which have been effected or announced. We also have considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company that we have reviewed, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We further have assumed, with your consent, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement therein. We have not been requested to make, and we have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. In addition, we are not experts in the evaluation of loan or lease portfolios or allowances for losses with respect thereto, have not been requested to conduct, and have not conducted, a review of individual credit files, and have been advised and therefore have assumed that such allowances for the Company are in the aggregate adequate to cover such losses. Our opinion addresses only the fairness, from a financial point of view,

Board of Directors

Commercial Capital Bancorp, Inc.

April 23, 2006

to the holders of Company Common Stock, other than the Shareholder Agreement Signatories, of the Consideration to be received in the Merger and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to Company, nor does it address the underlying business decision of the Company to proceed with the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. We and our affiliates in the past have provided and in the future may provide financial and investment banking services to the Company and Washington Mutual, unrelated to the proposed Merger, for which services we and our affiliates have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and such affiliates’ own accounts and the accounts of customers, equity, debt and other securities, and financial instruments (including bank loans and other obligations) of the Company, Washington Mutual and any other entities that may be involved in the Merger, and accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock, other than the Shareholder Agreement Signatories, in the Merger is fair to such holders from a financial point of view.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

Annex C

April 23, 2006

Board of Directors

Commercial Capital Bancorp, Inc.

8105 Irvine Center Drive

15th Floor

Irvine, CA 92618

Ladies and Gentlemen:

Commercial Capital Bancorp, Inc. (“Commercial Capital”), Washington Mutual, Inc. (“Washington Mutual”) and Bruin Acquisition Inc. (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of April 23, 2006 (the “Agreement”), pursuant to which Merger Sub will merge with and into Commercial Capital with Commercial Capital as the surviving corporation (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of Commercial Capital common stock, $0.001 par value per share, (the “CCBI Common Stock”) issued and outstanding immediately prior to the Merger, other than certain shares specified in the Agreement, will be converted into the right to receive $16.00 in cash, without interest (the “Merger Consideration”). In addition, each Commercial Capital stock option (the “CCBI Options”), which is outstanding and unexercised immediately prior to the Merger, whether vested or unvested, will be cancelled and exchanged for the right to receive a single lump sum cash payment equal to the product of (i) the number of shares of CCBI Common Stock subject to such CCBI Option immediately prior to the Merger and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such CCBI Option less any applicable taxes. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of CCBI Common Stock, other than the shareholders of Commercial Capital who enter into a shareholder agreement with Washington Mutual as contemplated by the Agreement (the “Shareholder Agreement Signatories”).

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Commercial Capital that we deemed relevant, including Commercial Capital’s results for the quarter ended March 31, 2006; (iii) certain publicly available financial statements and other historical financial information of Washington Mutual that we deemed relevant in determining Washington Mutual’s financial capacity to undertake the Merger; (iv) internal financial forecasts for Commercial Capital as furnished by and reviewed with senior management of Commercial Capital; (v) to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry; (vi) the current market environment generally and the banking environment in particular; and (vii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Commercial Capital the business, financial condition, results of operations, prospects and ongoing litigation of Commercial Capital.

† Sandler O’Neill + Partners, L.P.	† www.SANDLERONEILL.com
919 Third Avenue, 6th Floor, New York, NY 10022
P: (212) 466-7800 F: (212) 466-7888

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Commercial Capital or their representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the senior management of Commercial Capital that it is not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Commercial Capital or any of its subsidiaries, or the ability to collect any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Commercial Capital nor have we reviewed any individual credit files relating to Commercial Capital. We have assumed, with your consent, that the allowance for loan losses for Commercial Capital is adequate to cover such losses. With respect to the financial forecasts for Commercial Capital used by Sandler O’Neill in its analyses, the senior management of Commercial Capital confirmed to us that those projections and estimates (including any assumptions related to such projections and estimates) reflected the best currently available estimates and judgments of the future financial performances of Commercial Capital. We assumed that the financial performances reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial forecasts or the assumptions on which they are based.

We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Commercial Capital and Washington Mutual since the date of the most recently available financial statements. We have assumed in all respects material to our analysis that Commercial Capital and Washington Mutual will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements will not be waived. Finally, with your consent, we have relied upon the advice Commercial Capital has obtained from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to the prices at which the common stock of Commercial Capital or Washington Mutual may trade at any time.

We have acted as Commercial Capital’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. Commercial Capital has also agreed to indemnify us against certain liabilities arising out of our engagement. As we have advised you previously, in the past we have provided certain investment banking services to Washington Mutual and have received compensation for such services, and may provide additional investment banking services to Washington Mutual in the future for which we may receive compensation. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Commercial Capital and Washington Mutual and their affiliates. We may also actively trade the equity and/or debt securities of Commercial Capital and Washington Mutual and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

2

Our opinion is directed to the Board of Directors of Commercial Capital in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Commercial Capital as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Agreement. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of CCBI Common Stock, other than the Shareholder Agreement Signatories and does not address the underlying business decision of Commercial Capital to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Commercial Capital or the effect of any other transaction in which Commercial Capital might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the holders of CCBI Common Stock, other than the Shareholder Agreement Signatories, is fair to such shareholders from a financial point of view.

Very truly yours,

3

COMMERCIAL CAPITAL BANCORP, INC.

SPECIAL MEETING OF STOCKHOLDERS

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 25, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE

REVOKED PRIOR TO ITS EXERCISE

The undersigned stockholder(s) of Commercial Capital Bancorp, Inc., a Nevada corporation (the “Company”), hereby appoints Stephen H. Gordon and James H. Leonetti, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full powers of substitution, and hereby authorize(s) them and each of them, to represent the undersigned and to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on Tuesday, July 25, 2006, at 9:00 a.m. Pacific Daylight Time, at the Irvine/Orange County Airport Hilton, located at 18800 MacArthur Boulevard, Irvine, California 92612, and at any and all adjournments thereof, as set forth on the reverse side.

This Proxy Is Solicited By

the Board of Directors of Commercial Capital Bancorp, Inc.

and the Board of Directors Recommends

a Vote “For” Proposal 1 and a Vote “For” Proposal 2

(Continued, and to be signed on the other side)

PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE

POSTAGE PREPAID ENVELOPE PROVIDED

Please mark your votes as indicated in this example ☒

1.	Proposal to approve and adopt the agreement and plan of merger, dated as of April 23, 2006, among Washington Mutual, Inc., Bruin Acquisition Inc. and Commercial Capital Bancorp, Inc.	☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Proposal to grant discretionary authority to adjourn the special meeting if necessary to permit further solicitations of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the agreement and plan of merger	☐ FOR	☐ AGAINST	☐ ABSTAIN

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” Proposal 1 and “FOR” Proposal 2. If any other business is presented at the special meeting, this proxy will be voted by the proxy holder(s) in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the special meeting.

The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of a notice of special meeting of stockholders and of a proxy statement dated June 26, 2006.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Signature(s)	Dated , 2006

NOTE: Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Submit Your Proxy by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone proxies may be submitted through 11:59 PM Pacific Daylight Time the day prior to the day of the special meeting.

Your Internet or telephone proxy authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone Voting

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-877-412-6959, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed.

OR

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Visit the Internet voting Web site at http://proxy.georgeson.com. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges.

OR

Voting By Mail

Simply sign and date your proxy card and return it in the postage-paid envelope to Georgeson Inc., Wall Street Station, P.O. Box 1100, New York, NY 10269-0646. If you are voting by telephone or the Internet, please do not mail your proxy card.

If you submit your proxy by Internet or by telephone,

You do NOT need to mail back your proxy card.